UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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XETA TECHNOLOGIES, INC.
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XETA TECHNOLOGIES, INC.

April 18, 2011

To the Shareholders of XETA Technologies, Inc.:

You are cordially invited to attend a special meeting of shareholders of XETA Technologies, Inc., an Oklahoma corporation (“XETA,” “we,” “us” or “our”) to be held on May 26, 2011 at 10:00 a.m., Central time, at XETA’s principal executive offices, 1814 W. Tacoma Street, Broken Arrow, Oklahoma 74012.

On February 8, 2011, we entered into the Agreement and Plan of Merger among PAETEC Holding Corp. (“PAETEC”) and Hera Corporation, an indirect wholly-owned subsidiary of PAETEC (the “merger agreement”). If the transactions contemplated by the merger agreement are completed, we will become an indirect wholly-owned subsidiary of PAETEC, and you will be entitled to receive $5.50 per share in cash, without interest and less any required withholding taxes, for each share of XETA common stock, $0.001 par value (the “common shares”), that you own at the time of the merger.

After careful consideration, our board of directors, acting on the recommendation of a special committee of independent directors consisting of Eric Grimshaw, S. Lee Crawley and Ozarslan Tangun, unanimously approved the merger agreement and the merger and related transactions and unanimously determined that the merger is advisable and fair to, and in the best interests of, XETA shareholders. Our board of directors unanimously recommends that you vote “FOR” the proposal to approve and adopt the merger agreement.

The merger cannot be completed unless shareholders holding at least a majority of the outstanding common shares on the record date approve and adopt the merger agreement. The completion of the merger is also subject to the satisfaction or waiver of other conditions. More information about the merger is contained in the accompanying proxy statement.

We encourage you to read the accompanying proxy statement in its entirety because it explains the proposed merger, the documents related to the merger and other related matters.

Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your common shares are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you should instruct your broker, dealer, commercial bank, trust company or other nominee how to vote in accordance with the voting instructions that will be furnished to you by your broker, dealer, commercial bank, trust company or other nominee.

We appreciate your support of XETA.

Sincerely,

Ronald L. Siegenthaler
Chairman of the Board

The merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy or accuracy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated April 18, 2011 and is first being mailed to shareholders on or about April 18, 2011.

XETA TECHNOLOGIES, INC.
1814 W. Tacoma Street
Broken Arrow, Oklahoma 74012
(918) 664-8200

TO THE SHAREHOLDERS OF XETA TECHNOLOGIES, INC.:

NOTICE IS HEREBY GIVEN that the special meeting of shareholders of XETA Technologies, Inc., an Oklahoma corporation, will be held on May 26, 2011 at 10:00 a.m., Central time, at XETA’s principal executive offices, 1814 W. Tacoma Street, Broken Arrow, Oklahoma 74012 for the following purposes:

1. To approve and adopt the Agreement and Plan of Merger, dated as of February 8, 2011 by and among XETA Technologies, Inc., an Oklahoma corporation (“XETA,” “we,” “us” or “our”), PAETEC Holding Corp., a Delaware corporation (“PAETEC”), and Hera Corporation, an Oklahoma corporation and an indirect wholly-owned subsidiary of PAETEC (the “merger agreement”);

2. To approve an adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies for the adoption of the merger agreement; and

3. To transact any other business as may properly come before the special meeting and at any adjournment or postponement of the special meeting.

For more information about the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the merger agreement attached as Annex A.

The board of directors has fixed the close of business on April 5, 2011 as the record date for the determination of shareholders entitled to notice of and to vote at this special meeting and at any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of shareholders entitled to vote at the meeting will be available for examination by any shareholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 1814 W. Tacoma Street, Broken Arrow, Oklahoma.

Please submit your proxy or voting instructions as soon as possible to make sure that your shares are represented and voted at the special meeting, whether or not you plan to attend the special meeting. Whether you attend the special meeting or not, you may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting a proxy either by mail, the Internet or telephone with a later date or by appearing at the special meeting and voting in person. You may revoke a proxy by any of these methods, regardless of the method used to deliver your previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy. If you are a participant in the XETA Technologies Stock Fund under the XETA Technologies, Inc. 401(k) plan, you may instruct the 401(k) plan trustee how to vote the common shares credited to your account as of the record date by following the directions on the reverse side of the enclosed proxy card, except that voting instructions from plan participants must be received no later than 5:00 p.m., Central time on May 25, 2011.

XETA shareholders who do not vote in favor of the approval and adoption of the merger agreement will have the right to seek appraisal and the fair value of their shares, but only if they perfect their appraisal rights by complying with the required procedures under Oklahoma law. See “Approval of the Merger Agreement — Appraisal Rights” beginning on page 46 of the accompanying proxy statement.

All shareholders are cordially invited to attend the special meeting.

By order of the board of directors,

Robert B. Wagner
Corporate Secretary

SUMMARY VOTING INSTRUCTIONS

Ensure that your XETA common shares can be voted at the special meeting by submitting your proxy or contacting your broker, dealer, commercial bank, trust company or other nominee.

If your XETA common shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee: check the voting instructions that will be forwarded to you by your broker, dealer, commercial bank, trust company or other nominee to see which voting options are available or contact your broker, dealer, commercial bank, trust company or other nominee in order to obtain directions as to how to ensure that your common shares are voted with respect to the proposals at the special meeting.

If you are a participant in the XETA Technologies Stock Fund under the XETA Technologies, Inc. 401(k) plan: you may instruct the 401(k) plan trustee how to vote the common shares credited to your account as of the record date by following the directions on the reverse side of the enclosed proxy card, except that voting instructions from plan participants must be received no later than 5:00 p.m., Central time on May 25, 2011.

If your XETA common shares are registered in your name: submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your common shares can be voted in favor of the proposals at the special meeting.

Instructions regarding Internet voting are included on the proxy card.

For additional questions about the merger, assistance in submitting proxies or voting XETA common shares, or to request additional copies of the proxy statement or the enclosed proxy card, please contact:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SPECIAL SHAREHOLDERS’ MEETING TO BE HELD ON MAY 26, 2011

The following proxy materials for the special meeting of shareholders are available at www.proxyvote.com:

1. The proxy statement for the special meeting of shareholders; and

2. The form of proxy card being distributed to shareholders in connection with the special meeting of shareholders.

-i-

-ii-

XETA TECHNOLOGIES, INC.
1814 W. Tacoma Street
Broken Arrow, Oklahoma 74012
(918) 664-8200

PROXY STATEMENT

This proxy statement contains information related to a special meeting of shareholders of XETA Technologies, Inc., an Oklahoma corporation (“XETA,” “we,” “us” or “our”) to be held on May 26, 2011, at 10:00 a.m., Central time, at XETA’s principal executive offices, 1814 W. Tacoma Street, Broken Arrow, Oklahoma 74012 and at any adjournments or postponements thereof. We are furnishing this proxy statement to shareholders of XETA as part of the solicitation of proxies by XETA’s board of directors for use at the special meeting. This proxy statement is dated April 18, 2011 and is first being mailed to shareholders on or about April 18, 2011.

SUMMARY

This summary highlights selected information in this proxy statement and may not contain all the information about the merger that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary. You should carefully read this proxy statement in its entirety, including the annexes and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the special meeting.

The Companies
(page 18)

XETA Technologies, Inc.

XETA Technologies, Inc.
1814 W. Tacoma Street
Broken Arrow, Oklahoma 74012
(918) 664-8200

We are an Oklahoma corporation and a leading provider of advanced communications solutions with nationwide sales and service applications including voice messaging, wireless voice and data solutions, video applications, contact center solutions, unified communication and high speed internet access solutions. We market our products and services to a variety of companies, such as enterprise-class multi-location, mid-market and large companies located throughout the United States. We also market our solutions and services to several vertical markets such as hospitality, education, federal government and healthcare. We sell and/or support communications solutions produced by several manufacturers including Avaya, Inc., Mitel Corporation, Samsung Business Communications Systems, Juniper Networks, Polycom, Microsoft and ShoreTel Corporation. Our professional services offerings include network architecture and engineering, contact center consulting, wireless solution architecture, information security consulting, proactive network monitoring, network remediation and help desk services. We deliver our services through a nationwide network of company-employed design engineers, service technicians and qualified third party service providers. Our service delivery is coordinated in our contact center, located at our headquarters in Broken Arrow, Oklahoma, and our network operations center is located in Hazelwood, Missouri.

PAETEC Holding Corp.

PAETEC Holding Corp.
One PAETEC Plaza
600 Willowbrook Office Park
Fairport, New York 14450
(585) 340-2500

PAETEC Holding Corp., which we refer to as PAETEC, is a Delaware corporation. PAETEC is a communications services and solutions provider guided by the principle that delivering superior customer service is the key to competing successfully with other communications services providers. PAETEC’s primary business, as operated through its various subsidiaries, is providing business end-user customers in metropolitan areas with a package of integrated communications services that encompasses data services, including broadband Internet access services and virtual private network services, and voice services, including local telephone services and domestic and international long distance services.

Hera Corporation

Hera Corporation
One PAETEC Plaza
600 Willowbrook Office Park
Fairport, New York 14450
(585) 340-2500

Hera Corporation, which we refer to as Merger Sub, is an Oklahoma corporation and, to date, has engaged in no activities other than those incident to its formation and to the transactions contemplated by the merger agreement, described below. Merger Sub is an indirect wholly-owned subsidiary of PAETEC. Upon consummation of the proposed merger, Merger Sub will merge with and into XETA and will cease to exist, with XETA surviving the merger as an indirect wholly-owned subsidiary of PAETEC.

The Special Meeting

Purpose (page 15)

The special meeting will be held on May 26, 2011 starting at 10:00 a.m., Central time, at XETA’s principal executive offices, 1814 W. Tacoma Street, Broken Arrow, Oklahoma 74012. At the special meeting, shareholders will be asked to consider and vote upon a proposal to approve and adopt the merger agreement and if necessary or appropriate, to adjourn or postpone the special meeting to solicit additional proxies. In connection with the merger, each of our outstanding common shares (other than any common shares (i) held by PAETEC, Merger Sub or any of PAETEC’s other subsidiaries, (ii) held in our treasury or by any of our subsidiaries, or (iii) held by shareholders who perfect appraisal rights under Oklahoma law) will be converted into the right to receive $5.50 per share in cash, without interest and less any required withholding taxes.

We do not expect that any matter other than the proposal to approve and adopt the merger agreement will be brought before the special meeting. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Required Vote (page 15)

All shareholders of record at the close of business on the record date, which was April 5, 2011, are entitled to receive notice of, to attend, and to vote at the special meeting. On that date, there were 10,779,707 XETA common shares outstanding and entitled to vote. You may cast one vote for each XETA common share that you owned on that date. Approval and adoption of the merger agreement requires the affirmative vote of holders of at least a majority of XETA’s common shares outstanding and entitled to vote at the special meeting. Adjournment or postponement of the special meeting requires the affirmative vote of holders of a majority of our common shares present in person or represented by proxy at the special meeting and entitled to vote, whether or not a quorum is present. With respect to any matter other than the approval of the merger agreement or the adjournment or postponement of the special meeting, approval of such matter requires that holders of more of XETA’s common shares vote in favor of the proposal than vote against the proposal.

The presence at the special meeting, either in person or by proxy, of holders of one-third of our total outstanding common shares entitled to be voted at the special meeting will constitute a quorum for purposes of the special meeting. Abstentions and broker non-votes will be counted as common shares present at the special meeting for purposes of determining whether a quorum is present.

Proxies; Revocation (page 17)

Our shareholders of record entitled to vote at the special meeting may vote by returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope; submitting a proxy by telephone or on the Internet; or by attending and voting at the special meeting. If your common shares are held in “street name” by a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your common shares using the instructions provided by that bank, brokerage firm or other nominee.

If you do not provide your broker, dealer, commercial bank, trust company or other nominee with instructions on how to vote your shares, your common shares will not be voted, which will have the same effect as voting “AGAINST” the approval and adoption of the merger agreement.

If you properly transmit your proxy, but do not indicate how you want to vote, your proxy will be voted “FOR” the approval and adoption of the merger agreement and “FOR” any postponement or adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

If you are a participant in the XETA Technologies Stock Fund under the XETA Technologies, Inc. Retirement Plan, which we refer to as the 401(k) plan, you may instruct the 401(k) plan trustee how to vote the common shares credited to your account as of the record date. Please follow the directions on the reverse side of the enclosed proxy card, except that voting instructions from plan participants must be received no later than 5:00 p.m., Central time on May 25, 2011. Participants in the 401(k) plan must vote through the Bank of Oklahoma, the 401(k) plan trustee, and may not vote the common shares held on their behalf by telephone, the Internet or in person at the special meeting.

If a participant’s voting instructions are not received by 5:00 p.m., Central time on May 25, 2011 or if a participant signs and returns his or her proxy card without instructions marked in the boxes, the plan trustee will vote the participant’s interest in the shares of common stock in the same proportion as other shares of our common stock held in the XETA Technologies Stock Fund for which the plan trustee received timely instructions.

Any proxy may be revoked at any time prior to its exercise by your filing a written revocation of your proxy with our corporate secretary, by properly delivering a later-dated proxy either by mail, the Internet or telephone or attending the special meeting in person and voting. You also may revoke your proxy by delivering a notice of revocation to our corporate secretary prior to the vote at the special meeting. Simply attending the special meeting, however, will not revoke your proxy. If your shares are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

The Merger
(page 52)

On the closing date, upon the terms and subject to the conditions of the merger agreement, and in accordance with Oklahoma law, Merger Sub will be merged with and into XETA, with XETA surviving the merger as an indirect wholly-owned subsidiary of PAETEC. The merger of Merger Sub and XETA will become effective under all applicable laws at the time a certificate of merger is accepted for filing by the Secretary of State of the State of Oklahoma.

Payment for Common Shares
(page 53)

Computershare Trust Company N.A. has been appointed as the exchange agent to coordinate the payment of the merger consideration to our shareholders. The exchange agent will send written instructions for surrendering your XETA common share certificates, if your common shares are certificated, and obtaining the merger consideration after we have completed the merger. Do not return your common share certificates with your proxy card and do not forward your common share certificates to the exchange agent prior to receipt of the written instructions. If you hold uncertificated XETA common shares (i.e., you hold your shares in book entry), you will automatically receive your cash consideration as soon as practicable after the effective time of the merger without any further action required on your part.

Treatment of Options, Warrants and Restricted Shares
(page 40)

Options to purchase common shares outstanding immediately prior to the effective time of the merger shall become fully vested immediately prior to the effective time of the merger, except that with respect to options granted to our four senior executives on December 28, 2010, only 50% of the 215,000 total shares covered by such options (i.e., 107,500 shares) will vest; the remaining 50% of the shares covered by such options will not vest. All options will be cancelled upon consummation of the merger.

The holders of vested options will be entitled to receive (in each case, less any required withholding tax and in accordance with the terms of their respective agreements) an amount equal to the product of

•	the total number of common shares that would have been acquired upon the exercise of the option, multiplied by

•	the excess, if any, of the merger consideration over the exercise price to acquire a common share under such option.

If the exercise price per share of any option equals or exceeds the applicable merger consideration, this amount shall be zero.

In May 2010, in connection with an acquisition we made, we granted to the seller warrants, exercisable immediately, to purchase up to 150,000 common shares at an exercise price of $3.77 per share. The warrant agreement contains terms and provisions for a net-issuance cashless exercise, and we understand that prior to the merger, the holder intends to fully exercise its warrant through such net-issuance cashless exercise.

Immediately prior to the effective time of the merger, all remaining forfeiture restrictions applicable to our restricted share awards will expire and the holders thereof will be entitled to receive the $5.50 per share merger consideration with respect to each share, less applicable tax withholdings.

Our Share Price
(page 67)

Our common shares are currently traded on the NASDAQ Global Market under the symbol “XETA.” On February 8, 2011, the trading day prior to announcement of the signing of the merger agreement, the closing price per common share was $3.84. The $5.50 per share to be paid for each XETA common share in the merger represents a premium of approximately 43% to the closing price on February 8, 2011. On April 14, 2011, the last trading day before the printing of this proxy statement, the closing price per share was $5.46.

Recommendation of our Board of Directors and Special Committee; Reasons for Recommending the Approval and Adoption of the Merger Agreement
(page 27)

The special committee of independent directors of our board of directors (which we refer to in this proxy statement as the “special committee”) that was appointed to review and evaluate the merger has unanimously determined that the merger agreement is in the best interests of XETA and our shareholders, and recommended to our full board of directors that the board of directors approve the merger agreement. After considering the unanimous recommendation of the special committee, on February 8, 2011, our board of directors (all of whom were unaffiliated with PAETEC) unanimously determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of and are fair to XETA and its shareholders, and approved the merger agreement and the transactions contemplated thereby. Accordingly, our board of directors recommends that our shareholders vote “FOR” approval and adoption of the merger agreement.

In adopting the merger agreement and making the determination to recommend that the merger agreement be approved and adopted, our board of directors consulted with our management, as well as its financial and legal advisors, and considered a number of factors that our board of directors believed supported its decision. In particular, our board of directors reviewed the possible alternatives to any acquisition, an acquisition by PAETEC and perceived risks of those alternatives, the range of potential benefits to shareholders of these alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and concluded that none of these alternatives were reasonably likely to present superior opportunities for XETA to create greater value for shareholders, taking into account risks to the successful completion of a transaction as well as regulatory, business, competitive, industry and market risks. For a further description of the reasons our board of directors recommends the approval and adoption of the merger agreement, you should refer to “Approval of the Merger Agreement — Recommendation of Our Board of Directors and Special Committee; Our Reasons for the Merger” on pages 27-30.

Background of the Merger
(page 19)

For a description of the events leading to the adoption of the merger agreement by the special committee and our board of directors, you should refer to “Approval of the Merger Agreement — Background of the Merger.”

Opinion of Stifel, Nicolaus & Company, Incorporated
(page 30)

On February 8, 2011, Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus Weisel”) rendered its oral opinion to our board of directors (which was subsequently confirmed in writing by delivery of Stifel Nicolaus Weisel’s written opinion dated the same date) to the effect that, as of February 8, 2011 and based upon and subject to the procedures followed, assumptions made, matters considered and limitations of the review undertaken in its written opinion, the $5.50 per share to be received by holders of XETA common shares pursuant to the merger agreement was fair to such holders, from a financial point of view (the “Opinion”).

The full text of the written Opinion of Stifel Nicolaus Weisel is attached to this proxy statement as Annex B. We encourage you to read this Opinion carefully in its entirety for a complete description of the procedures followed, assumptions made, matters considered, qualifications and limitations on review undertaken and other matters considered by Stifel Nicolaus Weisel in preparing its Opinion. Stifel Nicolaus Weisel provided its Opinion for the information and assistance of our board of directors in connection with its consideration of the financial terms of the merger. Stifel Nicolaus Weisel’s Opinion is not a recommendation as to how any shareholder should vote with respect to the merger.

Pursuant to the terms of Stifel Nicolaus Weisel’s engagement letter with us, we paid Stifel Nicolaus Weisel a retainer fee of $100,000 and a fee of $500,000 upon the delivery of its Opinion, and neither of such fees was contingent upon consummation of the merger. Stifel Nicolaus Weisel will receive a transaction fee of $1.0 million upon consummation of the merger, which amount will be reduced by the retainer fee and opinion fee that we have previously paid. XETA has also agreed to reimburse Stifel Nicolaus Weisel for its reasonable expenses (not to exceed $75,000, other than as approved by XETA) and to indemnify Stifel Nicolaus Weisel and certain related parties against certain liabilities and expenses related to or arising out of Stifel Nicolaus Weisel’s engagement, including liabilities under federal securities laws.

Financing of the Merger
(page 39)

Consummation of the merger and the other transactions contemplated by the merger agreement are not conditioned upon PAETEC or Merger Sub obtaining any financing. As of the date of this proxy statement, PAETEC has sufficient funds to complete the merger. See “Approval of the Merger Agreement — Financing of the Merger” beginning on page 39.

Interests of XETA Directors and Executive Officers in the Merger
(page 39)

Members of our board of directors and our executive officers may have interests in the transactions contemplated by the merger agreement that differ from, or are in addition to, those of our other shareholders. For example:

•	as of April 5, 2011, XETA’s directors and executive officers (and affiliates and affiliated investment entities) owned in the aggregate 2,100,161 common shares (including vested and unvested restricted shares, but excluding common shares issuable upon the exercise of options to purchase common shares);

•	as of April 5, 2011, XETA’s directors and executive officers held stock options to purchase 555,900 common shares in the aggregate, having exercise prices ranging from $1.59 to $4.30 per share and an aggregate weighted average exercise price of $2.68 per common share. At the effective time of the merger, each holder of an option will be entitled to receive (except for holders of options granted on December 28, 2011 that will vest with respect to only 50% of the shares covered by such options), an amount equal to the excess, if any, of $5.50, without interest, over the exercise price per share of such option, less any required withholding taxes;

•	as of April 5, 2011, XETA’s executive officers and directors held outstanding restricted shares covering 24,843 common shares in the aggregate. All unvested restricted shares held by XETA’s employees, including its executive officers, will fully vest immediately prior to the effective time of the merger and represent rights to receive, in lieu thereof, the merger consideration pursuant to the terms of the merger agreement;

•	our current and former directors and officers will continue to be indemnified and will have the benefit of liability insurance until six years after the effective time of the merger;

•	in connection with the execution of the merger agreement, Ronald L. Siegenthaler, our Chairman of the Board, Greg D. Forrest, our Chief Executive Officer and President and a director, and Patara Capital, LP, an entity affiliated with Ozarslan A. Tangun, a director of XETA, who together represent, in the aggregate, beneficial ownership of approximately 16% of the outstanding common shares, each, solely in his or its capacity as a shareholder of XETA, entered into separate voting agreements, pursuant to which they agreed to vote common shares for which they have the right to vote in favor of approval and adoption of the merger agreement and the transactions contemplated by the merger agreement and in favor of any postponement or adjournment of the special meeting to solicit additional proxies; and

•	if the merger is consummated, any shareholder derivative claims that are currently pending or that are brought against the directors and officers of XETA by current shareholders would likely be extinguished.

Conditions to the Merger
(page 61)

We are working to complete the merger as soon as possible. The merger is subject to the satisfaction of several conditions, including the conditions described immediately below. As such, we cannot predict the exact time of the merger’s completion.

The completion of the merger depends on satisfaction of the conditions below:

•	approval by the holders of a majority of the outstanding common shares entitled to vote on the merger;

•	receipt of required antitrust or regulatory approvals, if any;

•	the absence of any law, regulation, order or injunction prohibiting the merger;

•	the accuracy of the other party’s representations and warranties (subject to customary materiality qualifiers and other qualifying disclosures which are not necessarily reflected in the merger agreement);

•	the other party’s compliance with its covenants and agreements contained in the merger agreement;

•	the aggregate number of appraisal shares being less than 15% of the outstanding common shares as of the record date for the special shareholders’ meeting; and

•	there not having been a material adverse effect on the business, financial condition or results of operations of XETA and its subsidiaries (subject to certain limitations) or the ability of XETA to consummate the transactions under the merger agreement, which has not been cured.

Where legally permissible, a party may waive a condition to its obligation to complete the merger even though that condition has not been satisfied. Neither XETA, PAETEC nor Merger Sub, however, has any intention to waive any condition as of the date of this proxy statement.

Termination of the Merger Agreement
(page 62)

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after shareholder approval has been obtained, as follows (subject to certain limitations set forth in the merger agreement):

•	by the mutual written consent of PATEC, Merger Sub and us;

•	by either PAETEC or us if:

•	the merger has not been consummated by July 31, 2011, and the party seeking to terminate has not materially breached its representations, warranties or covenants under the merger agreement in any manner that caused or resulted in the failure of the merger to be consummated by such time;

•	a court with competent jurisdiction or a governmental authority issues a final non-appealable order, decree or ruling that permanently restrains, enjoins or prohibits the merger and the party seeking to terminate has complied with its obligation to use its reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the merger, including its obligation to obtain certain governmental consents; or

•	the merger agreement is not adopted by the XETA shareholders;

•	by us if:

•	PAETEC or Merger Sub materially breaches any of their representations, warranties or covenants in the merger agreement such that the conditions to closing cannot be satisfied and such breach is not cured before the earlier of (i) 30 days after XETA gives notice to PAETEC and (ii) July 31, 2011, and so long as XETA has not materially breached any of its representations, warranties or covenants; or

•	subject to certain limitations and the payment of a termination fee (see “Termination Fee” below), and provided that we have not breached the non-solicitation provisions set forth in the merger agreement (including the obligation to negotiate in good faith with PAETEC to make adjustments to the terms and conditions of the merger agreement for a period of five business days), our board of directors either (i) withdraws or modifies its recommendation regarding the merger or (ii) approves a superior proposal (after determining in good faith (following consultation with outside counsel) that the failure to do so would be inconsistent with our board’s fiduciary duties under applicable law and after taking into account any amendments to the merger agreement that PAETEC agreed to make) and concurrently with such termination we enter into an acquisition agreement regarding such superior proposal;

•	by PAETEC if:

•	XETA materially breaches any of its representations, warranties or covenants in the merger agreement such that the conditions to closing cannot be satisfied and such breach is not cured before the earlier of (i) 30 days after PAETEC gives notice to XETA and (ii) July 31, 2011, and so long as PAETEC or Merger Sub has not materially breached any of its representations, warranties or covenants; or

•	our board of directors withdraws or modifies its recommendation regarding the merger.

Termination Fee
(page 63)

Under certain circumstances in connection with the termination of the merger agreement, we will be required to pay to PAETEC a termination fee of $1.92 million.

Voting Agreements
(page 64)

Concurrently with the execution and delivery of the merger agreement, Ronald L. Siegenthaler, our Chairman of the Board, Greg D. Forrest, our Chief Executive Officer and President and a director, and Patara Capital, LP, an entity affiliated with Ozarslan A. Tangun, a director of XETA, who together represent, in the aggregate, beneficial ownership of approximately 16% of the outstanding common shares (who are together referred to as the “Signing Shareholders”), each, solely in his or its capacity as a shareholder of XETA, entered into separate voting agreements with PAETEC. Under the voting agreements, the Signing Shareholders have agreed to vote, or cause to be voted, common shares for which they have the right to vote in favor of the approval and adoption of the merger agreement, in favor of any postponement or adjournment of the special meeting to solicit additional proxies, against certain other acquisition proposals, against certain extraordinary transactions involving XETA (including any reorganization, recapitalization, liquidation or winding-up of XETA) and against any action of XETA requiring the approval of XETA’s shareholders that would adversely affect the consummation of the transactions contemplated by the merger agreement.

In the voting agreements, the Signing Shareholders have agreed not to, on or after the date of the voting agreements, among other things, grant any proxies or enter into any arrangement to vote any of their common shares, sell, assign, transfer, encumber or dispose of any of their common shares or attempt to execute any statutory appraisal or similar rights with regard to their common shares. The Signing Shareholders also have agreed not to knowingly take any action to solicit or initiate other acquisition proposals or to engage in negotiations with any person the Signing Shareholder knows is considering making, has made, or has agreed to endorse, another acquisition proposal. Each voting agreement will terminate upon the earliest to occur of (i) the termination of the merger agreement in accordance with its terms or (ii) the effective time of the merger.

Certain Material United States Federal Income Tax Consequences
(page 48)

The exchange of shares for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder, as defined on page 48, who receives cash for common shares pursuant to the merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the common shares. Such gain or loss will be capital gain or loss if the common shares were a capital asset of the U.S. Holder, and will be long-term capital gain or loss if such U.S. Holder’s holding period for the common shares is more than one year at the time of the exchange of such holder’s common shares for cash. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. There are limitations on the deductibility of capital losses. However, subject to certain exceptions, a Non-U.S. Holder, as defined on page 49, will generally not be subject to U.S. federal income tax on any gain or loss recognized as a result of the merger.

You should read “Approval of the Merger Agreement — Certain Material United States Federal Income Tax Consequences” beginning on page 48 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor regarding the tax consequences of the merger to you.

Appraisal Rights
(page 46 and Annex C)

If the merger is consummated, persons who are then shareholders will have certain rights under Oklahoma law to dissent and demand appraisal of, and payment in cash of the fair value of, their common shares. Any common shares held by a person who demands appraisal of such common shares and who complies with the applicable provisions of Oklahoma law shall not be converted into the right to receive merger consideration. Such appraisal rights, if the statutory procedures are complied with, will lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the merger) required to be paid in cash to such dissenting shareholders for their common shares. The value so determined could be more or less than, or the same as, the purchase price per share pursuant to the consideration per share to be paid in the merger.

You should read “Approval of the Merger Agreement — Appraisal Rights” beginning on page 46 for a more complete discussion of the appraisal rights in relation to the merger as well as Annex C which contains a full text of the applicable Oklahoma statute.

Regulatory Matters
(page 45)

Under the merger agreement, each of the parties has agreed to use its reasonable best efforts to complete the merger, including making filings with and obtaining all necessary approvals and consents from various federal and state governmental authorities. We do not expect that the completion of the merger will be subject to any federal or state regulatory requirements other than filings under applicable securities laws and the filing of certain merger documents with the Secretary of State of the State of Oklahoma. The parties have determined that approvals under applicable antitrust laws or regulations (such as the Hart-Scott-Rodino Antitrust Improvements Act of 1976) will not be required in order to complete the merger. If any such additional governmental approvals or actions are required, we expect that those approvals or actions will be sought by the parties. There can be no assurance, however, that any additional approvals or actions will be obtained. For a description of the obligations of XETA, PAETEC and Merger Sub related to third party consents and regulatory approvals, see “The Merger Agreement — Additional Agreements — Consents and Release of Liens” and “— Government Filings; Efforts” beginning on page 60.

Delisting and Deregistration of Common Shares
(page 50)

If the merger is completed, XETA common shares will be delisted from the NASDAQ Global Market and deregistered under the Securities Exchange Act of 1934, as amended, and our common shares will no longer be publicly traded.

Litigation Relating to the Merger
(page 50)

In February 2011, XETA, PAETEC, Merger Sub and the XETA directors were named defendants in three purported class action lawsuits filed in the State District Court of Tulsa County, Oklahoma, brought on behalf of proposed classes consisting of holders of our common shares: Petterson v. XETA Technologies, Inc., et al., No. CJ-2011-00838; Capel v. Forrest, et al., No. CJ-2011-00848; and Gasker v. XETA Technologies, Inc., et al., No. CJ-2011-00914. The lawsuits alleged that our directors breached their fiduciary duties to our shareholders by allegedly violating duties of care, loyalty, good faith and independence; failing to properly value XETA; failing to take steps to maximize the value of XETA to our shareholders; failing to protect against conflicts of interest; and failing to adequately consider potential buyers other than PAETEC. The complaints also alleged that XETA and PAETEC aided and abetted in our directors’ alleged breach of their fiduciary duties.

On March 8, 2011, the Court entered an order, consented to by all parties, consolidating the three cases under the caption In re XETA Technologies, Inc. Purported Class Action Litigation, Master File No. CJ-2011-00838. On March 23, 2011, the plaintiffs filed a consolidated petition with the Court containing many of the same allegations made in the previous lawsuits, but also alleging that we failed to disclose to our shareholders all material information relating to the proposed transaction. The relief sought by the plaintiffs under the consolidated petition includes a declaration that the action was properly maintainable as a derivative and class action, unspecified money damages, equitable relief that would delay or enjoin the merger and an award of attorneys’ fees and costs of litigation.

As of April 13, 2011, counsel for the defendants and the plaintiffs entered into a memorandum of understanding outlining the terms of an agreement to settle and dismiss the consolidated lawsuit. Under the terms of the proposed settlement, XETA has agreed to make certain supplemental disclosures concerning the merger, which are contained in this proxy statement. The proposed settlement is subject to the execution of a stipulation of settlement, confirmatory discovery, consummation of the merger and Court approval.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a shareholder. Please refer to the summary of the merger agreement and the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement.

Q:	What matters will be voted on at the special meeting?

A:	You will vote on proposals to approve and adopt the merger agreement, to adjourn or postpone the special meeting (if necessary or appropriate) to solicit additional proxies and to transact such other business as may properly come before the special meeting.

Q:	As a shareholder, what will I receive in the merger?

A:	You will be entitled to receive $5.50 in cash, without interest thereon and less any applicable withholding tax, for each XETA common share that you own immediately prior to the effective time of the merger as described in the merger agreement.

Q:	When and where is the special meeting of our shareholders?

A:	The special meeting of shareholders will be held on May 26, 2011, at 10:00 a.m., Central time, at XETA’s principal executive offices, 1814 W. Tacoma Street, Broken Arrow, Oklahoma 74012.

Q:	What vote of our shareholders is required to approve and adopt the merger agreement?

A:	For us to complete the merger, shareholders holding at least a majority of XETA’s common shares outstanding and entitled to vote at the special meeting must vote “FOR” the proposal to approve and adopt the merger agreement.

At the close of business on the record date, 10,779,707 common shares were outstanding.

Q:	What vote of our shareholders is required to adjourn or postpone the special meeting?

A:	Approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of holders of a majority of our common shares present in person or represented by proxy at the special meeting and entitled to vote, whether or not a quorum is present. A failure to attend the special meeting and vote your shares of common stock or failure to submit a proxy will have no effect on the outcome of any vote to adjourn or postpone the special meeting. However, an abstention or a broker non-vote will have the same effect as voting “AGAINST” any proposal to adjourn or postpone the special meeting.

Q:	Who can attend and vote at the special meeting?

A:	All shareholders of record as of the close of business on April 5, 2011, the record date for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, or any postponement or adjournment thereof. If you wish to attend the special meeting and your shares are held in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you will need to bring a copy of your voting instruction card or statement reflecting your share ownership as of the record date. “Street name” holders who wish to vote at the special meeting will need to obtain a legal proxy from the broker, dealer, commercial bank, trust company or other nominee that holds their common shares. Seating will be limited at the special meeting. Admission to the special meeting will be on a first-come, first-served basis.

Q:	How does our board of directors recommend that I vote?

A:	Our board of directors, acting on the recommendation of a special committee of independent directors appointed to review and evaluate the merger, unanimously recommends that our shareholders vote “FOR” the proposal to approve and adopt the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A:	Yes. XETA shareholders who do not vote in favor of approval and adoption of the merger agreement will have the right to seek appraisal and the fair value of their shares if the merger closes, but only if they perfect their appraisal rights by complying with the required procedures under Oklahoma law. See “Approval of the Merger Agreement — Appraisal Rights” beginning on page 46 of this proxy statement. For the full text of Section 18-1091 of the Oklahoma General Corporation Act, please see Annex C hereto.

Q:	How do I cast my vote if I am a holder of record?

A:	If you were a holder of record on April 5, 2011, you may vote by returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope; submitting a proxy by telephone or on the Internet; or by attending and voting at the special meeting. If your common shares are held in “street name” by a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your common shares using the instructions provided by that bank, brokerage firm or other nominee.

If you properly transmit your proxy, but do not indicate how you want to vote, your proxy will be voted “FOR” the approval and adoption of the merger agreement and “FOR” any postponement or adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

XETA does not expect that any matters other than the adoption of the merger agreement and any adjournment or postponement of the special meeting, if necessary, will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their judgment.

Q:	How do I cast my vote if my XETA shares are held in “street name” by my broker, dealer, commercial bank, trust company or other nominee?

A:	If you hold your shares in “street name,” which means your common shares are held of record on April 5, 2011 by a broker, dealer, commercial bank, trust company or other nominee, you must provide the record holder of your common shares with instructions on how to vote your common shares in accordance with the voting directions that will be provided to you by your broker, dealer, commercial bank, trust company or other nominee. If you do not provide your broker, dealer, commercial bank, trust company or other nominee with instructions on how to vote your shares, your common shares will not be voted, which will have the same effect as voting “AGAINST” the approval and adoption of the merger agreement. Please refer to the voting instructions that will be provided to you by your broker, dealer, commercial bank, trust company or other nominee to see if you may submit voting instructions using the Internet or telephone.

Q:	How do I vote the common shares that I hold through XETA’s 401(k) Retirement Plan?

A:	If you are a participant in the XETA Technologies Stock Fund under the XETA Technologies, Inc. Retirement Plan, which we refer to as the 401(k) plan, you may instruct the 401(k) plan trustee how to vote the common shares credited to your account as of the record date. Please follow the directions on the reverse side of the enclosed proxy card, except that voting instructions from plan participants must be received no later than 5:00 p.m., Central time on May 25, 2011. Participants in the 401(k) plan must vote through the Bank of Oklahoma, the 401(k) plan trustee, and may not vote the common shares held on their behalf by telephone, the Internet or in person at the special meeting.

If a participant’s voting instructions are not received by 5:00 p.m., Central time on May 25, 2011 or a participant signs and returns his or her proxy card without instructions marked in the boxes, the plan trustee will vote the participant’s interest in the shares of common stock in the same proportion as other shares of our common stock held in the XETA Technologies Stock Fund for which the plan trustee received timely instructions.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at the special meeting by properly delivering a later-dated proxy either by mail, the Internet or telephone or attending the special meeting in person and voting. You also may revoke your proxy by delivering a notice of revocation to our corporate secretary prior to the vote at the special meeting. Simply attending the special meeting, however, will not revoke your proxy. If your shares are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

Q:	What should I do if I receive more than one set of voting materials?

A.	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your common shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold common shares. If you are a holder of record and your common shares are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction card that you receive.

Q:	If I am a holder of certificated XETA common shares, should I send in my share certificates now?

A:	No. Promptly after the merger is completed, each holder of record as of the time of the merger will be sent written instructions for exchanging their share certificates for the merger consideration. These instructions will tell you how and where to send in your certificates for your cash consideration. You will receive your cash payment after the exchange agent receives your share certificates and any other documents requested in the instructions. Please do not send certificates with your proxy.

Holders of uncertificated XETA common shares (i.e., holders whose shares are held in book entry) will automatically receive their cash consideration as soon as practicable after the effective time of the merger without any further action required on the part of such holders.

Q:	When is the merger expected to be completed?

A:	We are working to complete the merger as quickly as possible and anticipate closing the merger during the third quarter of our fiscal 2011. In order to complete the merger, we must obtain shareholder approval and the other closing conditions under the merger agreement must be satisfied or waived.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact MacKenzie Partners, Inc. toll-free at (800) 322-2885, collect at (212) 929-5500 or by email at proxy@mackenziepartners.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of XETA and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including statements about the ability to complete the proposed transaction; the expected benefits and costs of the transaction; management plans relating to the transaction; the expected timing of the completion of the transaction; the expected outcome of certain litigation relating to the merger; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that, prior to the completion of the transaction, XETA’s business may not perform as expected due to transaction-related uncertainty or other factors; that integration strategies cannot be successfully implemented; and other risks that are set forth in XETA’s filings with the SEC, which are available without charge at www.sec.gov. XETA assumes no obligation and does not intend to update these forward-looking statements.

THE SPECIAL MEETING

We are furnishing this proxy statement to XETA shareholders as part of the solicitation of proxies by the XETA board of directors for use at the special meeting.

Date, Time and Place

We will hold the special meeting on May 26, 2011, at 10:00 a.m., Central time, at XETA’s principal executive offices, 1814 W. Tacoma Street, Broken Arrow, Oklahoma 74012. Seating will be limited to shareholders. Admission to the special meeting will be on a first-come, first-served basis.

Purpose of the Special Meeting

The special meeting is being held for the following purposes:

•	to approve and adopt the merger agreement (see “Approval of the Merger Agreement” beginning on page 18);

•	to approve an adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies for adoption of the merger agreement; and

•	to transact any other business that is properly brought before the special meeting or any reconvened meeting after any adjournment or postponement of the meeting.

Recommendation of Our Board of Directors and Special Committee

XETA’s board of directors, acting on the recommendation of a special committee of independent directors appointed to review and evaluate the merger, unanimously recommends that our shareholders vote “FOR” the approval and adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Record Date; Shareholders Entitled to Vote; Quorum

Only holders of record of XETA common shares at the close of business on April 5, 2011, the record date, are entitled to notice of and to vote at the special meeting. On the record date, April 5, 2011, 10,779,707 XETA common shares were issued and outstanding and held by 180 holders of record. Holders of record of XETA common shares on the record date are entitled to one vote per common share at the special meeting on each proposal. For 10 days prior to the meeting, a complete list of shareholders entitled to vote at the meeting will be available for examination by any shareholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 1814 W. Tacoma Street, Broken Arrow, Oklahoma 74012.

A quorum is necessary to hold a valid special meeting. Under our certificate of incorporation, a quorum will be present at the special meeting if holders of one-third of our total outstanding common shares entitled to be voted at the special meeting are present, in person or by proxy.

Vote Required

Approval of the Merger Agreement

The approval and adoption of the merger agreement by our shareholders requires the affirmative vote of the holders of at least a majority of XETA’s common shares outstanding and entitled to vote at the special meeting, either in person or by proxy.

Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of XETA common shares outstanding, if you (i) fail to submit a proxy, (ii) fail to vote in person at the special meeting, (iii) abstain or (iv) fail to provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Adjournment or Postponement of the Special Meeting

The adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, requires the affirmative vote of holders of a majority of our common shares present in person or represented by proxy at the special meeting and entitled to vote on the matter, whether or not a quorum is present. Because the affirmative vote required to approve a proposal to adjourn or postpone the special meeting is based upon the total number of XETA common shares represented at the meeting and because abstentions and broker non-votes will be counted as common shares present at the special meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” a proposal to adjourn or postpone the special meeting. However, a failure to vote your common shares will have no effect on the outcome of any vote to adjourn or postpone the special meeting. Any signed proxies received by us for which no voting instructions are provided on the matter will be voted “FOR” an adjournment or postponement of the special meeting to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. However, if the adjournment is for 30 days or more, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting will be given to each shareholder of record entitled to notice of and to vote at the meeting.

Other Proposals

The approval of any other items properly brought before the special meeting requires that holders of more of XETA’s common shares vote in favor of the proposal than vote against the proposal, unless the item is one for which a different vote is required by Oklahoma law or XETA’s bylaws.

Voting Procedures

Voting by Proxy or in Person at the Special Meeting

Holders of record can ensure that their common shares are voted at the special meeting or any postponement or adjournment of the special meeting by completing, signing, dating and delivering the enclosed proxy card in the enclosed postage-paid envelope. Submitting by this method or voting by telephone or the Internet as described below will not affect your right to attend the special meeting and to vote in person. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Simply attending the special meeting, however, will not revoke your proxy.

If you hold your shares in “street name,” which means your common shares are held of record on April 5, 2011 by a broker, dealer, commercial bank, trust company or other nominee, you must provide the record holder of your common shares with instructions on how to vote your common shares in accordance with the voting directions provided by your broker, dealer, commercial bank, trust company or other nominee. If you do not provide your broker, dealer, commercial bank, trust company or other nominee with instructions on how to vote your shares, your common shares will not be voted, which will have the same effect as voting “AGAINST” the approval and adoption of the merger agreement. Please refer to the voting instruction card that will be sent to you by your broker, dealer, commercial bank, trust company or other nominee to see if you may submit voting instructions using the Internet or telephone. If you wish to vote your common shares held in “street name” at the special meeting, you must bring to the special meeting a proxy from the record holder of the common shares authorizing you to vote at the special meeting.

If you are a participant in the XETA Technologies Stock Fund under the XETA Technologies, Inc. Retirement Plan, which we refer to as the 401(k) plan, you may instruct the 401(k) plan trustee how to vote the common shares credited to your account as of the record date. Please follow the directions on the reverse side of the enclosed proxy card, except that voting instructions from plan participants must be received no later than 5:00 p.m., Central time on May 25, 2011. Participants in the 401(k) plan must vote through the

Bank of Oklahoma, the 401(k) plan trustee, and may not vote the common shares held on their behalf by telephone, the Internet or in person at the special meeting.

Telephone and Internet Voting

Our holders of record and many shareholders who hold their common shares through a broker, dealer, commercial bank, trust company or other nominee will have the option to submit their proxy cards or voting instruction cards electronically by telephone or the Internet. Please note that there are separate arrangements for using the telephone depending on whether your common shares are registered in our records in your name or in the name of a broker, dealer, commercial bank, trust company or other nominee. Some brokers, dealers, commercial banks, trust companies or other nominees may also allow voting through the Internet. If you hold your common shares through a broker, bank or other nominee, you should check the voting instructions that will be forwarded to you by your broker, dealer, commercial bank, trust company or other nominee to see which options are available.

Please read and follow the instructions on your proxy or voting instruction card carefully.

Other Business

We do not expect that any matter other than the proposal to approve and adopt the merger agreement will be brought before the special meeting. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Revocation of Proxies

Submitting a proxy on the enclosed form does not preclude a shareholder from voting in person at the special meeting. A shareholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting a proxy by mail, the Internet or telephone with a later date or by appearing at the special meeting and voting in person. A shareholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the shareholder’s previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your common shares are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

Solicitation of Proxies

XETA has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting for a fee of $12,000, plus reimbursement of reasonable out-of-pocket expenses. XETA’s directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. XETA will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of common shares that the brokers and fiduciaries hold of record. Upon request, XETA will reimburse them for their reasonable out-of-pocket expenses. All other expenses of the solicitation of proxies will be borne by XETA, except that under the merger agreement, we and PAETEC have each agreed to pay 50% of (i) the SEC and other filing fees incident to the proxy materials for this special meeting and (ii) the costs and expenses associated with printing the proxy materials.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact MacKenzie Partners, Inc. toll-free at (800) 322-2885, collect at (212) 929-5500 or by email at proxy@mackenziepartners.com.

APPROVAL OF THE MERGER AGREEMENT

The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

The Companies

XETA Technologies, Inc.

1814 W. Tacoma Street
Broken Arrow, Oklahoma 74012
(918) 664-8200

We are an Oklahoma corporation and a leading provider of advanced communications solutions with nationwide sales and service applications including voice messaging, wireless voice and data solutions, video applications, contact center solutions, unified communication and high speed internet access solutions. We market our products and services to a variety of companies, such as enterprise-class multi-location, mid-market and large companies located throughout the United States. We also market our solutions and services to several vertical markets such as hospitality, education, federal government and healthcare. We sell and/or support communications solutions produced by several manufacturers including Avaya, Inc., Mitel Corporation, Samsung Business Communications Systems, Juniper Networks, Polycom, Microsoft and ShoreTel Corporation. Our professional services offerings include network architecture and engineering, contact center consulting, wireless solution architecture, information security consulting, proactive network monitoring, network remediation and help desk services. We deliver our services through a nationwide network of company-employed design engineers, service technicians and qualified third party service providers. Our service delivery is coordinated in our contact center, located at our headquarters in Broken Arrow, Oklahoma, and our network operations center is located in Hazelwood, Missouri.

Our common shares are listed on the NASDAQ Global Market under the symbol “XETA.”

PAETEC Holding Corp.

One PAETEC Plaza
600 Willowbrook Office Park
Fairport, New York 14450
(585) 340-2500

PAETEC Holding Corp., which we refer to as PAETEC, is a Delaware corporation. PAETEC is a communications services and solutions provider guided by the principle that delivering superior customer service is the key to competing successfully with other communications services providers. PAETEC’s primary business, as operated through its various subsidiaries, is providing business end-user customers in metropolitan areas with a package of integrated communications services that encompasses data services, including broadband Internet access services and virtual private network services, and voice services, including local telephone services and domestic and international long distance services.

Hera Corporation

One PAETEC Plaza
600 Willowbrook Office Park
Fairport, New York 14450
(585) 340-2500

Hera Corporation, which we refer to as Merger Sub, is an Oklahoma corporation and, to date, has engaged in no activities other than those incident to its formation and to the transactions contemplated by the merger agreement, described below. Merger Sub is an indirect wholly-owned subsidiary of PAETEC. Upon consummation of the proposed merger, Merger Sub will merge with and into XETA and will cease to exist.

Overview of the Transaction

XETA, PAETEC and Merger Sub entered into the merger agreement on February 8, 2011. In the merger agreement, PAETEC agreed to acquire XETA through a merger of Merger Sub with and into XETA, with XETA surviving as an indirect wholly-owned subsidiary of PAETEC. The following will occur in connection with the merger:

•	each of our common shares issued and outstanding immediately prior to the effective time of the merger (other than common shares held in the treasury of XETA or held by PAETEC or any direct or indirect wholly-owned subsidiary of XETA or PAETEC, or held by shareholders of XETA who are entitled to demand and who properly demand and perfect appraisal of such common shares pursuant to, and who comply in all material respects with, Section 18-1091 of the Oklahoma General Corporation Act (which shall be treated as described under “— Appraisal Rights” below)), will by virtue of the merger, and without action by the holder thereof, be cancelled and converted into the right to receive $5.50 per common share;

•	all common shares so converted will, by virtue of the merger, be cancelled, and each holder of a certificate representing any shares of XETA common stock will cease to have any rights with respect thereto, except the right to receive the $5.50 per share merger consideration upon surrender of such certificate;

•	each outstanding share of common stock of Merger Sub will be converted into one fully paid and non-assessable share of common stock, par value $0.001 per share, of XETA as the surviving corporation;

•	XETA shareholders (other than PAETEC or any direct or indirect wholly-owned subsidiary of PAETEC) will no longer have any interest in, and no longer be shareholders of, XETA, and will not participate in any of our future earnings or growth;

•	our common shares will no longer be listed on the NASDAQ Global Market and price quotations with respect to our common shares in the public market will no longer be available; and

•	the registration of our common shares under the Securities Exchange Act of 1934, as amended, will be terminated.

Management and Board of Directors of the Surviving Corporation

It is expected that the directors of Merger Sub immediately prior to the effective time will be the initial directors of the surviving corporation and the officers of Merger Sub immediately prior to the effective time will be initial officers of the surviving corporation.

Background of the Merger

As part of the ongoing evaluation of our business, our board of directors and members of our senior management regularly review and assess opportunities to achieve long-term strategic goals, including potential opportunities for business combinations, acquisitions, dispositions, internal restructurings and other strategic alternatives.

During June 2010, Greg D. Forrest, our chief executive officer, was contacted by the president and chief executive officer of a privately-held integrated communications and managed services provider, which we refer to as Company A, regarding a potential commercial transaction or business relationship between Company A and XETA. On June 15, 2010, Company A and XETA entered into a Mutual Nondisclosure Agreement to better assure the protection and preservation of the confidential or proprietary information to be disclosed to or shared with each other. These commercial discussions turned to discussions regarding a possible business combination or strategic alliance involving XETA and Company A. For the remainder of June, at industry conferences and through telephone calls, the two individuals discussed the potential benefits and disadvantages of such a business combination. During this time, Mr. Forrest discussed these conversations with certain members of our board of directors and our regular outside legal counsel, Barber & Bartz, PC. On June 28, 2010, Mr. Forrest was told by the president of Company A that a written proposal regarding a strategic combination between the two companies would be sent to him shortly.

On July 12, 2010, Mr. Forrest received a written non-binding unsolicited indication of interest and proposal from Company A, setting forth the general business terms of a proposed strategic acquisition transaction with XETA and proposing an acquisition consideration of $4.50 cash per share; this proposal was conditioned upon a number of assumptions, including XETA having $6.5 million in cash and no outstanding debt as of June 30, 2010. To assist XETA in analyzing this proposal and evaluating strategic alternatives that may be available for our company, certain members of our board of directors discussed engaging an independent investment banking firm and forming a special committee of independent directors to analyze and evaluate these strategic alternatives. Management and certain members of the board of directors of XETA conferred during this time on a day-to-day basis with attorneys at Barber & Bartz.

XETA management at this time had been involved to a significant extent in evaluating and negotiating a number of potential acquisitions of other businesses. At a telephonic special meeting held on July 16, 2010, our board of directors determined, for reasons of resource allocation and process efficiency, to approve the establishment of a special committee of the board, to be composed of independent, disinterested directors, to consider whether the company should pursue strategic alternatives and to oversee further negotiations with Company A.

At XETA’s regularly scheduled two-day board meeting held on July 21-22, 2010 in Tulsa, the board reviewed the qualifications of the directors and concluded that S. Lee Crawley, Eric Grimshaw and Ozarslan A. Tangun were independent and disinterested. The board then organized the special committee (the “special committee”), appointed Messrs. Crawley, Grimshaw and Tangun to serve as the members of the special committee, and designated Mr. Grimshaw as its chairman. Mr. Grimshaw was selected chairman of the special committee principally due to his many years’ experience as a corporate and securities lawyer representing publicly-held companies.

The board also authorized the special committee to (a) retain an investment bank to assist it in considering strategic alternatives and advise the board regarding any potential acquisitions that might result from such process; (b) retain such other advisors as the committee might deem appropriate; (c) negotiate the terms of a proposed transaction; (d) consider the fairness of any proposed transaction or any alternative transaction to XETA and its shareholders and report its recommendation to the full board; and (e) take all other actions that the special committee deemed necessary or desirable in connection with the foregoing.

Following the July 21st session of the two-day board meeting, Mr. Forrest contacted the president of Company A and explained to him the process that the board was undertaking.

In January 2010, we engaged Michael Carney, a former investment banker, as a consultant to assist our corporate development efforts, in financial analysis of acquisition opportunities and post-acquisition integration strategy and implementation. For his services, Mr. Carney was paid $10,000 per month, plus reimbursement of his out-of-pocket expenses. He also received $49,000 in 2010 as incentive compensation under a formula based on the value of completed acquisitions and other performance factors. Because we had limited sources of capital for cash acquisitions of businesses, in June 2010, Mr. Forrest asked Mr. Carney for his recommendations of qualified investment bankers to advise our management on capital-raising alternatives to fund our future acquisitions. From Mr. Carney’s experience as an investment banker, Mr. Carney knew that a senior banker at another investment banking firm, Stifel Nicolaus Weisel, had significant experience and expertise in XETA’s industry sector, although Mr. Carney had not had any business collaborations with this senior banker.

Mr. Carney recommended to Mr. Forrest that he meet with representatives of Stifel Nicolaus Weisel to discuss potential capital raising alternatives for our future acquisitions. In June and July 2010, Mr. Forrest met with representatives of Stifel Nicolaus Weisel on this topic and asked them after this meeting to make a presentation to our board of directors at an upcoming meeting. At the July 22nd session of our two-day board meeting, as scheduled, representatives of Stifel Nicolaus Weisel met with our board of directors and made a presentation on capital raising alternatives to fund future acquisitions.

Immediately following the July 22nd session of the board meeting, the special committee held its first meeting and invited Mr. Carney, and afterwards, the Stifel Nicolaus Weisel representatives, to participate in the meeting. The committee members first met with Mr. Carney and asked him about any prior relationships that he had with Stifel Nicolaus Weisel. Next, the special committee discussed with one of the representatives of Stifel Nicolaus Weisel whether Stifel Nicolaus Weisel could serve as financial advisor to the special committee regarding its evaluation of strategic alternatives for XETA.

Prior to the meetings referenced above, Stifel Nicolaus Weisel had not been engaged to perform any services for XETA, and other than the senior banker’s acquaintance with Mr. Carney, Stifel Nicolaus Weisel did not have any relationship with XETA.

On July 26, 2010, the special committee retained Mayer Brown LLP as its special legal counsel. Mayer Brown had from time to time previously advised our company on a limited basis, when requested, regarding specified securities law disclosure matters.

On July 28, 2010, at a telephonic meeting of the special committee, the special committee members interviewed representatives of Stifel Nicolaus Weisel for the purpose of discussing the retention of Stifel Nicolaus Weisel to assist the committee in evaluating strategic alternatives. Attorneys from Mayer Brown and Barber & Bartz also attended this telephonic meeting.

The special committee had scheduled an interview for August 2, 2010, with another investment banking firm regarding such firm’s serving as financial advisor, but approximately three days prior to that interview, the firm informed the special committee that it was cancelling the interview and withdrawing its name from consideration, citing as reasons its lack of capacity and capabilities at that time to serve as financial advisor in connection with an engagement of this nature.

On August 2, 2010, the special committee met in the offices of Barber & Bartz in Tulsa (Mr. Tangun was out of the United States and attended by telephone). At this meeting, representatives of Mayer Brown and Barber & Bartz advised the special committee members with regard to their legal duties and responsibilities and their fiduciary obligations. Following this meeting, Mr. Grimshaw contacted Stifel Nicolaus Weisel representatives and advised them that they had been retained by the special committee.

On August 5, 2010, at a telephonic meeting of the special committee, the special committee discussed with Stifel Nicolaus Weisel a process for proceeding ahead and directed Stifel Nicolaus Weisel to be the point of contact for the company in discussions with Company A. At this meeting, Stifel Nicolaus Weisel and the special committee also discussed options for maximizing value for XETA’s shareholders, including a managed auction process. The special committee determined to meet on Monday of every week by telephone conference or other means to update its members and advisors regarding the progress of negotiations and other pertinent matters.

For each subsequent meeting of the special committee, representatives of Stifel Nicolaus Weisel and representatives of Barber & Bartz and Mayer Brown attended each meeting. Between the date of the formation of the special committee on July 21, 2010, and February 8, 2011, the date the definitive merger agreement with PAETEC was executed, the special committee met a total of 39 times.

On August 9, 2010, the special committee held a telephonic meeting and heard the results of Stifel Nicolaus Weisel’s conversations with Company A’s president. At this meeting, Stifel Nicolaus Weisel informed the committee that the president of Company A was not inclined to participate in an auction process for XETA. The committee members also discussed with Stifel Nicolaus Weisel matters pertaining to XETA’s valuation. At the next special committee meetings held on August 16 and 20, 2010, the committee discussed with Stifel Nicolaus Weisel the status of discussions with Company A. During this time, Stifel Nicolaus Weisel met with our management and assisted with an analysis of our long-term business plan.

At a special committee telephonic meeting held on August 26, 2010 and at the request of the special committee, Stifel Nicolaus Weisel made a presentation to the special committee members, and discussed preliminary valuation considerations and an overview of certain strategic alternatives available to the company, based upon its analysis to that date. The special committee reviewed these various strategic alternatives, including (i) maintaining the status quo and operating the business as it has been operated, (ii) having the company pursue an active acquisition program and (iii) a sale of the company, either for cash or for stock, to a strategic or financial buyer. The special committee then discussed the advantages and disadvantages of each alternative, including timing, execution risk and the ongoing consolidation trends in XETA’s industry sectors, as well as our company’s strengths and weaknesses and relative position in our marketplace compared to our competitors. Stifel Nicolaus Weisel reviewed with the special committee members certain suggested potential parties to be contacted about interest in a strategic transaction with XETA.

In numerous telephone conference meetings of the special committee and its advisors during the remainder of August and through mid-September, the special committee reviewed multiple drafts of a confidential information memorandum regarding XETA to be sent to interested third parties that had executed confidentiality agreements satisfactory to us, and monitored the continuing discussions between Stifel Nicolaus Weisel and Company A. On September 1, 2010, as a result of its working with our management regarding XETA’s long-term business plan, Stifel Nicolaus Weisel provided the special committee with a revised preliminary financial analysis.

At the request of the special committee, Stifel Nicolaus Weisel representatives had informed Company A of the timeline that would be required in order for the special committee and its advisors to sufficiently review and analyze the requisite information for an evaluation of strategic alternatives, and to return with recommendations for the full board of directors. Substantive discussions with Company A were also delayed due to negotiations regarding the terms of a confidentiality agreement sufficient for XETA’s interests. On September 15, 2010, a new confidentiality agreement was executed by XETA and Company A, and the prior June 15, 2010 confidentiality agreement was terminated. Shortly thereafter, XETA began sharing financial data and related information requested by Company A.

On September 16, 2010, with the concurrence of the other members of the special committee, Mr. Tangun held a meeting with the president of Company A in Dallas, Texas, and discussed with the president certain background and high-level information regarding XETA and Company A.

During the remainder of September and into October, Stifel Nicolaus Weisel contacted by telephone approximately 42 potential strategic and financial buyers regarding their interest in reviewing information concerning a possible transaction. Stifel Nicolaus Weisel notified these potential buyers of an October 14, 2010 deadline to submit their initial indicative bids.

On October 14, 2010, an initial indicative bid was received from Company B, a strategic party backed by a financial sponsor, which provided for an indicative price range of $3.54 to $4.41 per share. Following October 14th, Stifel Nicolaus Weisel contacted an additional five potential interested parties, making a total of 47 potential buyers contacted.

During October, the special committee met regularly and heard reports from Stifel Nicolaus Weisel regarding negotiations and discussions with Company A, as well as the status of indications of interest from other potential interested parties.

On October 21, 2010, Company A indicated orally that it would be willing to make an indicative offer for all of XETA’s equity in an all-cash transaction of $5.35 per share, but that its offer was dependent on its gaining exclusivity with XETA in order for Company A to complete its due diligence and negotiate and finalize a transaction. At the special committee telephonic meeting on October 22, 2010, the committee determined that it would take this indicative offer to the full XETA board, although it would need to receive a written preliminary offer from Company A.

On October 28, 2010, at a regular meeting of the board of directors at XETA’s headquarters in Broken Arrow, the full board heard a report from the special committee on the progress and current status of the process. Representatives from Stifel Nicolaus Weisel, Barber & Bartz and Mayer Brown attended this board meeting. The representatives from Stifel Nicolaus Weisel discussed with the board members certain strategic alternatives available to the company and its financial analysis. Mayer Brown and Barber & Bartz advised the full board regarding their fiduciary duties.

Later that day, representatives of Stephens Inc., investment bankers for PAETEC, contacted Greg Forrest to express interest in pursuing a transaction with XETA. PAETEC was one of the companies that had been initially contacted by Stifel Nicolaus Weisel on behalf of the special committee, but it had indicated at that time that it was not interested in pursuing a transaction with XETA.

On November 2, 2010, at the request of the special committee, Stifel Nicolaus Weisel responded to Company A, and informed Company A that if Company A could improve its indicative offer to $5.50 cash per share, XETA would be willing to grant Company A exclusivity for a short period of time in order to negotiate a transaction with XETA. On November 3, Company A submitted a written preliminary proposal and indication of interest to XETA, but its indicative offer price remained at $5.35 per share. The special committee held a telephonic meeting on November 3 with its advisors and determined that the president of Company A should be invited to come to Broken Arrow and meet with XETA management to see if Company A could improve its price.

In early November 2010, the special committee authorized our management to work with Stifel Nicolaus Weisel and begin assembling and implementing an electronic due diligence data room for the potential buyers’ due diligence purposes.

On November 8, 2010, at a special committee telephonic meeting, the committee decided that it would be appropriate to move forward with Company A on an exclusive basis for a short period of time, but because a limited exclusivity period was a condition to proceeding with Company A, the committee determined that it would present Company A’s proposal to our board of directors and recommend this approach to our board.

On November 9, 2010, at a special telephonic meeting of our board of directors, the board authorized the special committee to negotiate a non-binding letter of intent with Company A having a limited, binding exclusivity provision.

On November 11, 2010, an initial indicative bid was received from Company C, a strategic party, which evidenced an initial indicative range of $4.24 to $4.85 per share.

On November 15, 2010, following negotiations with Company A, we executed a non-binding letter of intent with Company A. The letter of intent contained an indication of interest from Company A to merge with XETA for a cash merger consideration of $5.35 per share, calculated on a fully diluted basis using the treasury stock method; this provision was conditioned on the assumption that there were no change of control payments or other similar obligations to employees of XETA triggered by such a transaction, and to the extent any such payments or obligations were triggered, the merger consideration would be reduced accordingly. In the letter of intent, XETA granted Company A the exclusive right to negotiate with XETA for a 45-day period (until December 30, 2010), with an option to extend for an additional 15 days if we were provided with an initial draft of a definitive agreement on or before December 30th. Company A agreed that it would notify us immediately if it intended to modify any key term contained in the letter of intent, and that, in such event, we would have the right to immediately terminate the exclusivity period upon written notice by XETA to Company A.

On November 16 and November 23, 2010, Greg Forrest and other members of XETA management met with representatives of Company A and its parent company.

On November 24, 2010, the president of Company A telephoned Stifel Nicolaus Weisel representatives and informed them that Company A remained interested in pursuing a transaction, but was not prepared to pay its indicated $5.35 per share. On November 28, 2010, we gave Company A its written notice that we were terminating Company A’s rights to negotiate exclusively with XETA. At a special committee telephonic meeting held on November 26, 2010, the committee members discussed with Stifel Nicolaus Weisel and legal counsel the termination of Company A’s exclusivity rights, and determined to continue to engage again with the remaining interested parties.

On December 2, 2010, an initial indicative bid was received from Company D, a strategic party, which evidenced an initial indicative range of $3.50 to $3.85 per share. Company D was informed by Stifel Nicolaus Weisel representatives, acting at the direction of the special committee, that its indicative bid was insufficient and that it should be increased in order to be able to participate in a management presentation and meet with our management in Broken Arrow. Company D subsequently agreed to increase its initial indicative range to $3.85 to $4.19 per share.

At the special committee telephonic meeting held on December 6, 2010, the committee members were informed that Company A had decided to wait for XETA’s fourth quarter fiscal 2010 results before it would consider resubmitting any indicative offer that would contain a revised valuation.

In early December 2010, PAETEC executed and returned to Stifel Nicolaus Weisel the form of non-disclosure agreement, and was sent the confidential information memorandum. On December 10, 2010, PAETEC submitted an initial indicative bid to the special committee, which provided for an indicative range of $4.25 to $5.00 per share.

Through December 15, 2010, of the 47 potential buyers contacted, 10 companies had signed non-disclosure agreements with us. Seven of these 10 companies were strategic parties and three were financial parties. These 10 companies received a copy of the confidential information memorandum. Of these 10 companies, a total of five companies (including Company A) had submitted initial indicative offers to XETA. At such time, the cumulative range of indicative bids from the remaining four companies ranged from $3.50 to $5.00 per share.

During December 2010, and extending into early January, representatives of PAETEC, Company B, Company C and Company D — the remaining companies that had submitted initial indicative bids — met in separate meetings with XETA management at our headquarters in Broken Arrow and participated in management presentations. In the meantime, Stifel Nicolaus Weisel, acting on behalf of the special committee, indicated to each of these companies that the timetable for the process going forward was for the final bids from these companies (along with a marked-up form of definitive merger agreement) to be submitted to the special committee by no later than January 31, 2011.

On December 20, 2010, the special committee at its regular telephonic meeting discussed the status of the four remaining parties to the process — PAETEC, Company B, Company C and Company D — and received a progress update on the completion of the electronic due diligence data room containing the financial and other information regarding XETA, which these parties were then accessing.

On December 22, 2010, PAETEC representatives met with our management at our headquarters in Broken Arrow, and participated in a presentation by our management concerning XETA.

On December 27, 2010, the special committee at its regular telephonic meeting discussed the PAETEC meeting at XETA headquarters and also discussed the management meetings with the other three companies that had already been completed or were scheduled.

Since 2006, we have traditionally made in December of each year our annual cash incentive compensation awards and equity compensation grants to our key employees and senior management team, because the financial results for our most recently completed fiscal year are by then substantially known. In accordance with this prior practice, on December 9, 2010, the compensation committee of our board of directors held a regularly scheduled meeting in which it considered and approved the annual awards, which were granted conditionally subject to the audit committee’s later acceptance and approval of our 2010 financial results. On that same day, immediately following the compensation committee’s meeting, our board of directors, at a special meeting, ratified these conditional grants. On December 28, 2010, after the acceptance and approval by the audit committee of our fiscal 2010 financial results, these 2010 cash incentive compensation awards and equity compensation grants consisting of stock options and restricted share awards to members of our senior management team and our key employees, became effective. See “— Interests of XETA Directors and Executive Officers in the Merger — Effect of the Merger Agreement on Options, Warrants and Restricted Shares.”

At the special committee telephonic meeting on January 3, 2011, the committee discussed a final bid process letter and learned that each of the four interested parties had indicated that a final deadline of January 31, 2011 to submit a final bid and a marked-up copy of the definitive merger agreement was sufficient.

At a special telephonic meeting of the board of directors held on January 6, 2011, the full board was briefed by the special committee of the status of the ongoing process. Representatives of Mayer Brown and Barber & Bartz reviewed with the full board the proposed form of definitive merger agreement.

With respect to stock options granted under our 2000 Stock Option Plan, upon a change in control of our company, the vesting of any unvested options automatically accelerates according to the terms of the plan. With respect to options and restricted share awards granted under our 2004 Omnibus Stock Incentive Plan, upon such a change in control, the vesting of unvested options and unvested restricted shares will accelerate if our compensation committee determines to accelerate vesting. The proposed merger with PAETEC and Merger Sub would constitute a “change in control” under our 2004 Omnibus Stock Incentive Plan. At the special meeting of the board of directors on January 6, 2011, the directors discussed the accelerated vesting of the equity compensation awards held by XETA officers and employees and recommended that, with respect to options granted on December 28, 2010 under the 2004 Omnibus Stock Incentive Plan to our four senior executive officers, only 50% of the total shares covered by those options should vest upon a change in control. Our compensation committee later determined that vesting of all unvested shares covered by options and all restricted shares under the 2004 Omnibus Stock Incentive Plan should accelerate upon the change in control, except that vesting with respect to only 50% of the total shares covered by options granted on December 28, 2010 to our four senior executive officers would accelerate in such event. See “— Interests of XETA Directors and Executive Officers in the Merger — Effect of the Merger Agreement on Options, Warrants and Restricted Shares.”

The form of definitive merger agreement was sent to the four interested parties on January 8, 2011. Separate drafts of the disclosure schedules were furnished to these parties on January 20, 2011.

Throughout January, XETA management furnished additional information requested by the four interested parties, which information was posted in the electronic due diligence data room so that all participants could have the same access to this information.

On January 14, 2011, Company C notified the special committee and Stifel Nicolaus Weisel that it did not wish to submit a final bid. On January 25, 2011, Company B notified the special committee and Stifel Nicolaus Weisel that it did not wish to submit a final bid.

On January 31, 2011, Company D submitted an offer of $3.88 cash per share and PAETEC submitted an offer of $5.25 cash per share. The special committee held a telephonic meeting late on January 31st to discuss the offers. At the meeting, the special committee determined to continue to pursue discussions with both Company D and PAETEC.

On January 31 and February 1, 2011, Stifel Nicolaus Weisel communicated with representatives of Company D and PAETEC concerning the terms of their final bids. Company D was informed that its offer was inadequate; in response to these communications, Company D submitted a revised offer of $4.57 per share. PAETEC requested a short exclusivity period to negotiate with XETA, which period was subsequently orally defined to be between five and seven days.

In a telephonic meeting of the special committee held on February 2, the special committee compared the terms of the offers from Company D and PAETEC. Lawyers from Mayer Brown and Barber & Bartz compared the terms of the two draft definitive merger agreements that Company D and PAETEC had submitted. At the request of the special committee, Stifel Nicolaus Weisel made a presentation concerning the valuation of XETA. As a result of this meeting, the special committee instructed Stifel Nicolaus Weisel to offer to PAETEC a limited exclusivity period in order to negotiate with XETA, which limited exclusivity was dependent upon PAETEC’s increasing its offer to $5.50 per share and deleting or revising certain terms that it had requested from PAETEC’s draft definitive merger agreement.

At a meeting of our board of directors held by conference telephone on Thursday, February 3, 2011, the special committee discussed with the board the status of the offers. A partner from Mayer Brown and a shareholder from Barber & Bartz made a presentation to the board of directors, comparing the terms of the two draft definitive merger agreements. At the request of the special committee, representatives of Stifel Nicolaus Weisel then made a presentation of Stifel Nicolaus Weisel’s views regarding XETA’s valuation. The special committee recommended to the board of directors that the special committee and its advisors be authorized to negotiate a five-day exclusivity agreement with PAETEC in order to negotiate the terms of a definitive merger agreement, conditioned on PAETEC’s increasing its offer to $5.50 per share and deleting or revising certain terms contained in its marked draft of the definitive merger agreement. The board authorized the special committee and its advisors to pursue the superior bid from PAETEC and to negotiate such an exclusivity agreement with PAETEC so that a fully-negotiated merger agreement would be ready for approval by both companies’ boards of directors on February 7 or 8. The board then temporarily adjourned the meeting, and determined to reconvene the meeting on the following Monday, February 7, 2011.

On February 3, Company D was informed by Stifel Nicolaus Weisel that XETA was pursuing a limited exclusive arrangement with another party.

On February 3, 2011, XETA and PAETEC executed an exclusivity agreement, granting PAETEC the right to negotiate exclusively with XETA until the exclusivity period expired at 5:00 p.m., Eastern Standard Time, on February 8, 2011, and prohibiting XETA from negotiating or furnishing information to other interested parties during such time. In addition, the exclusivity agreement evidenced the parties’ agreement to increase the purchase price to $5.50 per share, revise language in the draft merger agreement regarding certain representations, provide that Ronald L. Siegenthaler, Ozarslan A. Tangun, and Greg D. Forrest would execute voting agreements with PAETEC (and thereby agree, subject to the terms thereof, to support and vote their shares in favor of the merger) and fix the Termination Fee in the definitive merger agreement at $1,920,000, which amount is approximately 3% of XETA’s enterprise value.

Between February 4 and February 6, 2011, the terms of the definitive merger agreement were negotiated between management of XETA, Stifel Nicolaus Weisel, Barber & Bartz and Mayer Brown, on behalf of XETA, and management of PAETEC, Stephens Inc. and PAETEC’s legal counsel, Harter Secrest & Emery LLP, on behalf of PAETEC.

On February 6, 2011, the special committee received additional updates by telephone regarding the terms of the definitive merger agreement and the valuation of XETA from Stifel Nicolaus Weisel and legal counsel.

On the morning of February 7, 2011, the full board of directors reconvened and continued their board meeting that they had temporarily adjourned on February 3rd, and continued the discussion with XETA’s financial and legal advisors regarding the valuation of XETA and the terms of the proposed merger agreement. On the afternoon of February 7, 2011, the full board of directors met again in a separate special telephonic meeting called to consider the proposed transaction. A partner from Mayer Brown and a shareholder from Barber & Bartz described the draft terms of the definitive merger agreement with PAETEC, as they had been negotiated as of that time, including the conditions to closing. Legal counsel then described the proposed actions to be taken by the board of directors and discussed with the board members the directors’ fiduciary duties in connection with their actions. Afterwards, Stifel Nicolaus Weisel made its presentation regarding the valuation of XETA to our board of directors.

Between February 7 and February 8, 2011, XETA, PAETEC and their respective advisors continued to negotiate and finalize the terms of the merger agreement and the ancillary documents. On February 8, 2011, Mayer Brown sent revised drafts of the merger agreement to our board of directors. On February 8, 2011, the special committee determined that it would report to the full board that the special committee had approved the terms of the definitive merger agreement draft and had unanimously recommended that the board approve and authorize the definitive merger agreement and the transactions contemplated thereby.

On the evening of February 8, 2011, the full board of directors met again telephonically to consider the proposed transaction. Stifel Nicolaus Weisel reviewed with the board its final valuation presentation, answered further questions from the board members and delivered a verbal opinion to the board that, as of February 8th, the merger consideration of $5.50 per share in cash to be received by holders of XETA common shares in the merger pursuant to the merger agreement was fair to such holders, from a financial point of view. Attorneys from Mayer Brown and Barber & Bartz reviewed the board’s fiduciary duties in connection with its approval of the merger agreement and related transactions. After discussion with management and the advisors regarding the terms of the merger agreement and related agreements and the transactions contemplated thereby, the board of directors unanimously (a) determined that the merger is in the best interests of XETA and its shareholders, and declared it advisable to enter into the merger agreement, (b) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, (c) resolved to recommend that the shareholders approve the adoption of the merger agreement and directed that the matter be submitted for consideration by the shareholders of XETA at the special meeting and (d) approved a modification to the bylaws of XETA to grant the board of directors the authority to fix the date of the annual shareholders’ meeting each year instead of XETA being required to hold the annual meeting in March of each year.

Later on February 8, 2011, Stifel Nicolaus Weisel delivered its written opinion to the board of directors that, as of the date of the Opinion and based upon and subject to the procedures followed, assumptions made, matters considered and limitations of the review undertaken in such written Opinion, the merger consideration of $5.50 per share in cash to be received by holders of XETA common shares in the merger pursuant to the merger agreement was fair to such holders, from a financial point of view.

On February 8, 2011, XETA, PAETEC and Merger Sub executed the merger agreement and related ancillary agreements.

On February 9, 2011, PAETEC and XETA announced the merger and related transactions by issuing a joint press release, and XETA filed a Current Report on Form 8-K with the SEC.

Subsequent to XETA’s filing of its preliminary proxy statement for its special meeting of shareholders on March 11, 2011, Stifel Nicolaus Weisel became aware that it had applied a risk premium to the weighted average cost of capital (“WACC”) calculation as opposed to the cost of equity calculation that was incorporated into the WACC. After becoming aware of such miscalculation, Stifel Nicolaus Weisel recalculated its discount rates used in its Discounted Cash Flow Analysis prepared in connection with the delivery to the board of directors of XETA of its opinion that the merger consideration to be received by holders of XETA common shares was fair to such holders, from a financial point of view. See “— Opinion of Stifel, Nicolaus & Company, Incorporated” on page 30.

On March 29, 2011, at a telephonic meeting of our board of directors, representatives of Stifel Nicolaus Weisel made a presentation to our board of directors regarding the miscalculation and its recalculated discounted cash flow analysis. The Stifel Nicolaus Weisel representatives stated that the miscalculation did not affect Stifel Nicolaus Weisel’s conclusions as of February 8, 2011, and noted that the miscalculation did not affect the opinion of Stifel Nicolaus Weisel, as of February 8, 2011, that the merger consideration of $5.50 per share in cash to be received by holders of XETA common shares in the merger under the merger agreement was fair to such holders from a financial point of view. Afterwards, the board of directors concluded that the miscalculation and the revised financial analysis did not affect the board’s prior determinations regarding its approval and adoption of the merger agreement and the advisability of the merger.

Recommendation of Our Board of Directors and Special Committee; Our Reasons for the Merger

Our Board of Directors and Special Committee Recommendation

On February 8, 2011, our special committee of independent directors that had been appointed to review and evaluate the merger unanimously determined that the merger agreement is in the best interests of XETA and our shareholders, and recommended to our full board of directors that our board of directors approve the merger agreement. At a special meeting of our board of directors convened on February 8, 2011, our board of directors (all of whom were unaffiliated with PAETEC or Merger Sub) unanimously adopted and declared advisable the merger agreement and unanimously determined that the merger is in the best interests of XETA and its shareholders. Accordingly, our board of directors recommends that our shareholders vote “FOR” approval and adoption of the merger agreement.

Our Reasons for the Merger

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, authorize XETA to enter into the merger agreement and recommend that our shareholders vote to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, our board of directors consulted with its and the special committee’s financial and legal advisors and our management. In addition, our board of directors acted based on the unanimous recommendation of the special committee, as well as other factors such as those described more fully below.

Our board of directors and the special committee considered a number of potentially positive factors, including the following material factors:

•	The belief that the merger and the merger consideration of $5.50 per share was more favorable to shareholders than the alternative of remaining a stand-alone independent company and continuing to execute its strategic plan, because of the uncertain returns to shareholders if we remained independent and based on various factors, including the directors’ knowledge and understanding of XETA and our industry, our competitive position and management’s business plan;

•	The assessment as to the low likelihood that a third party would offer a higher price than PAETEC, especially in light of the managed auction sale process we conducted, as more fully described in “— Background of the Merger” beginning on page 19;

•	The business reputation of PAETEC and its management and the substantial financial resources of PAETEC, which our board of directors believed supported the conclusion that a transaction with PAETEC could be completed relatively quickly and in an orderly manner;

•	Certain financial analyses presented to the special committee and our board of directors by Stifel Nicolaus Weisel, as well as the Opinion of Stifel Nicolaus Weisel to the effect that, as of the date of the Opinion, and based upon and subject to the procedures followed, assumptions made, matters considered and limitations of the review undertaken in such Opinion, the $5.50 per share cash merger consideration to be received by holders of XETA common shares in connection with the merger pursuant to the merger agreement was fair to such holders, from a financial point of view (see “— Opinion of Stifel, Nicolaus & Company, Incorporated”);

•	The fact that the merger consideration consists solely of cash, which provides immediate liquidity and certainty of value to our shareholders compared to a transaction in which shareholders would receive stock;

•	The fact that the special committee, with the assistance of Stifel Nicolaus Weisel, conducted a strategic alternatives review and an extensive sale process over five months, which included Stifel Nicolaus Weisel contacting 47 parties (consisting of 36 strategic buyers and 11 financial buyers) that might have been interested in acquiring XETA to solicit their interest in making an acquisition proposal, entering into confidentiality agreements with 10 parties, receiving initial indications of interest from five parties, making separate management presentations to five parties and receiving two final, fully-diligenced acquisition proposals;

•	The current and historical market prices of our common shares and the fact that the price of $5.50 per share represented a premium of 43% over the market closing price of $3.84 on February 8, 2011, the last trading day prior to the announcement of the proposed transaction, a premium of approximately 48.4% percent over the average market closing price for the trailing one month, a premium of approximately 67.0% over the average market closing price for the trailing six months, and a premium of approximately 65.0% over the average market closing price for the trailing 12 months;

•	The current and historical market prices of the common shares relative to those of other industry participants and general market indices;

•	The belief that while improvements in our operating performance could yield improved operating results, the achievement of such improvements is uncertain and subject to significant execution risk;

•	General industry, economic and market conditions, both on a historical and on a prospective basis;

•	The financial and other terms and conditions of the merger agreement, which were the product of arm’s length negotiations with PAETEC and its legal advisors, including that:

•	The merger is not subject to any financing condition;

•	We are permitted to furnish information to and conduct negotiations with third parties that make an unsolicited “acquisition proposal” (as defined in “The Merger Agreement — Non-Solicitation of Transactions; Change of Recommendation”) in certain circumstances;

•	Subject to compliance with the terms and conditions of the merger agreement, if a third party has proposed an alternative transaction that is a “superior proposal,” our board of directors is permitted, following a determination made by it in good faith (after consulting with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable law, prior to the adoption of the merger agreement by our shareholders, to change its recommendation, approve or recommend the superior proposal or, upon the payment to PAETEC of a $1.92 million termination fee, terminate the merger agreement in order to enter into a definitive agreement with respect to the superior proposal, as more fully described below under “The Merger Agreement — Non-Solicitation of Transactions; Change of Recommendation;” and

•	The merger agreement is subject to a limited number of conditions, and the board of directors believes, after review with its legal advisors, that the conditions to the merger have a high likelihood of being satisfied (see “The Merger Agreement — Conditions to the Merger”);

•	Our board of directors’ belief, after consultation with its legal and financial advisors, that the termination fee of $1.92 million (or approximately 3% of XETA’s enterprise value) that may become payable (and the circumstances under which such fee is payable) is reasonable in light of the facts and circumstances surrounding the merger, the benefits of the merger, commercial practice and transactions of this size and nature;

•	The likelihood that the merger will be completed, in light of our board of directors’ belief that there will not be any significant antitrust risk in connection with the transaction and the financial capabilities of PAETEC; and

•	The fact that holders of common shares will have an opportunity to vote on the merger and have the right to dissent and seek a judicial appraisal of their shares if such holders comply with the requirements of Oklahoma law concerning appraisal rights.

The special committee and our board of directors also considered and balanced against the potentially positive factors a number of potentially negative factors concerning the merger, including the following material factors:

•	The risk that the merger may not be completed in a timely manner or at all;

•	That we will no longer exist as an independent public company and our shareholders will forgo any future increase in the value that might result from future earnings or possible growth as an independent company or the benefits of synergies resulting from the merger, if any;

•	That the receipt of cash by the shareholders in exchange for common shares pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes;

•	That certain of our directors and executive officers may have conflicts of interest in connection with the merger, as they may receive benefits that are different from, and in addition to, those of the other shareholders, as described below under “Approval of the Merger Agreement — Interests of XETA Directors and Executive Officers in the Merger”;

•	That the restrictions on the conduct of business prior to the consummation of the merger, which require us to conduct our business in the ordinary course consistent with past practice, subject to specific limitations, may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•	The risks and costs to us if the merger does not close, including the diversion of management and employee attention, employee attrition and the effect on existing business relationships;

•	The impact of the merger on our employees;

•	The fact that the merger agreement precludes us from actively soliciting alternative acquisition proposals;

•	The possibility that the termination fee of $1.92 million (or approximately 3% of XETA’s enterprise value) payable under specified circumstances may discourage a potential buyer with a competing proposal to acquire us; and

•	The risk that entering into the merger agreement may result in the loss of interest by other parties to make a definitive proposal for our acquisition at a price that may be higher than the $5.50 per share to be received by the shareholders.

After taking into account all of the factors set forth above, as well as others, the special committee and our board of directors determined that the potentially positive factors outweighed the potentially negative factors. Furthermore, our board of directors determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of XETA and our shareholders. The board of directors has approved the merger agreement, the merger and the other transactions contemplated by the merger agreement by a unanimous vote of the directors and recommends that our shareholders vote to approve and adopt the merger agreement and the transactions contemplated by the merger agreement at the special meeting.

The special committee and our board of directors did not assign relative weights to the above factors or the other factors considered by them. In addition, the special committee and our board of directors did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual directors may have given different weights to different factors.

Opinion of Stifel, Nicolaus & Company, Incorporated

On August 5, 2010, the special committee of our board of directors retained Stifel Nicolaus Weisel to act as its financial advisor and to provide a fairness opinion in connection with the merger contemplated by the merger agreement. On February 8, 2011, Stifel Nicolaus Weisel delivered to the board of directors its oral opinion, which was later confirmed in writing that day, that, as of February 8, 2011 and based upon and subject to the procedures followed, assumptions made, matters considered and limitations of the review undertaken in such written Opinion, the merger consideration to be received by holders of XETA common shares was fair to such holders, from a financial point of view.

The full text of the written Opinion of Stifel Nicolaus Weisel is attached as Annex B to this proxy statement and is incorporated into this document by reference. The summary of Stifel Nicolaus Weisel’s Opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Opinion. Shareholders are urged to read the Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, other matters considered and limits of the review undertaken by Stifel Nicolaus Weisel in connection with such Opinion.

It is understood that the Opinion is solely for the information and benefit of, and directed to, our board of directors for its information and assistance in connection with its evaluation of the financial terms of the merger. The Opinion did not constitute a recommendation to XETA or our board of directors as to whether we should enter into the merger agreement or effect the merger or any other transaction contemplated by the merger agreement, nor does the Opinion constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the merger or any other matter, or as to whether or not such shareholder should enter into any voting, support or shareholders’ agreement in connection with the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder. The Opinion does not address the relative merits of the merger and any alternatives to the merger which may have been available to or considered by our board or directors or XETA and does not address the underlying decision of our board of directors or XETA to proceed with or effect the merger, or any other aspect of the merger.

Stifel Nicolaus Weisel’s Opinion is limited to whether, as of the date of the Opinion, the merger consideration to be received by the holders of XETA common shares pursuant to the merger was fair to such holders, from a financial point of view. The Opinion does not consider, address or include: (i) any other strategic alternatives currently (or which have been or may be) contemplated by XETA or our board of directors; (ii) the legal, financial reporting, tax, accounting or regulatory consequences of the merger on XETA or our shareholders; (iii) the fairness of the amount or nature of any compensation to be paid or payable to any of our officers, directors or employees, or class of such persons, in connection with the merger, whether relative to the merger consideration to the public holders of XETA common shares or otherwise; or (iv) the treatment of, or effect of the merger on, stock options or other share-based awards.

In connection with its Opinion, Stifel Nicolaus Weisel:

(1) reviewed certain publicly available financial and other data with respect to XETA, including the consolidated financial statements for recent years and interim periods to October 31, 2010 and certain other relevant financial and operating data relating to XETA made available to Stifel Nicolaus Weisel from published sources and from the internal records of XETA;

(2) reviewed the financial terms and conditions of the merger agreement as set forth in the draft thereof, dated as of February 8, 2011, furnished to Stifel Nicolaus Weisel;

(3) reviewed certain publicly available information concerning the trading of, and the trading market for, XETA common shares;

(4) compared XETA from a financial point of view with certain other companies broadly in the advanced communications industry and in particular the VAR, Technology Services and Technology Distribution subsectors, which Stifel Nicolaus Weisel deemed to be relevant;

(5) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies broadly in the advanced communications industry and in particular the network system integration, support services and product distribution subsectors that had been announced, which Stifel Nicolaus Weisel deemed to be comparable, in whole or in part, to the merger;

(6) reviewed and discussed with representatives of the management of XETA certain information of a business and financial nature regarding XETA, furnished to Stifel Nicolaus Weisel by them with the consent of our board of directors, including financial forecasts and related assumptions of XETA that our board of directors directed Stifel Nicolaus Weisel to utilize for purposes of its analysis;

(7) made inquiries regarding and discussed the merger and the merger agreement and other matters related thereto with XETA’s counsel; and

(8) performed such other analyses and examinations as Stifel Nicolaus Weisel deemed appropriate.

In connection with Stifel Nicolaus Weisel’s review, it did not assume any obligation to independently verify, and did not independently verify, the foregoing information and relied on it being accurate and complete in all material respects.

With respect to the financial forecasts for XETA provided to Stifel Nicolaus Weisel by our management, upon XETA’s advice and with the consent of our board of directors, Stifel Nicolaus Weisel assumed for purposes of its Opinion that the forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of our management at the time of preparation as to the future financial performance of XETA and that such forecasts provided a reasonable basis upon which Stifel Nicolaus Weisel could form its Opinion. Stifel Nicolaus Weisel acknowledged that we do not publicly disclose internal management forecasts of the type provided to Stifel Nicolaus Weisel by our management in connection with the review by Stifel Nicolaus Weisel of the transaction. These forecasts were not prepared with a view toward public disclosure. In addition, these forecasts were based upon numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic, market and competitive conditions. Accordingly, actual results could vary significantly from those set forth in these forecasts. Stifel Nicolaus Weisel did not assume any liability for these forecasts. Stifel Nicolaus Weisel further relied upon our assurances that we were unaware of any facts that would make any information provided by us or on our behalf incomplete or misleading.

Stifel Nicolaus Weisel assumed that there have been no material changes in our financial condition, results of operations, business or prospects since the date of the financial statements contained in our Annual Report on Form 10-K for the period ended October 31, 2010. Stifel Nicolaus Weisel also relied on, without assuming any obligation to independently verify, the accuracy and completeness of all advice of our counsel and independent accountants as to all legal, financial reporting, tax, accounting and regulatory matters with respect to XETA, the merger and the merger agreement, including, without limitation, the legal status and financial reporting of litigation involving XETA.

Stifel Nicolaus Weisel assumed that the merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations, and that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Stifel Nicolaus Weisel did not assume responsibility for making, and did not make, an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (including any contingent, derivative or other off-balance-sheet assets or liabilities) of XETA, nor was Stifel Nicolaus Weisel furnished with any such evaluations or appraisals.

Stifel Nicolaus Weisel’s Opinion was based on economic, monetary, market and other conditions as in effect on, and the information made available to Stifel Nicolaus Weisel as of, the date of its Opinion. Accordingly, although subsequent developments may affect its Opinion, Stifel Nicolaus Weisel has not assumed any obligation to update, revise or reaffirm its Opinion. Stifel Nicolaus Weisel also assumed that the merger will be consummated in accordance with the terms described in the draft merger agreement, without any waiver modification or amendment of any terms or conditions thereof, the effect of which would be in any way meaningful in its analysis.

The summary set forth below does not purport to be a complete description of the analyses performed by Stifel Nicolaus Weisel, but describes, in summary form, the material elements of the presentation that Stifel Nicolaus Weisel made to our board of directors on February 7, 2011, in connection with Stifel Nicolaus Weisel’s Opinion.

Except as otherwise noted, the information utilized by Stifel Nicolaus Weisel in its analyses, to the extent that it is based on market data, is based on market data as it existed on or before February 8, 2011 and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

Some of the summaries of financial analyses performed by Stifel Nicolaus Weisel include information presented in tabular format. In order to fully understand the financial analyses performed by Stifel Nicolaus Weisel, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Stifel Nicolaus Weisel.

Selected Comparable Company Analysis.  Based on public and other available information, Stifel Nicolaus Weisel calculated XETA’s implied enterprise value (which Stifel Nicolaus Weisel defined as fully diluted market capitalization, plus total debt, less cash, cash equivalents and marketable securities) and XETA’s implied fully diluted equity value, in each case, using multiples of calendar year CY 2010 revenues, adjusted earnings before interest, taxes, stock-based compensation, depreciation and amortization, or EBITDA, pro forma revenues and pro forma EBITDA (pro forma financials take into account the four acquisitions XETA made during FY2010) and projected CY 2011 revenues and EBITDA which multiples were implied by the estimated enterprise values and equity values, and projected revenues and EBITDA of the selected companies listed below. CY 2010 and projected CY 2011 information for XETA was provided by our management. Projections for the selected companies were based upon First Call Consensus estimates, publicly available investment banking research and public filings. Stifel Nicolaus Weisel believes that the 13 companies listed below have operations similar to certain operations of XETA, but noted that none of these companies have identical management, composition, size and/or combination of businesses as XETA:

•	Black Box Corp.

•	Insight Enterprises Inc.

•	ePlus Inc.

•	Accenture plc

•	Computer Science Corp.

•	Cap Gemini S.A.

•	CIBER, Inc.

•	Virtusa Corp.

•	Ingram Micro Inc.

•	Tech Data Corp.

•	SYNNEX Corp.

•	Datatec Ltd.

•	ScanSource, Inc.

The following table sets forth the valuation multiples of the Selected Comparable Companies based on February 4, 2011 closing prices:

	EV/Revenue				EV/EBITDA				P/E					PEG
	CY10		CY11		CY10		CY11		CY10		CY11		LTG	CY11

Black Box Corp.	0.9	x	0.8	x	7.7	x	7.2	x	12.3	x	11.3	x	NA	NA
Insight Enterprises Inc.	0.2	x	0.1	x	4.7	x	4.4	x	9.7	x	8.8	x	15%	0.6	x
ePlus Inc.	NA		NA		NA		NA		NA		10.8	x	NA	NA
Accenture plc	1.6	x	1.5	x	10.0	x	9.0	x	18.6	x	16.1	x	11%	1.5	x
Computer Science Corp.	0.6	x	0.6	x	4.3	x	4.2	x	10.5	x	9.9	x	8%	1.2	x
Cap Gemini S.A.	0.7	x	0.6	x	7.7	x	6.5	x	19.1	x	15.0	x	NA	NA
CIBER, Inc.	0.3	x	0.3	x	8.1	x	6.9	x	21.5	x	13.6	x	50%	0.3	x
Virtusa Corp.	1.8	x	1.5	x	10.8	x	7.8	x	30.5	x	20.6	x	25%	0.8	x
Ingram Micro Inc.	0.1	x	0.1	x	5.4	x	4.8	x	11.0	x	9.6	x	15%	0.6	x
Tech Data Corp.	0.1	x	0.1	x	6.0	x	5.3	x	11.7	x	10.5	x	10%	1.1	x
SYNNEX Corp.	0.2	x	0.2	x	7.4	x	6.2	x	10.4	x	9.2	x	10%	0.9	x
Datatec Ltd.	0.2	x	0.2	x	4.9	x	4.3	x	10.3	x	8.9	x	NA	NA
ScanSource, Inc.	0.4	x	0.4	x	10.2	x	8.8	x	17.1	x	15.0	x	10%	1.5x

The following table sets forth the summary multiples indicated by this analysis:

Enterprise Value to:	First Quartile		Median		Mean		Third Quartile

CY 2010 Projected Revenue	0.2	x	0.4	x	0.6	x	0.7	x
CY 2010 Projected EBITDA	5.3	x	7.6	x	7.3	x	8.6	x
CY 2011 Projected Revenue	0.2	x	0.4	x	0.5	x	0.7	x
CY 2011 Projected EBITDA	4.7	x	6.4	x	6.3	x	7.4	x

The multiples derived from the implied estimated enterprise values and applicable projected revenues and EBITDA of the companies listed above were calculated using data that excluded all extraordinary items and non-recurring charges, and were pro forma for pending acquisitions.

The implied XETA per share equity values below were each calculated based on a range of multiples of first quartile to third quartile. The quartiles were calculated using statistical interpolation to divide the probability distribution into four equal areas. In each case, Stifel Nicolaus Weisel multiplied the ratios derived from its analysis by XETA’s actual, pro forma or estimated revenues and EBITDA, as applicable, to calculate enterprise value, and subtracting XETA’s net debt position to derive equity value. Using the treasury stock method, Stifel Nicolaus Weisel then derived XETA’s implied per share equity value.

	XETA	Valuation Range
Enterprise Value to:	Financial Metric	Low	High
	($ in millions)

CY 2010 Revenue	$85.0	$1.12	$5.19
CY 2010 Pro Forma Revenue	$99.0	$1.35	$6.05
CY 2010 Adjusted EBITDA	$4.1	$1.73	$2.96
CY 2010 Pro Forma EBITDA	$6.4	$2.83	$4.69
CY 2011 Projected Revenue	$120.9	$1.46	$6.91
CY 2011 Projected EBITDA	$12.8	$5.18	$8.08

Selected Comparable Transactions Analysis.  Based on public and other available information, Stifel Nicolaus Weisel calculated XETA’s implied enterprise value and implied equity value based on multiples of last 12 months (LTM) revenues and pro forma revenues and adjusted EBITDA and pro forma EBITDA (pro forma financials take into account the four acquisitions XETA made during FY2010), implied by 19 acquisitions of companies listed below in the telecommunications network, design integration and maintenance sectors; system integration sector; and network hardware and software distribution sectors that had been announced since January 1, 2008. The acquisitions reviewed in this analysis were the following:

Effective Date	Acquirer	Target	EV/Revenue		EV/EBITDA

Pending	EarthLink Inc.	One Communications Corp.	NA		4.7	x
1/3/2011	Avnet, Inc.	itX Group Limited	0.4	x	5.6	x
10/25/2010	Nippon Telegraph and Telephone Corporation	Dimension Data Holdings plc	0.7	x	10.4	x
9/9/2010	Arrow Electronics Inc.	Shared Technologies Inc.	1.0	x	NA
6/21/2010	Arrow Electronics Inc.	Sphinx Ltd.	2.1	x	NA
1/20/2010	Genesis Group Holdings	Southern Technologies Services	1.3	x	NA
12/31/2009	INX Inc.	Marketware Technologies, Inc.	0.4	x	1.0	x
11/12/2009	Platinum Equity	Pomeroy IT Solutions Inc.	0.1	x	7.4	x
10/28/2009	Hitachi Ltd.	Hitachi Information Systems, Ltd.	0.4	x	4.1	x

Effective Date	Acquirer	Target	EV/Revenue		EV/EBITDA

10/2/2009	Black Box Corp.	Quanta Systems, LLC	0.9	x	NA
7/17/2009	INX Inc.	AdvancedNetworX, Inc.	1.7	x	NA
12/31/2008	Firoz Lalji	Zones, Inc.	0.1	x	4.8	x
7/8/2008	QSGI, Inc.	Contemporary Computer Services, Inc.	0.9	x	10.5	x
7/3/2008	Maxima Holdings PLC	DXI Networks Ltd.	0.6	x	6.8	x
6/30/2008	Avnet, Inc.	Horizon Technology Group plc	0.3	x	8.8	x
6/6/2008	INX, Inc.	AccessFlow, Inc.	0.7	x	NA
4/1/2008	Insight Enterprises, Inc.	Calence LLC	0.5	x	11.6	x
3/17/2008	Logicalis Group Ltd.	Promon Tecnologia SA	0.7	x	5.4	x
1/3/2008	Softchoice Corp.	Optimus Solutions, LLC	0.3	x	NA

The following table sets forth the multiples indicated by this analysis and the multiples implied by the proposed transaction:

Enterprise Value to:	First Quartile	Median	Mean	Third Quartile

LTM Revenues	0.4x	0.6x	0.7x	0.9x
LTM EBITDA	4.8x	6.2x	6.8x	9.2x

The implied XETA per share equity values below were each calculated based on a range of multiples of first quartile to third quartile. The quartiles were calculated using statistical interpolation to divide the probability distribution into four equal areas. In each case, Stifel Nicolaus Weisel multiplied the ratios derived from its analysis by XETA’s actual and pro forma revenues and EBITDA, as applicable, to calculate enterprise value, and subtracting XETA’s net debt position to derive equity value. Using the treasury stock method, Stifel Nicolaus Weisel then derived XETA’s implied per share equity value:

	XETA
Enterprise Value to:	Financial Metric	Low	High
	($ in millions)

LTM Revenue	$85.0	$2.75	$6.58
LTM Pro Forma Revenue	$99.0	$3.23	$7.65
LTM Adjusted EBITDA	$4.1	$1.55	$3.20
LTM Pro Forma EBITDA	$6.4	$2.57	$5.05

No transaction used in the comparable transaction analysis is identical to the merger. However, Stifel Nicolaus Weisel chose such transactions based on, among other things, a review of transactions involving companies in the telecommunications network, design integration and maintenance sectors; system integration sector; and network hardware and software distribution sectors announced since January 1, 2008, Stifel Nicolaus Weisel’s knowledge about XETA, the industries in which XETA operates, the geographical and operational nature of XETA’s business and the similarity of the applicable target companies in the transactions to XETA with respect to the size, mix, margins and other characteristics of their businesses. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies and other factors that could affect the public trading value of the companies and the transactions to which XETA and the merger are being compared.

Since the filing of the preliminary proxy statement, Stifel Nicolaus Weisel became aware that it had applied a risk premium to the weighted average cost of capital (“WACC”) calculation as opposed to the cost of equity calculation that was incorporated into the WACC. After becoming aware of such miscalculation, Stifel Nicolaus Weisel recalculated its discount rates used in its Discounted Cash Flow Analysis prepared in connection with the delivery to the board of directors of XETA of its opinion that the merger consideration to be received by holders of XETA common shares was fair to such holders, from a financial point of view.

When recalculated, the range of discount rates used in these analyses changes from 14.2% — 18.2% to 13.1% — 17.1%. A description of the resulting recalculated Discounted Cash Flow Analysis is included below.

The recalculated WACC was based on the following inputs: (1) a calculated 17.5% cost of equity (using a levered volatility measure (beta) of 1.01 based on the median 2-year weekly adjusted beta of the selected comparable companies (source: Bloomberg), an equity risk premium of 6.7% (reflecting the historical equity risk premium per Ibbotson’s Long-Horizon Equity Risk Premium), a microcap equity size premium of 6.3% (source: Ibbotson 30-year Micro-Cap Equity Size Premium), and a risk-free rate of 3.6% (based on the U.S. 10-Year Treasury yield)), (2) a pre-tax cost of debt of 6.2% and (3) a tax rate of 40.0%. The resulting cost of equity of 17.5% and after-tax cost of debt of 3.7% were weighted using a debt-to-equity ratio of 21.0% to derive a weighted average cost of capital, or WACC, of 15.1%. Further in calculating the Discounted Cash Flow Analysis as described below, a range of discount rates was then applied reflecting the addition of 1% and 2% to, and the subtraction of 1% and 2% from, the recalculated WACC.

Discounted Cash Flow Analysis.  Stifel Nicolaus Weisel used two approaches: in the first approach, Stifel Nicolaus Weisel estimated the terminal value of the projected cash flows by applying exit multiples to XETA’s estimated 2015 EBITDA, which multiples ranged from 5.0x to 7.0x. Stifel Nicolaus Weisel then discounted the cash flows projected through 2015 and the terminal value to present values using rates ranging from 13.1% to 17.1%. In the second approach, Stifel Nicolaus Weisel estimated the perpetual cash flows by applying annual growth rates of 2.0% to 4.0% to XETA’s estimated 2015 free cash flow and then discounted the cash flows projected through 2015 and the perpetual cash flows to present values using rates ranging from 13.1% to 17.1%. These two methods of analysis indicated two ranges of aggregate values, each of which were then decreased by XETA’s estimated net debt of $2.9 million as of February 1, 2011, to calculate a range of equity values. These equity values were then divided by fully diluted shares outstanding to calculate implied equity values per share ranging from $6.96 to $8.29. Stifel Nicolaus Weisel noted that the value of consideration to be received by holders of the common shares pursuant to the merger was $5.50.

The following table sets forth the range of implied equity values per share calculated using the estimated terminal value of projected cash flows:

Discount	Terminal Multiple Range
Rate	5.0x	5.5x	6.0x	6.5x	7.0x

13.1%	$7.69	$8.18	$8.67	$9.17	$9.66
14.1%	7.42	7.89	8.36	8.83	9.29
15.1%	7.16	7.60	8.05	8.50	8.95
16.1%	6.90	7.33	7.76	8.19	8.62
17.1%	6.67	7.08	7.49	7.90	8.31

The following table sets forth the range of implied equity values per share calculated using perpetual cash flows:

Discount	Growth Rate
Rate	2.0%	2.5%	3.0%	3.5%	4.0%

13.1%	$7.90	$8.17	$8.46	$8.79	$9.15
14.1%	7.21	7.43	7.66	7.92	8.21
15.1%	6.63	6.81	7.00	7.21	7.44
16.1%	6.13	6.28	6.44	6.61	6.80
17.1%	5.70	5.83	5.96	6.10	6.26

Premiums Paid Analysis.  Stifel Nicolaus Weisel reviewed the consideration paid in 79 selected acquisitions involving an aggregate value between approximately $20 million and $500 million announced since January 1, 2010. Stifel Nicolaus Weisel calculated the premiums paid in these transactions over both the applicable stock price of the target company one day, one week and one month prior to the announcement of the proposed acquisition, and calculated the implied per share value based on third and first quartile metrics.

	Premium One Day	Premium One Week	Premium One Month
	Prior to	Prior to	Prior to
	Announcement	Announcement	Announcement

Third Quartile	46.2%	50.7%	55.6%
Median	31.0%	33.9%	36.1%
Mean	31.6%	36.3%	42.0%
First Quartile	10.2%	14.6%	19.5%

Stifel Nicolaus Weisel noted that the premiums implied by the merger were 44.7%, 55.9% and 65.3% for the period one day, one week and one month prior to February 4, 2010.

The foregoing description is only a summary of the analyses and examinations that Stifel Nicolaus Weisel deemed material to its Opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Stifel Nicolaus Weisel. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Stifel Nicolaus Weisel believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to us. In addition, Stifel Nicolaus Weisel may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Stifel Nicolaus Weisel with respect to the actual value XETA.

Based upon the foregoing analyses and the assumptions and limitations set forth in full in the text of Stifel Nicolaus Weisel’s Opinion, Stifel Nicolaus Weisel was of the opinion that, as of the date of Stifel Nicolaus Weisel’s Opinion, the merger consideration to be received by the holders of XETA common shares in the merger pursuant to the merger agreement was fair to such holders, from a financial point of view.

As more fully described in “— Background of the Merger” beginning on page 19 of this proxy statement, Stifel Nicolaus Weisel acted as financial advisor to XETA in connection with the merger. We paid Stifel Nicolaus Weisel a retainer fee of $100,000 and a fee of $500,000 upon the delivery of its Opinion, and neither of such fees was contingent upon consummation of the merger. Stifel Nicolaus Weisel will receive a transaction fee of $1.0 million upon consummation of the merger, which amount will be reduced by the retainer fee and opinion fee which we previously paid. Stifel Nicolaus Weisel will not receive any other significant payment or compensation contingent upon the successful consummation of the merger. In addition, we agreed to reimburse Stifel Nicolaus Weisel for its reasonable out-of-pocket expenses, including fees and disbursements of counsel, and to indemnify Stifel Nicolaus Weisel for certain liabilities arising out of its engagement. There are no other material relationships that existed during the two years prior to the date of Stifel Nicolaus Weisel’s Opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel Nicolaus Weisel and any party to the merger. Stifel Nicolaus Weisel or its affiliates may seek to provide investment banking services to PAETEC or its affiliates in the future, for which Stifel Nicolaus Weisel would seek customary compensation. In the ordinary course of business, Stifel Nicolaus Weisel and its affiliates and its and their clients may transact in the equity securities of XETA and PAETEC and may at any time hold a long or short position in such securities. Stifel Nicolaus Weisel’s internal Fairness Opinion Committee approved the issuance of its Opinion.

Projected Financial Information

In the course of the process resulting in the merger agreement, our management prepared and provided to Stifel Nicolaus Weisel, PAETEC, and the other parties that entered into confidentiality agreements non-public, projected financial information, which was based on our management’s estimate of our future financial performance as of the date they were prepared. The projected financial information covered the fiscal years 2011 and 2012, and, when available, fiscal year 2013. In addition, our management provided to Stifel Nicolaus

Weisel, for purposes of its financial analyses, adjusted projected financial information for fiscal year 2010 that eliminated expenses that our management determined were non-recurring in nature and also provided Stifel Nicolaus Weisel pro forma financials for 2010 taking into account the four acquisitions XETA completed during fiscal year 2010. We made available to PAETEC and the other potential buyers all of the information necessary to permit PAETEC and the others to make the adjustments we provided to Stifel Nicolaus Weisel. The projected financial information provided to Stifel Nicolaus Weisel and the adjusted projected financial information provided to Stifel Nicolaus Weisel (the “Forecasts”) were also provided by our management to our board of directors.

For purposes of certain of the analyses described above under “Approval of the Merger Agreement — Opinion of Stifel, Nicolaus & Company, Incorporated,” Stifel Nicolaus Weisel, at the direction of our management and the board of directors, converted the Forecasts from a fiscal-year basis to a calendar-year basis in order to facilitate the comparison of XETA’s financial information to companies that report their financial information on a calendar-year basis. Furthermore, for purposes of the discounted cash flow analysis described above under “Approval of the Merger Agreement — Opinion of Stifel, Nicolaus & Company, Incorporated,” Stifel Nicolaus Weisel, at the direction of our management and the board of directors, extrapolated from the Forecasts projected revenue, EBITDA and EBIT for 2014 through 2015 using constant growth rates.

The Forecasts were not prepared with a view to public disclosure and are included in this proxy statement only because Forecasts were provided to our board of directors, Stifel Nicolaus Weisel and the potential buyers. The Forecasts were not prepared with a view to compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections. Our Independent Registered Public Accounting Firm has not examined, compiled or performed any procedures with respect to the Forecasts and accordingly does not provide any form of assurance with respect to the Forecasts. Neither we nor any of our representatives (including Stifel Nicolaus Weisel) has made or makes any representations to any person regarding the ultimate performance of XETA compared to the information contained in the Forecasts, and neither we nor any of our affiliates intend to provide any update or revision thereof, except as required by law.

Furthermore, the Forecasts:

•	while presented with numerical specificity, necessarily make numerous assumptions, many of which are beyond our control, including with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to our business, and may not prove to have been, or may no longer be, accurate;

•	do not necessarily reflect revised prospects for our business, changes in general business, economic, regulatory, market and financial conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the Forecasts were prepared;

•	cover multiple years and such information by its nature becomes less reliable with each successive year;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	should not be regarded as a representation that the Forecasts will be achieved and readers of this proxy statement are cautioned not to place undue reliance on the projections.

In light of the foregoing factors and the uncertainties inherent in the Forecasts, shareholders are cautioned not to place undue, if any, reliance on the Forecasts.

The Forecasts are summarized in the following table:

	Fiscal Year
	Ended	Fiscal Year Ending
	October 31,	October 31,	October 31,	October 31,	October 31,	October 31,
	2010	2011	2012	2013	2014	2015
			(In millions)

Revenue	$85.7	$118.0	$132.2	$148.4	$155.8	$163.6
Pro Forma Revenue(1)(2)	$102.6	—	—	—	—	—
EBITDA	$4.3	$12.2	$15.9	$19.3	$20.2	$21.2
Adjusted EBITDA(2)	$4.9	—	—	—	—	—
Pro Forma EBITDA(1)(2)	$7.2	—	—	—	—	—
EBIT	$2.1	$9.7	$12.8	$15.7	$16.4	$17.3
Less: Income Taxes		$(3.8)	$(5.0)	$(6.1)	$(6.4)	$(6.8)
Unlevered After-Tax Income		$5.9	$7.8	$9.5	$10.0	$10.5
Plus: Depreciation & Amortization		$2.6	$3.1	$3.6	$3.8	$4.0
Less: Capital Expenditures		$(2.9)	$(3.0)	$(2.0)	$(2.1)	$(2.2)
Less: Working Capital Investment		$(1.6)	$(0.3)	$(0.5)	$(0.2)	$(0.2)
Free Cash Flow(3)		$3.9	$7.6	$10.7	$11.5	$12.0

(1)	Assumes full 2010 fiscal year impact of acquisitions with synergies and excludes one-time, non-recurring acquisition related expenses.

(2)	Excludes one-time, non-recurring costs for 2010 related to acquisition integration and the process resulting in the merger.

(3)	Stock-based compensation was treated as a cash expense and therefore not added back to Free Cash Flow.

Financing of the Merger

PAETEC, the ultimate parent company of Merger Sub, will provide Merger Sub with sufficient funds to pay for all common shares to be acquired in the merger. The total amount of funds necessary to pay all merger consideration and customary fees and expenses in connection with the merger agreement and the transactions contemplated therein is estimated to be approximately $63 million, which will be used to pay shareholders of XETA, holders of options and warrants to purchase XETA common shares and to repay outstanding indebtedness under certain credit facilities of XETA. PAETEC has advised us that they expect to provide funds for these payments to Merger Sub, either as a capital contribution or as an intercompany loan. PAETEC will obtain such funds from cash on hand and/or cash generated from general corporate activities, or from amounts available under PAETEC’s existing credit facilities. The consummation of the merger is not conditioned upon any financing arrangements.

Interests of XETA Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors to vote for the proposal to approve and adopt the merger agreement, shareholders should be aware that XETA’s executive officers and directors have agreements or arrangements that may provide them with interests that may differ from, or be in addition to, those of shareholders generally. Our board of directors was aware of these interests and considered them, among other matters, in determining the recommendation set forth in this proxy statement.

Consideration Payable Pursuant to the Merger

As of April 5, 2011, XETA’s directors and executive officers (and affiliates and affiliated investment entities) owned in the aggregate 2,100,161 common shares (including vested and unvested restricted shares, but excluding common shares issuable upon the exercise of options to purchase common shares). Of this amount, Ronald L. Siegenthaler, our Chairman of the Board, Greg D. Forrest, our Chief Executive Officer and President and a director, and Patara Capital, LP, an entity affiliated with Ozarslan A. Tangun, a director of

XETA, held approximately 1,787,524 common shares on February 8, 2011, representing approximately 16% of XETA’s outstanding common shares, which are subject to the voting agreements. The beneficial ownership of each director and executive officer as of April 5, 2011 is further described under the heading “Share Ownership.”

Effect of the Merger Agreement on Options, Warrants and Restricted Shares

Options

As of April 5, 2011, XETA’s directors and executive officers held options to purchase 555,900 common shares in the aggregate, with exercise prices ranging from $1.59 to $4.30 per share and an aggregate weighted average exercise price of $2.68 per share.

With respect to stock options granted under our 2000 Stock Option Plan, upon a change in control of our company, vesting of any unvested options automatically accelerates according to the terms of the plan. With respect to options granted under our 2004 Omnibus Stock Incentive Plan, upon such a change of control, the vesting of unvested options will accelerate if the compensation committee of our board of directors determines to accelerate vesting. The proposed merger with PAETEC and Merger Sub will constitute a “change in control” under our 2004 Omnibus Stock Incentive Plan. At a special meeting of the board of directors held on January 6, 2011, our board of directors discussed the accelerated vesting of the equity compensation awards held by our officers and employees and recommended that, with respect to options granted on December 28, 2010 under the 2004 Omnibus Stock Incentive Plan to our four senior executive officers, only 50% of the total shares covered by those options should vest upon a change of control.

Our compensation committee then determined that vesting of all unvested shares covered by options under the 2004 Omnibus Stock Incentive Plan would accelerate upon the occurrence of the change in control, except that vesting with respect to only 50% of the total shares covered by options granted on December 28, 2010 to our four senior executive officers would accelerate in such event; any rights to the remainder of the shares covered by those options would terminate. See “— Background of the Merger.”

All options will be cancelled upon consummation of the merger. Holders of vested options will be entitled to receive (in each case, less any required withholding tax and in accordance with the terms of their respective agreements) an amount equal to the product of

•	the total number of common shares that would have been acquired upon the exercise of the option, multiplied by

•	the excess, if any, of the merger consideration over the exercise price to acquire a common share under such option.

If the exercise price per share of any option equals or exceeds the applicable merger consideration, such amount shall be zero.

The table below sets forth information regarding the options held by XETA’s directors and executive officers as of April 5, 2011 having an exercise price per share less than the merger consideration.

	Number of Shares		Option
	Underlying XETA		Exercise	Aggregate
Name	Options (#)		Price ($)	Proceeds ($)	Total ($)

Greg D. Forrest	30,000		$1.77	$111,900	$432,598
	71,013		2.54	210,198
	85,000	(1)	2.90	110,500
Robert B. Wagner	25,000		1.77	93,250	322,675
	55,549		2.54	164,425
	50,000	(1)	2.90	65,000
Donald E. Reigel	30,000		2.95	76,500	205,010
	15,000		1.77	55,950
	11,338		2.54	33,560
	30,000	(1)	2.90	39,000
Paul Comeau	20,000		1.77	74,600	139,600
	50,000	(1)	2.90	65,000
Donald T. Duke	12,000		3.63	22,440	78,690
	25,000		3.25	56,250
Ozarslan A. Tangun	10,000		1.59	39,100	39,100
Eric Grimshaw	10,000		2.70	28,000	28,000
Dr. Robert D. Hisrich	8,000		3.63	14,960	14,960
Ronald L. Siegenthaler	8,000		3.63	14,960	14,960
S. Lee Crawley	10,000		4.30	12,000	12,000
All executive officers and directors as a group	555,900			$1,287,594	$1,287,594

(1)	Only 50% of the total shares covered by these options will vest on the closing date.

Warrants

In May 2010, in connection with an acquisition we made, we granted to the seller, Hotel Technologies Solutions, Inc. d/b/a Lorica Solutions, warrants exercisable immediately to purchase up to 150,000 of our common shares at an exercise price of $3.77 per share. The warrant agreement contains terms and provisions that permit the holder of the warrants to exercise the warrants in a net-issuance cashless exercise. We understand that the holder intends to fully exercise its warrants through a net-issuance cashless exercise.

Restricted Shares

As of April 5, 2011, XETA’s executive officers held outstanding restricted share awards granted under our 2004 Omnibus Stock Incentive Plan covering a total of 24,843 common shares. Our directors are not eligible to receive restricted share awards. Immediately prior to the effective time of the merger, all remaining forfeiture restrictions applicable to outstanding restricted share awards will expire and the holders thereof will be entitled to receive the $5.50 per share cash merger consideration with respect to each such share, less applicable tax withholdings.

At the special meeting of the board of directors held on January 6, 2011, our board of directors recommended that vesting of the restricted shares awards granted under the 2004 Omnibus Stock Incentive Plan should accelerate upon the change in control that would result from the merger. Our compensation committee then determined that vesting of all such unvested restricted share awards would accelerate upon the occurrence of such change in control. See “— Options” above.

The table below sets forth information regarding the restricted shares held by XETA’s executive officers as of April 5, 2011.

	Common Shares
	Subject to	Aggregate
Name	Restrictions (#)	Proceeds ($)

Greg D. Forrest	10,346	$56,903
Robert B. Wagner	8,609	47,350
Paul Comeau	5,888	32,384
All executive officers as a group	24,843	$136,637

In addition, prior to the effectiveness of the merger, XETA’s board of directors, or the compensation committee of the board of directors, expects to adopt a resolution providing that dispositions by certain XETA officers and directors of their common shares and stock options in connection with the merger, shall be exempt from liability under Section 16(b) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 16b-3 under such Act.

Change in Control Severance Plan

On December 9, 2010, our board of directors adopted an Executive Change in Control Severance Plan for certain of our executives. The board of directors designated Greg D. Forrest, our Chief Executive Officer and President, Robert B. Wagner, our Chief Financial Officer, Paul Comeau, our Chief Operating Officer, and Don Reigel, our Chief Sales Officer, as participants under the plan.

Severance benefits are triggered under the severance plan upon the participant’s termination of employment with XETA and its subsidiaries upon an “involuntary termination of employment” during the one-year period following a change in control. Under the severance plan, the proposed merger with PAETEC constitutes a change in control event. An involuntary termination of employment is defined under the severance plan as a termination of the participant’s employment by XETA or its subsidiaries for reasons other than “cause,” or as a voluntary termination of employment by the participant for “a good reason event.”

For purposes of the severance plan, “cause” means (i) the conviction of the participant for any felony involving dishonesty, fraud or breach of trust, (ii) intentional disclosure of our confidential information contrary to company policies, (iii) intentional engagement in any competitive activity which would constitute a breach of the participant’s duty of loyalty, (iv) the willful and continued failure of participant to substantially perform his duties for us (other than as a result of incapacity due to physical or mental illness), or (v) the willful engagement by the participant in gross misconduct in the performance of his or her duties that materially injures our company.

A “good reason event” means the occurrence after a change in control of any one of the following events or conditions: (a) a change (other than a nominal one) in the participant’s position or duties as they were in effect immediately before the change in control; (b) XETA assigns the participant any duties inconsistent with, or takes action that materially diminishes, the participant’s position, authority, duties or responsibilities in effect immediately before the change in control; (c) XETA materially reduces the participant’s base salary or annual cash compensation; (d) the participant is relocated to a workplace more than a 50-mile radius outside of the participant’s workplace prior to the change in control; or (e) XETA breaches a provision of the severance plan which results in a material adverse effect on the participant.

The severance plan provides for a single lump-sum cash payment based on a multiple of the participant’s annual cash compensation, which includes his (i) base salary, plus (ii) the annual cash incentive award established by the board of directors (or if such annual cash incentive has not been established, then the greater of the participant’s previous year’s annual cash incentive award or the average of such awards for generally the preceding three years). The multiple is one and one-half times annual cash compensation for XETA’s Chief Executive Officer and one times annual cash compensation for all other participants. The severance plan also provides for continued life and medical insurance coverage for 12 months following the date of the participant’s involuntary termination subject to certain conditions and limitations set forth in the severance plan.

In order to be entitled to receive severance benefits, the participant is required by the severance plan to execute and deliver to us a release and waiver of claims against XETA and to continue to abide by applicable company policies regarding confidential information, non-disclosure and other policies that survive termination of employment.

XETA has the right to terminate or amend the severance plan at any time without the consent of the participant, except during the one-year period following a change in control.

Indemnification of Directors and Officers

XETA is organized under the laws of the State of Oklahoma. Section 18-1031 of the Oklahoma General Corporation Act (“OGCA”) permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, indemnification rights in addition to those expressly set forth in the OGCA. XETA’s certificate of incorporation provides for the indemnification of XETA’s directors to the fullest extent permissible under the OGCA.

In addition, XETA’s bylaws provide that XETA is required to indemnify its directors, officers, employees and agents, in each case to the fullest extent permitted by the OGCA. XETA’s bylaws also provide that XETA shall advance expenses incurred by a director, officer, employee or certain agents in advance of the final disposition of any action or proceeding, and permit XETA to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether XETA would otherwise be permitted to indemnify him or her under the provisions of the OGCA.

In the merger agreement, PAETEC has agreed that the certificate of incorporation and bylaws of the surviving corporation in the merger will contain provisions no less favorable with respect to indemnification and exculpation from liabilities of the present and former directors, officers and employees of XETA than those in effect as of the date of the merger agreement and that such provisions will not be amended, repealed or otherwise modified for six years from the effective time of the merger in any way that would affect adversely the rights of any directors, officers, employees, fiduciaries or agents of XETA or any of its subsidiaries in respect of actions or omissions occurring at or prior to the effective time of the merger.

Under the merger agreement, PAETEC and the surviving corporation will honor and fulfill in all respects the indemnification obligations of XETA, including the advancement of expenses incurred in the defense of any action or suit, incurred prior to the effective time of the merger. Until the sixth anniversary of the effective time of the merger, the surviving corporation will maintain in effect directors’ and officers’ liability insurance with benefits and coverage levels that are no less favorable than XETA’s existing policies in respect of acts or omissions occurring at or prior to the effective time of the merger, provided that in satisfying such obligations, PAETEC and the surviving corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by XETA for coverage for its last full fiscal year. If the annual premiums of such insurance coverage exceed such amount, PAETEC will obtain a policy with the greatest coverage available for a cost not exceeding such amount.

Summary of Aggregate Proceeds that May be Received by XETA’s Directors and Executive Officers

The table below sets forth information regarding the aggregate proceeds that may be received by each of XETA’s directors and executive officers in connection with the merger. These amounts are described in further detail above under “— Consideration Payable Pursuant to the Merger” and “— Effect of the Merger Agreement on Options, Warrants and Restricted Shares.”

Aggregate
Name	Proceeds ($)

Ronald L. Siegenthaler(1)	$6,114,477
Ozarslan A. Tangun(2)	3,128,346
Greg D. Forrest(3)	1,114,153
Donald E. Reigel(4)	899,897
Robert B. Wagner(5)	595,333
Donald T. Duke(6)	324,881
Robert D. Hisrich(7)	285,500
Paul Comeau(8)	216,386
S. Lee Crawley(9)	127,418
Eric Grimshaw(10)	32,092

(1)	Consists of (i) $6,099,517 payable upon exchange of shares held by Mr. Siegenthaler and (ii) $14,960 in connection with options to purchase shares held by Mr. Siegenthaler.

(2)	Consists of (i) $3,089,246 payable upon exchange of shares held by Patara Capital, LP, an entity affiliated with Mr. Tangun, and (ii) $39,100 in connection with options to purchase shares held by Mr. Tangun.

(3)	Consists of (i) $624,652 payable upon exchange of shares held by Mr. Forrest, (ii) $432,598 in connection with options to purchase shares held by Mr. Forrest and (iii) $56,903 in connection with restricted shares held by Mr. Forrest.

(4)	Consists of (i) $694,887 payable upon exchange of shares held by Mr. Reigel and (ii) $205,010 in connection with options to purchase shares held by Mr. Reigel.

(5)	Consists of (i) $225,308 payable upon exchange of shares held by Mr. Wagner, (ii) $322,675 in connection with options to purchase shares held by Mr. Wagner and (iii) $47,350 in connection with restricted shares held by Mr. Wagner.

(6)	Consists of (i) $246,191 payable upon exchange of shares held by Mr. Duke and (ii) $78,690 in connection with options to purchase shares held by Mr. Duke.

(7)	Consists of (i) $270,540 payable upon exchange of shares held by Mr. Hisrich and (ii) $14,960 in connection with options to purchase shares held by Mr. Hisrich.

(8)	Consists of (i) $44,402 payable upon exchange of shares held by Mr. Comeau, (ii) $139,600 in connection with options to purchase shares held by Mr. Comeau and (iii) $32,384 in connection with restricted shares held by Mr. Comeau.

(9)	Consists of (i) $115,418 payable upon exchange of shares held by Mr. Crawley and (ii) $12,000 in connection with options to purchase shares held by Mr. Crawley.

(10)	Consists of (i) $4,092 payable upon exchange of shares held by Mr. Grimshaw and (ii) $28,000 in connection with options to purchase shares held by Mr. Grimshaw.

Voting Agreements

Concurrently with the execution and delivery of the merger agreement, Messrs. Siegenthaler and Forrest, and Patara Capital, LP, whom we refer to as the “Signing Shareholders”, each, solely in his or its capacity as a shareholder of XETA, entered into separate voting agreements with PAETEC. Under the voting agreements, the Signing Shareholders have agreed to vote, or cause to be voted, common shares for which they have the right to vote in favor of the approval and adoption of the merger agreement, in favor of any postponement or adjournment of the special meeting to solicit additional proxies, against certain other acquisition proposals, against certain extraordinary transactions involving XETA (including any reorganization, recapitalization, liquidation or winding-up of XETA) and against any action of XETA requiring the approval of XETA’s shareholders that would adversely affect the consummation of the transactions contemplated by the merger agreement.

In the voting agreements, the Signing Shareholders have agreed not to, on or after the date of the voting agreements, among other things, grant any proxies or enter into any arrangement to vote any of their common shares, sell, assign, transfer, encumber or dispose of any of their common shares or attempt to execute any statutory appraisal or similar rights with regard to their common shares. The Signing Shareholders also have agreed not to knowingly take any action to solicit or initiate other acquisition proposals or to engage in negotiations with any person the Signing Shareholder knows is considering making, has made, or has agreed to endorse, another acquisition proposal. Each voting agreement will terminate upon the earliest to occur of (i) the termination of the merger agreement in accordance with its terms or (ii) the effective time of the merger.

Claims Against Directors

There are shareholder derivative lawsuits pending against current directors of XETA relating to the merger. If the merger is consummated, any such claims that are currently pending or that could be brought against such directors of XETA by current shareholders would likely be extinguished. See “— Litigation Relating to the Merger.”

Dividends

We have never paid dividends. Pursuant to the merger agreement, we are prohibited from declaring or paying any dividends or making any similar distributions to our shareholders.

Determination of the Merger Consideration

The merger consideration was determined through arm’s-length negotiations between XETA and PAETEC.

Regulatory Matters

Under the merger agreement, each of the parties has agreed to use its reasonable best efforts to complete the merger, including making filings with and obtaining all necessary approvals and consents from various federal and state governmental authorities. We do not expect that the completion of the merger will be subject to any federal or state regulatory requirements other than filings under applicable securities laws and the filing of certain merger documents with the Secretary of State of the State of Oklahoma. The parties have determined that approvals under applicable antitrust laws or regulations (such as the Hart-Scott-Rodino Antitrust Improvements Act of 1976) will not be required in order to complete the merger. If any such additional governmental approvals or actions are required, we expect that those approvals or actions will be sought by the parties. There can be no assurance, however, that any additional approvals or actions will be obtained. For a description of the obligations of XETA, PAETEC and Merger Sub related to third party consents and regulatory approvals, see “The Merger Agreement — Additional Agreements — Consents and Release of Liens” and “— Government Filings; Efforts” beginning on page 60.

Person/Assets, Retained, Employed, Compensated Or Used

Stifel Nicolaus Weisel acted as financial advisor to XETA in connection with the merger. We paid Stifel Nicolaus Weisel a retainer fee of $100,000 and a fee of $500,000 upon the delivery of its Opinion, and neither of such fees was contingent upon consummation of the merger. Stifel Nicolaus Weisel will receive a transaction fee of $1.0 million upon consummation of the merger, which amount will be reduced by the retainer fee and opinion fee that we have previously paid. XETA has also agreed to reimburse Stifel Nicolaus Weisel for its reasonable expenses (not to exceed $75,000, other than as approved by XETA) and to indemnify Stifel Nicolaus Weisel and certain related parties against certain liabilities and expenses related to or arising out of Stifel Nicolaus Weisel’s engagement, including liabilities under federal securities laws.

Appraisal Rights

If the merger is completed, our shareholders are entitled to appraisal rights under Section 18-1091 of the OGCA, provided that they comply with the conditions established by Section 18-1091.

The discussion below is not a complete summary regarding a XETA shareholder’s appraisal rights under Oklahoma law and is qualified in its entirety by reference to the text of the relevant provisions of Oklahoma law, which are attached to this proxy statement as Annex C. Shareholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

A record holder of common shares who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the merger, who otherwise complies with the statutory requirements of Section 18-1091 and who neither votes in favor of the merger nor consents thereto in writing will be entitled to an appraisal by an Oklahoma state district court (the “Court”), of the fair value of his, her or its common shares in lieu of the consideration that such shareholder would otherwise be entitled to receive pursuant to the merger agreement. All references in this summary of appraisal rights to a “shareholder” or “holders of common shares” are to the record holder or holders of common shares. Except as described herein, shareholders of XETA will not be entitled to appraisal rights in connection with the merger.

Under Section 18-1091, where a merger is to be submitted for approval at a meeting of shareholders, not fewer than 20 days prior to the meeting, a constituent corporation must notify each of the holders of common shares for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 18-1091. This proxy statement shall constitute such notice to the record holders common shares.

Shareholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 18-1091. Those conditions include the following:

•	Shareholders electing to exercise appraisal rights must not vote “for” the adoption of the merger agreement. Voting “for” the adoption of the merger agreement will result in the waiver of appraisal rights.

•	A written demand for appraisal of shares must be filed with XETA before the effective date for the merger agreement. The written demand for appraisal should specify the shareholder’s name and mailing address, and that the shareholder is thereby demanding appraisal of his or her common shares. The written demand for appraisal of shares is separate from a vote against the merger agreement or an abstention from such vote. That is, voting against or abstaining from voting on the merger alone will not satisfy your obligation to make a written demand for appraisal.

•	A demand for appraisal must be executed by or for the shareholder of record, fully and correctly, as such shareholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a shareholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in common shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

•	A shareholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to XETA at 1814 W. Tacoma Street, Broken Arrow, Oklahoma 74012 Attention: Corporate Secretary.

Within 10 days after the effective time of the merger, XETA must provide notice of the effective time of the merger to all XETA shareholders who have complied with Section 18-1091 and have not voted in favor of the adoption of the merger agreement.

Within 120 days after the effective time of the merger, either XETA or any shareholder who has complied with the required conditions of Section 18-1091 may file a petition in the Court, with a copy served on XETA in the case of a petition filed by a shareholder, demanding a determination of the fair value of the shares of all shareholders seeking to exercise appraisal rights. There is no present intent on the part of XETA to file an appraisal petition, and shareholders seeking to exercise appraisal rights should not assume that XETA will file such a petition or that XETA will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of common shares who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 18-1091.

Within 120 days after the effective time of the merger, any shareholder who has satisfied the requirements of Section 18-1091 will be entitled, upon written request, to receive from XETA a statement setting forth the aggregate number of common shares not voting in favor of the adoption of the merger agreement and with respect to which demands for appraisal were received by XETA and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after the shareholder’s request has been received by XETA or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

If a petition for an appraisal is timely filed and a copy thereof is served upon XETA, XETA will then be obligated, within 20 days after service, to file in the office of the Court, a duly verified list containing the names and addresses of all shareholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to shareholders, as required by the Court, at the hearing on such petition, the Court will determine which shareholders are entitled to appraisal rights. The Court may require the shareholders who have demanded an appraisal for their shares and who hold common shares represented by certificates to submit their share certificates to the Court for notation thereon of the pendency of the appraisal proceedings; and if any shareholder fails to comply with such direction, the Court may dismiss the proceedings as to such shareholder. Where proceedings are not dismissed, the Court will appraise the common shares owned by such shareholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

Although the board of directors of XETA believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court, and shareholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the consideration they would receive pursuant to the merger agreement. Moreover, XETA does not anticipate offering more than the merger consideration to any shareholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 18-1091, the “fair value” of a common share is less than the merger consideration. In determining “fair value,” the Court is required to take into account all relevant factors. The cost of the appraisal proceeding, which does not include attorneys’ or experts’ fees, may be determined by the Court and taxed against the dissenting shareholder and/or XETA as the Court deems equitable under the circumstances. Each dissenting shareholder is responsible for his or her attorneys’ and expert witness expenses, although, upon application of a dissenting shareholder, the Court may order that all or a portion of the expenses incurred by any dissenting shareholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all common shares entitled to appraisal.

Any shareholder who has duly demanded appraisal in compliance with Section 18-1091 will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to shareholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any shareholder will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement. After this period, a shareholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with the consent of XETA. If no petition for appraisal is filed with the Court within 120 days after the effective time of the merger, shareholders’ rights to appraisal, if available, will cease. Inasmuch as XETA has no obligation to file such a petition, any shareholder who desires a petition to be filed is advised to file it on a timely basis. Any shareholder may withdraw such shareholder’s demand for appraisal by delivering to XETA a written withdrawal of his, her or its demand for appraisal and acceptance of the merger consideration, except (i) that any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of XETA and (ii) that no appraisal proceeding in the Court shall be dismissed as to any shareholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

Failure by any XETA shareholder to comply fully with the procedures described above and set forth in Annex C to this proxy statement may result in termination of such shareholder’s appraisal rights. In view of the complexity of exercising appraisal rights under Oklahoma law, any XETA shareholder considering exercising these rights should consult with legal counsel.

Certain Material United States Federal Income Tax Consequences

The following is a summary of certain material U.S. federal income tax consequences to holders of common shares upon the exchange of common shares for cash pursuant to the merger. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision to dispose of common shares in the merger, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors or that are generally assumed to be known by investors. This summary is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). In addition, this summary is not a complete description of all the tax consequences of the merger and, in particular, may not address U.S. federal income tax considerations to holders of common shares subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities or currencies, traders that mark to market, holders who hold their common shares as part of a hedge, straddle or conversion transaction, insurance companies, tax-exempt entities and holders who obtained their common shares by exercising options or warrants). In addition, this summary does not discuss any consequences to holders of options or warrants to purchase common shares or any aspect of state, local or foreign tax law that may be applicable to any holder of common shares, or any U.S. federal tax considerations other than U.S. federal income tax considerations. This summary assumes that holders own common shares as capital assets.

We urge holders of common shares to consult their own tax advisors with respect to the specific tax consequences to them in connection with the merger in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws.

U.S. Holders

Except as otherwise set forth below, the following discussion is limited to the U.S. federal income tax consequences relevant to a beneficial owner of common shares that is a citizen or resident of the United States, a domestic corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes), any estate (other than a foreign estate), and any trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and (ii) one or more U.S. persons have the authority to control all substantial decisions of the trust (a “U.S. Holder”).

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds common shares, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the common shares pursuant to the merger.

Payments with Respect to Common Shares

The exchange of common shares for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who receives cash for common shares pursuant to the merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the common shares. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder’s holding period for the common shares is more than one year at the time of the exchange of such holder’s common shares for cash. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. There are limitations on the deductibility of capital losses.

Backup Withholding Tax and Information Reporting

Payments made with respect to common shares exchanged for cash in the merger will be subject to information reporting and U.S. federal backup withholding tax (at a rate of 28%) unless the U.S. Holder (i) furnishes an accurate tax identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing a substitute Form W-9) or (ii) is a corporation or other exempt recipient and, when required, demonstrates such fact. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s United States federal income tax liability, if any, provided that such U.S. Holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder of common shares. The term “Non-U.S. Holder” means a beneficial owner, other than a partnership, of common shares that is not a U.S. Holder.

Non-U.S. Holders should consult their own tax advisors to determine the specific U.S. federal, state, local and foreign tax consequences that may be relevant to them.

Payments with Respect to Common Shares

Payments made to a Non-U.S. Holder with respect to common shares exchanged for cash pursuant to the merger generally will be exempt from U.S. federal income tax, unless:

(a) the gain on common shares, if any, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the Non-U.S. Holder’s permanent establishment in the United States) (in which event (i) the Non-U.S. Holder will be subject to U.S. federal income tax as described under “U.S. Holders,” but such Non-U.S. Holder should provide a Form W-8ECI instead of a Form W-9, and (ii) if the Non-U.S. Holder is a corporation, it may be subject to branch profits tax on such gain at a 30% rate (or such lower rate as may be specified under an applicable income tax treaty));

(b) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year and certain other conditions are met (in such event the Non-U.S. Holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the common shares net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year); or

(c) the Non-U.S. Holder is an individual subject to tax pursuant to U.S. tax rules applicable to certain expatriates.

Backup Withholding Tax and Information Reporting

In general, if you are a Non-U.S. Holder you will not be subject to backup withholding and information reporting with respect to a payment made with respect to common shares exchanged for cash in the merger if you have provided an IRS Form W-8BEN (or a Form W-8ECI if your gain is effectively connected with the conduct of a U.S. trade or business). If shares are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. Holder’s United States federal income tax liability, if any, provided that such Non-U.S. Holder furnishes the required information to the Internal Revenue Service in a timely manner.

Delisting and Deregistration of XETA Common Shares

If the merger is completed, XETA common shares will be delisted from the NASDAQ Global Market and deregistered under the Securities Exchange Act of 1934, as amended, and our common shares will no longer be publicly traded.

Litigation Relating to the Merger

Between February 14 and 16, 2011, three putative class action lawsuits were filed against XETA, its directors, PAETEC and Merger Sub in connection with the proposed merger. All three suits were filed in the State District Court of Tulsa County, Oklahoma. These suits generally alleged that our directors breached their fiduciary duties to our shareholders by allegedly failing to properly value XETA, failing to take steps to maximize the value of XETA to our shareholders and failing to adequately consider potential buyers other than PAETEC. The complaints further alleged that XETA, PAETEC and Merger Sub aided and abetted in our directors’ alleged breach of their fiduciary duties. The relief sought by the plaintiffs included a declaration that the action was properly maintainable as a derivative and class action, unspecified money damages and equitable relief that would delay or enjoin the merger.

Additional details regarding the three lawsuits are as follows:

Court	Filing Date	Case Name	Case Number

District Court of Tulsa County, Oklahoma	February 14, 2011	Petterson v. XETA Technologies, Inc., et al.	CJ-2011-00838
District Court of Tulsa County, Oklahoma	February 14, 2011	Capel v. Forrest, et al.	CJ-2011-00848
District Court of Tulsa County, Oklahoma	February 16, 2011	Gasker v. XETA Technologies, Inc., et al.	CJ-2011-00914

On March 8, 2011, the State District Court entered an order, consented to by all parties, consolidating the three cases under the caption In re XETA Technologies, Inc. Purported Class Action Litigation, Master File No. CJ-2011-00838. On March 23, 2011, the plaintiffs filed a consolidated petition with the Court, which generally alleges that our directors breached their fiduciary duties to our shareholders by allegedly violating duties of care, loyalty, good faith and independence; failing to take steps to maximize the value of XETA to our shareholders; failing to properly value XETA; failing to protect against conflicts of interest; and failing to disclose to shareholders all material information relating to the proposed transaction. In addition, the consolidated petition further alleges that XETA, PAETEC and Merger Sub aided and abetted in our directors’ alleged breach of their fiduciary duties. The relief sought by the plaintiffs under the consolidated petition includes a declaration that the action was properly maintainable as a derivative and class action, unspecified money damages, equitable relief that would delay or enjoin the merger and an award of attorneys’ fees and costs of litigation.

As of April 13, 2011, plaintiffs’ counsel and counsel for the named defendants in the consolidated action entered into a memorandum of understanding outlining the terms of an agreement to settle and dismiss the lawsuit. The proposed settlement is conditional upon, among other things, the execution of a stipulation of settlement on terms satisfactory to all parties, consummation of the merger and final approval of the proposed settlement by the Court. Under the proposed settlement, XETA has agreed to make certain supplemental disclosures concerning the merger, which are contained in this proxy statement. In addition, the proposed settlement contemplates that the defendants or their insurers will pay plaintiffs’ attorneys fees and expenses, as awarded by the Court, in an amount not to exceed $350,000. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the Court will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated.

The defendants in the consolidated action have denied all liability with respect to the facts and claims alleged in the lawsuits and specifically deny that any further supplemental disclosure was required under any applicable rule, statute, regulation or law. The proposed settlement is not, and should not be construed as, an admission of wrongdoing or liability by any defendant. We have agreed in principle to the terms of the proposed settlement in order to avoid costly litigation and eliminate the risk of any delay to the closing of the merger.

The proposed settlement will not affect the amount of the merger consideration to be paid to shareholders of XETA in connection with the merger or the timing of the special meeting of shareholders.

THE MERGER AGREEMENT

This section of the proxy statement describes certain material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. Neither the merger agreement nor this summary is intended to provide you with any other factual information about us.

The Merger

The Merger; Effective Time; Closing.  The effective time of the merger will occur at the time that we file a certificate of merger with the Secretary of State of the State of Oklahoma on the closing date of the merger. The closing date will occur no later than the second business day after all of the conditions to the merger set forth in the merger agreement have been satisfied or waived (other than conditions that by their nature are to be satisfied on the closing date, but subject to satisfaction or waiver of such conditions).

Structure.  Subject to the terms and conditions of the merger agreement and in accordance with Oklahoma law, at the effective time of the merger, Merger Sub will merge with and into XETA. The separate corporate existence of Merger Sub will cease, and XETA will continue as the surviving corporation and an indirect wholly-owned subsidiary of PAETEC. Following the completion of the merger, our common shares will be delisted from the NASDAQ Global Market and deregistered under the Securities Exchange Act of 1934 and will no longer be publicly traded.

Charter and Bylaws.  At the effective time of the merger, the certificate of incorporation and bylaws of XETA will be amended and restated so as to read as the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the effective time of the merger. The name of the surviving corporation will remain XETA Technologies, Inc. In the merger agreement, PAETEC and the surviving corporation have agreed that the certificate of incorporation and bylaws of the surviving corporation in the merger will contain provisions no less favorable with respect to indemnification and exculpation from liabilities of the present and former directors, officers and employees of XETA than those in effect as of the date of the merger agreement and that such provisions will not be amended, repealed or otherwise modified for six years from the effective time of the merger in any way that would affect adversely the rights of any directors, officers, employees, fiduciaries or agents of XETA or any of its subsidiaries in respect of actions or omissions occurring at or prior to the effective time of the merger.

Directors and Officers of the Surviving Corporation.  The directors and officers of Merger Sub immediately prior to the effective time of the merger are expected to become the initial directors and officers, respectively, of the surviving corporation following the merger.

Conversion of Common Shares.  Each common share issued and outstanding immediately prior to the effective time of the merger (other than common shares held in the treasury of XETA or owned by PAETEC or Merger Sub, or by any direct or indirect wholly-owned subsidiary of PAETEC, Merger Sub or XETA, and any common shares held by a XETA shareholder who is entitled to demand and properly demands appraisal of such common shares pursuant to Section 18-1091 of the OGCA, which is attached hereto as Annex C) will, by virtue of the merger and without any action on the part of PAETEC, Merger Sub, XETA or the shareholder, be cancelled and converted at the effective time of the merger into the right to receive the merger consideration, without interest thereon and less any required withholding tax. At the effective time of the merger, each common share of XETA owned, if any, by PAETEC, Merger Sub or any wholly-owned subsidiary of PAETEC or XETA and common shares held by XETA in treasury will be cancelled, and no payment or distribution will be made with respect to such common shares. At the effective time of the merger, each share of Merger Sub capital stock issued and outstanding immediately prior to the effective time of the merger will, by virtue of the merger and without any action on the part of the holder thereof, be converted into one common share of the surviving corporation.

Options, Warrants and Restricted Shares.  All unvested options to purchase common shares outstanding immediately prior to the effective time of the merger shall become fully vested immediately prior to the effective time of the merger, except that with respect to options granted on December 28, 2010 to our four senior executive officers — Greg D. Forrest, Robert B. Wagner, Paul Comeau and Donald Reigel — our board of directors and the compensation committee of our board of directors have determined that only 50% of the 215,000 total shares covered by such options (i.e., 107,500 shares) will vest; the remaining 50% of the shares covered by these options will not vest. All options will be cancelled upon consummation of the merger.

Holders of vested options will be entitled to receive (in each case, less any required withholding tax and in accordance with the terms of their respective agreements) an amount equal to the product of

•	the total number of common shares that would have been acquired upon the exercise of the option, multiplied by

•	the excess, if any, of the merger consideration over the exercise price to acquire a common share under such option.

If the exercise price per share of any option equals or exceeds the applicable merger consideration, such amount shall be zero.

In May 2010, in connection with an acquisition we made, we granted to the seller, Hotel Technologies Solutions, Inc. d/b/a Lorica Solutions, warrants exercisable immediately to purchase up to 150,000 of our common shares at an exercise price of $3.77 per share. The warrant agreement contains terms and provisions that permit the holder of the warrants to exercise the warrants in a net-issuance cashless exercise. We understand that the holder intends to fully exercise its warrants through a net-issuance cashless exercise.

Immediately prior to the effective time of the merger, all remaining forfeiture restrictions applicable to restricted shares will expire and the holders thereof will be entitled to receive the $5.50 per share merger consideration with respect to each such share, less applicable tax withholdings.

Exchange and Payment Procedures.  PAETEC will deposit with Computershare Trust Company N.A. (or an affiliate thereof), as exchange agent for the merger, for the benefit of the holders of common shares, sufficient funds to pay the aggregate merger consideration in an exchange fund. After the merger is completed, you will have the right to receive $5.50 per common share, but you will no longer have any rights as a XETA shareholder. You will receive the merger consideration in exchange for your common shares in accordance with the instructions that will be contained in the letter of transmittal that will be sent to you shortly after completion of the merger. If your common shares are held in “street name” by your broker, dealer, commercial bank, trust company or other nominee, you will receive instructions from your broker, dealer, commercial bank, trust company or other nominee as to how to surrender your “street name” common shares and receive cash for those common shares. If your shares are held in book-entry form, you will receive instructions from Computershare Trust Company N.A. as to how to surrender your “book-entry” common shares and receive cash for those shares.

Any portion of the exchange fund (including the proceeds of any investments thereof) that remains unclaimed for one year after the effective time of the merger will be delivered to PAETEC. Holders of shares outstanding before the effective time of the merger will thereafter be entitled to look only to PAETEC for payment of any claims for merger consideration to which they may be entitled (after giving effect to any required withholding tax). Neither the surviving corporation, PAETEC, the exchange agent nor any other person will be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates or book-entry shares. The exchange agent and surviving corporation will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum which is withheld and paid to a taxing authority by the exchange agent or the surviving corporation will be deemed to have been paid to the person from whom it is withheld.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of that fact and, if required by the exchange agent or reasonably requested by the surviving corporation, post a bond in a customary amount or provide an indemnity against any claim that may be made against it with respect to that certificate.

Representations and Warranties

We make various representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedule delivered in connection therewith. These representations and warranties relate to, among other things:

•	our organization, good standing, corporate power and authority and qualification to do business;

•	our subsidiaries;

•	our capitalization, including in particular the number of common shares, options to purchase common shares and warrants;

•	our corporate power and authority to enter into the merger agreement and to perform our obligations under the merger agreement, and the execution, delivery and enforceability of the merger agreement;

•	the approval and recommendation by our board of directors of the merger agreement and the transactions contemplated by the merger agreement (subject to the right of our board of directors to change its recommendation in certain circumstances);

•	Stifel Nicolaus Weisel having delivered to our board of directors their written Opinion to the effect, as of the date of the merger agreement and based on and subject to the assumptions, qualifications and limitations set forth therein, that the merger consideration to be received by the holders of XETA common shares pursuant to the merger was fair to such holders, from a financial point of view;

•	the absence of violations of or conflicts with our certificate of incorporation or bylaws, certain of our material contracts or applicable laws or orders, and the absence of the creation of any lien on any of our or our subsidiaries’ properties or assets, in each case as a result of entering into the merger agreement and consummating the merger;

•	the required consents and approvals of governmental authorities in connection with the transactions contemplated by the merger agreement;

•	neither we nor our subsidiaries being in violation of our certificates of incorporation or bylaws, not having violated applicable laws, orders, judgments or decrees of any governmental authority and not having defaulted under certain material contracts;

•	XETA and its subsidiaries having all permits required by government authorities for the current ownership and operation of properties and assets to carry on their business;

•	our SEC filings since November 1, 2007, including the financial statements contained therein;

•	our internal disclosure controls and procedures and our system of internal control over financial reporting, and the absence of any significant deficiencies, material weakness or fraud regarding our or our subsidiaries’ accounting and auditing practice or our internal accounting controls since November 1, 2007;

•	the absence of undisclosed liabilities;

•	the absence of certain changes or events since November 1, 2010;

•	the absence of actions, investigations, proceedings, orders or injunctions against us or our subsidiaries by or before any governmental authority;

•	our employee benefit plans;

•	real property owned or leased by us;

•	taxes;

•	environmental matters;

•	intellectual property;

•	material contracts, including agreements relating to indebtedness and contracts, leases and licenses pursuant to which we have paid over $250,000 in the last 12 months;

•	the accuracy of this proxy statement;

•	labor agreements and other employee issues;

•	insurance policies;

•	the absence of undisclosed broker’s or finder’s fees;

•	steps taken by our board of directors to waive certain antitakeover provisions of Oklahoma law;

•	the absence of certain payments, bribes, political contributions or influence payments and violations under anti-corruption or anti-bribery laws;

•	the absence of facts that could reasonably result in the termination of customer agreements for which we have received at least $100,000 in revenue over the 12 months ended October 31, 2010 and supplier agreements for which we have paid $100,000 or more during the 12 months ended October 31, 2010;

•	the absence of conditions involving our customers or suppliers that would be reasonably likely to have a material adverse effect on XETA after consummation of the merger;

•	the voting agreements have been entered into; and

•	our bank accounts.

Many of our representations and warranties are qualified by the absence of a material adverse effect on XETA, which means, for purposes of the merger agreement, a material adverse effect on the business, properties, financial condition or results of operations of XETA and our subsidiaries taken as a whole or on our ability to consummate the merger, except for such effects attributable to any of the following:

•	general political, economic or market conditions or general changes in the industries in which XETA and its subsidiaries operate to the extent such conditions do not have a materially disproportionate effect on XETA and such subsidiaries relative to other companies operating in such industries;

•	acts of terrorism or war or natural disasters;

•	the announcement of the merger;

•	changes in applicable law or accounting regulations;

•	changes in the price or trading volume of our common shares;

•	our failure to meet public or internal revenue, earnings or other projections;

•	action taken as required under the merger agreement; or

•	effects to the extent resulting from the acts of current or former shareholders relating to the merger agreement.

PAETEC and Merger Sub make various representations and warranties in the merger agreement with respect to PAETEC and Merger Sub. These include representations and warranties regarding:

•	PAETEC’s and Merger Sub’s organization and good standing;

•	PAETEC’s and Merger Sub’s corporate power and authority to enter into the merger agreement and to perform their obligations under the merger agreement, and the execution, delivery and enforceability of the merger agreement;

•	the absence of any violation of or conflict with their governing documents and certain agreements to which PAETEC or Merger Sub are party, and the absence of the creation of any lien on any of their respective properties or assets, in each case as a result of entering into the merger agreement and consummating the merger;

•	the required consents and approvals of governmental authorities in connection with the transactions contemplated by the merger agreement;

•	the accuracy of information supplied by PAETEC or its subsidiaries for inclusion in this proxy statement;

•	the absence of undisclosed broker’s or finder’s fees;

•	availability of funds for the merger;

•	the absence of actions, investigations, proceedings, orders or injunctions against PAETEC or Merger Sub by or before any governmental authority;

•	the absence of the requirement of a vote of PAETEC’s shareholders or the holder of any other securities of PAETEC in order for PAETEC and Merger Sub to consummate the transactions contemplated by the merger agreement;

•	the solvency of PAETEC and Merger Sub;

•	PAETEC’s acknowledgement of adequate access to the books, records, facilities, equipment, contracts and other assets of XETA and our subsidiaries and the full opportunity to meet with our senior management;

•	PAETEC having disclosed all agreements among PAETEC, Merger Sub or any of their affiliates and members of the XETA board of directors or any person to PAETEC’s knowledge holding 5% or more of the common shares of XETA;

•	lack of ownership of XETA common shares; and

•	neither PAETEC nor Merger Sub being subject to certain antitakeover provisions of Oklahoma law.

Certain of the representations and warranties of PAETEC and Merger Sub are qualified by the absence of a material adverse effect on PAETEC, which means, for purposes of the merger agreement, any material adverse effect on the ability of either PAETEC or Merger Sub to perform its obligations under the merger agreement or to consummate the merger.

The representations and warranties described above and included in the merger agreement were made by XETA to PAETEC and Merger Sub, and by PAETEC and Merger Sub to XETA. These representations and warranties may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, these representations and warranties (a) will not survive consummation of the merger and cannot be the basis for any claims under the merger agreement by the other party after termination of the merger agreement except as a result of a willful and material breach as of the date of the merger agreement, and (b) were made only as of the date of the merger agreement or such other date as is specified in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, and this subsequent information may or may not be fully reflected in the parties’ public disclosures. See “Where You Can Find More Information” on page 69. Accordingly, the merger agreement is included in this proxy statement only to provide investors with information regarding the terms of the merger agreement, and not to provide investors with any other factual information regarding the parties or their respective businesses. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement.

Conduct of Business

Under the merger agreement, we have agreed that, unless required by applicable law or the merger agreement or if PAETEC gives its written consent, between the date of the merger agreement and the effective time of the merger, we and our subsidiaries will carry on our respective businesses in all material respects in the ordinary course consistent with past practice and in compliance in all material respects with applicable laws (payment of reasonable fees and expenses of our financial advisors and attorneys in connection with the merger transactions is deemed to be in the ordinary course of business);

We have also agreed that during the same time period, unless required by applicable law or the merger agreement or if PAETEC gives its written consent, we will not and will not permit any of our subsidiaries to:

•	amend or otherwise change our certificate of incorporation or bylaws;

•	issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of capital stock of any class or of any of our subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares (except in accordance with the terms of securities outstanding on the date hereof or pursuant to any exercises of options or vesting under any existing XETA stock plans);

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of our capital stock;

•	reclassify, combine, split or subdivide, or redeem, purchase or otherwise acquire directly or indirectly, any of our capital stock;

•	acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or any division thereof or any material amount of assets;

•	incur any indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except (i) in the ordinary course of business and consistent with past practice or (ii) with prior written notice to PAETEC, for refinancings of existing debt;

•	enter into or amend any contract, agreement, commitment or arrangement for the acquisition of any business organization or to incur any indebtedness;

•	intentionally subject any properties or assets (whether tangible or intangible) of XETA or our subsidiaries to any lien except for certain permitted liens that are, in the aggregate, not material, and liens that may be incurred under our existing debt arrangements;

•	increase the compensation payable to any officers except for increases disclosed to PAETEC on or prior to the date of the merger agreement;

•	make any offers of employment to or employ any new employees with an annual base compensation in excess of $90,000, except for replacements for existing employees hired at an annual base compensation not to exceed the annual base compensation for the departed employee existing as of such employee’s date of departure from XETA;

•	increase the compensation payable to our non-officer employees except as has been disclosed to PAETEC on or prior to the date of the merger agreement, or pursuant to existing plans, policies or contractual arrangements;

•	enter into any employment or severance agreement with or grant any severance or termination pay to any director, officer or other employee of XETA or any of our subsidiaries, or, except as required by applicable law, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, option, restricted share, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement, including any XETA employee benefit plan, for the benefit of any current or former director, officer or employee;

•	make any capital expenditures in any fiscal quarter exceeding our capital expenditure budget for such fiscal quarter by more than $150,000, excluding any capital expenditures to repair or replace equipment necessary to continue our operations in a manner consistent with such operations as of the date of the merger agreement, to the extent covered by insurance proceeds, to the extent required on an emergency basis and in amounts unspent but allowed in any prior quarter;

•	sell or transfer any interest in any real property or any properties or assets having a value in excess of $25,000 in the aggregate, other than sales of supplies, surplus or obsolete equipment or sales of assets in the ordinary course of business;

•	enter into any “non-compete,” “non-solicit” or similar agreement that would restrict the businesses of the surviving corporation or its subsidiaries or their ability to solicit customers or employees following the effective time of the merger agreement;

•	adopt a plan of complete or partial liquidation, dissolution, merger or consolidation of such entity;

•	make or rescind any election relating to taxes or make any change in any method of accounting, keeping of books of account or accounting practices or in any method of tax accounting, unless required by generally accepted accounting principles (as concurred with by our auditors) or applicable law, and then only so long as we have first notified PAETEC of such change;

•	acquire any interest in any real property having a value in excess of $30,000 individually, or $150,000 in the aggregate, except for renewals of existing leases that are extended or renewed in accordance with their existing terms at the same rate or the rate specified in the applicable lease agreement;

•	enter into any contract with vendors for services or products (other than purchase orders thereunder), except for contracts that involve a projected total expenditure of less than $175,000 over the term of the contract, have a term of less than 5 years and do not include any purchase “take or pay” commitment (but not including renewals of existing contracts that are extended or renewed in accordance with their existing terms at the same rate or the rate specified in the applicable contract); and

•	agree or commit to do any of the foregoing.

Non-Solicitation of Transactions; Change of Recommendation

We have agreed that we will, and we will cause our subsidiaries and our respective representatives to, cease immediately and cause to be terminated all discussions and negotiations with respect to or that reasonably could be expected to lead to an acquisition proposal. For purposes of the merger agreement, “acquisition proposal” means, other than transactions contemplated by the merger agreement, any inquiry, proposal or offer from any person relating to any:

•	merger, share exchange, consolidation, business combination, recapitalization or similar transaction involving XETA or any of our subsidiaries;

•	purchase or sale of 20% or more of our consolidated assets;

•	purchase or sale of, or tender or exchange offer for, our common shares that, if consummated, would reasonably be expected to result in any person beneficially owning 20% or more of our total voting power; or

•	any transaction that is substantially similar to any of the foregoing.

We have agreed that until the earlier of the effective time of the merger and the date of termination of the merger agreement, and subject to specified exceptions described below, we will not, nor will we permit any of our subsidiaries or their officers, directors or employees to, and we will cause our other representatives to not, directly or indirectly:

•	knowingly initiate, solicit, encourage, induce, or take any action designed to or which could reasonably be expected to lead to, directly or indirectly, the making of any acquisition proposal;

•	other than informing persons of our non-solicitation obligations, have any discussions with or provide any confidential information to any person relating to an acquisition proposal, or engage in any negotiations concerning an acquisition proposal;

•	approve or recommend any acquisition proposal; or

•	approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement or agree to do any of the foregoing related to any acquisition proposal.

Notwithstanding the foregoing or anything in the merger agreement to the contrary, prior to our obtaining shareholder approval of the merger agreement, our board of directors may:

•	engage in negotiations or discussions with or provide any information to any person in response to an unsolicited bona fide written acquisition proposal if (i) our board of directors concludes in good faith (after consultation with legal counsel and financial advisors) that such person is capable of making an acquisition proposal (taking into account the legal, financial, regulatory and other aspects of the acquisition proposal), such acquisition proposal constitutes or could reasonably lead to a superior proposal and that such action would be reasonably necessary for our board of directors to comply with its fiduciary duties and (ii) prior to providing confidential information, XETA obtains a confidentiality agreement substantially similar to PAETEC’s; or

•	withdraw, modify or qualify its recommendation to the shareholders to approve and adopt the merger agreement and the transactions contemplated by the merger agreement if (i) XETA has received an unsolicited written acquisition proposal that is not withdrawn, and our board of directors determines in good faith (after consultation with legal counsel and financial advisors) that such acquisition proposal constitutes a superior proposal and (ii) our board of directors determines in good faith (after consultation with legal counsel and financial advisors) in light of such superior proposal, a change in the recommendation of our board of directors is reasonably necessary in order for our board of directors to comply with its fiduciary duties.

The board of directors may only take the foregoing actions if:

•	XETA has given PAETEC at least five business days’ prior written notice of its intention to take such action and has provided a copy of the relevant material terms and conditions of the superior proposal;

•	during a five-day period following delivery of such notice, XETA has negotiated in good faith with PAETEC to revise the terms of the merger agreement such that the acquisition proposal no longer constitutes a superior proposal;

•	following such negotiation period, our board of directors has determined in good faith that the third-party proposal remains a superior proposal and that the termination of the merger agreement or the recommendation of such superior proposal by our board of directors is necessary to comply with the fiduciary duties of our board of directors; and

•	our board of directors has delivered written notice of termination to PAETEC.

A “superior proposal” is defined in the merger agreement to mean a bona fide written acquisition proposal that our board of directors determines in good faith is reasonably capable of being consummated and would reasonably be expected to, if consummated, result in a transaction that is more favorable to our shareholders from a financial point of view than the merger, taking into account the nature of the consideration payable and all legal, financial, regulatory, and similar aspects of, and conditions to, the proposal and the person making the proposal.

Employee Matters

In the merger agreement, PAETEC has agreed with XETA that all employees of XETA and its subsidiaries immediately prior to the effective time of the merger shall be employed by the surviving corporation immediately after the effective time of the merger, although neither PAETEC nor the surviving corporation will have an obligation to continue to employ such employees (except as required by applicable law, employee benefit plans or as disclosed in the most recent XETA annual report on Form 10-K filed with the SEC). The surviving corporation is obligated to perform each written severance agreement existing at the effective time of the merger between XETA and its employees. PAETEC and the surviving corporation are required to treat the period of employment with XETA and its subsidiaries to have been employment and service with PAETEC and the surviving corporation for purposes of PAETEC’s and the surviving corporation’s employee benefit plans (if recognized under such plans’ terms).

Except for option and restricted share plans, for one year after the effective time of the merger (or such longer period as required by any employment agreement or employee benefit plan), PAETEC and the surviving corporation must provide employees of XETA with base salary levels, annual bonus opportunities and employee benefit plans that are no less favorable to similarly situated employees of PAETEC. Employees of XETA shall be enrolled in the tax-qualified retirement plan designated by PAETEC, and PAETEC shall cause its insurance carriers to waive restrictions on pre-existing medical conditions (to the extent such conditions would be covered under XETA’s comparable plan), and to offer to each XETA employee coverage under a group health plan which credits such employee towards deductibles, co-payments and out-of-pocket maximums for the year in which the effective time of the merger occurs.

Immediately prior to the effective time of the merger, XETA must terminate the XETA 401(k) plan.

Indemnification and Insurance of Our Directors and Officers

In the merger agreement, PAETEC has agreed that the certificate of incorporation and bylaws of the surviving corporation in the merger will contain provisions no less favorable with respect to indemnification and exculpation from liabilities of the present and former directors, officers and employees of XETA than those in effect as of the date of the merger agreement and that such provisions will not be amended, repealed or otherwise modified for six years from the effective time of the merger in any way that would affect adversely the rights of any directors, officers, employees, fiduciaries or agents of XETA or any of its subsidiaries in respect of actions or omissions occurring at or prior to the effective time of the merger.

Under the merger agreement, PAETEC and the surviving corporation will honor and fulfill in all respects the indemnification obligations of XETA, including the advancement of expenses incurred in the defense of any action or suit, incurred prior to the effective time of the merger. Until the sixth anniversary of the effective time of the merger, the surviving corporation will maintain in effect directors’ and officers’ liability insurance with benefits and coverage levels that are no less favorable than XETA’s existing policies in respect of acts or omissions occurring at or prior to the effective time of the merger, provided that in satisfying such obligations, PAETEC and the surviving corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by XETA for coverage for its last full fiscal year. If the annual premiums of such insurance coverage exceed that amount, PAETEC and the surviving corporation will obtain a policy with the greatest coverage available for a cost not exceeding such amount.

Additional Agreements

Shareholders’ Meeting.  The merger agreement requires us to duly call, give notice of and hold a meeting of our shareholders to approve and adopt the merger agreement and the transactions contemplated by the merger agreement as promptly as reasonably practicable after the mailing of this proxy statement. Subject to limited circumstances contemplated by the merger agreement and described above in “— Non-Solicitation of Transactions; Change of Recommendation,” our board of directors is required to recommend that our shareholders vote in favor of approval and adoption of the merger agreement and the transactions contemplated by the merger agreement and to use commercially reasonable efforts to solicit proxies in favor of such approval and adoption.

Access to Information.  We have agreed to grant PAETEC and PAETEC’s representatives reasonable access to our and our subsidiaries’ properties, books, contracts, commitments, personnel and records and all other information concerning our and our subsidiaries’ business, properties and personnel as PAETEC reasonably requests. PAETEC has agreed to hold confidential any nonpublic information regarding XETA or our subsidiaries in accordance with the terms of a confidentiality agreement.

Consents and Release of Liens.  XETA must use its reasonable best efforts to obtain prior to the closing of the merger all consents, waivers and approvals under XETA’s material contracts requiring such consents as a result of the merger. XETA must obtain prior to closing the merger and deliver to PAETEC pay-off letters from its credit facility lenders and evidence that all liens relating to such credit facilities on the assets of XETA have been or will be released as of the effective time of the merger.

NASDAQ De-listing; SEC Deregistration.  If the merger is completed, XETA common shares will be delisted from the NASDAQ Global Market and deregistered under the Securities Exchange Act of 1934, as amended, and our common shares will no longer be publicly traded.

Government Filings; Efforts.  Under the merger agreement, each of the parties has agreed to use its reasonable best efforts to complete the merger, including making filings with and obtaining all necessary approvals and consents from various federal and state governmental authorities. We do not expect that the completion of the merger will be subject to any federal or state regulatory requirements other than filings under applicable securities laws and the filing of certain merger documents with the Secretary of State of the State of Oklahoma. The parties have determined that approvals under applicable antitrust laws or regulations (such as the Hart-Scott-Rodino Antitrust Improvements Act of 1976) will not be required in order to complete the merger. If any such additional governmental approvals or actions are required, we expect that those approvals or actions will be sought by the parties. There can be no assurance, however, that any additional approvals or actions will be obtained.

PAETEC Assurances.  PAETEC agrees to take all action necessary to cause Merger Sub and the surviving corporation to perform all of Merger Sub’s and the surviving corporation’s agreements, covenants and obligations under the merger agreement and to consummate the merger agreement.

Conditions to the Merger

The respective obligations of the parties to effect the merger are subject to the satisfaction (or waiver by all parties) at or prior to the effective time of the merger of the following conditions:

•	approval by the holders of a majority of the outstanding XETA common shares entitled to vote on the merger;

•	receipt of required regulatory approvals, if any; and

•	the absence of any law, regulation, order or injunction prohibiting the merger.

Our obligation to effect the merger is further subject to satisfaction or waiver of the following conditions:

•	the representations and warranties of PAETEC and Merger Sub in the merger agreement shall be true and correct as of the date of the merger agreement and as of the closing date as though made on or as of the closing date (except to the extent any such representation or warranty was expressly made as of a specified date, in which case such representation and warranty shall be true and correct with respect to such specified date), except where the failure of any such representations and warranties to be so true and correct (without giving effect to any qualification contained therein as to materiality or a PAETEC material adverse effect) has not had and is not reasonably likely to have, individually or in the aggregate, a PAETEC material adverse effect;

•	each of PAETEC and Merger Sub shall have performed in all material respects all of their covenants required to be performed by them under the merger agreement at or prior to the closing date; and

•	XETA shall have received a certificate signed on behalf of PAETEC by an executive officer of PAETEC to the effect that the foregoing conditions have been so satisfied.

The obligation of PAETEC and Merger Sub to effect the merger is further subject to satisfaction or waiver of the following conditions:

•	without reference to any item disclosed on any form, document, proxy statements, reports, registration statements and schedules filed with or furnished to the SEC by XETA on or after the date of the merger agreement:

•	the representations and warranties regarding capitalization of XETA shall be true and correct in all respects other than de minimis inaccuracies as of the date of the merger agreement and as of the closing date; and

•	each of the other representations and warranties of XETA in the merger agreement are true and correct as of the date of the merger agreement and as of the closing date as though made on or as of the closing date (except to the extent any such representation or warranty was expressly made as of a specified date, in which case such representation and warranty shall be true and correct with respect to such specified date), except where the failure of any such representations and warranties to be so true and correct (without giving effect to any qualification contained therein as to materiality or a XETA material adverse effect) has not had and is not reasonably likely to have, individually or in the aggregate, a XETA material adverse effect;

•	XETA shall have performed in all respects, all of its covenants regarding the release of liens relating to its credit facilities;

•	XETA shall have performed in all material respects all of its other covenants required to be performed by it under the merger agreement at or prior to the closing date of the merger;

•	PAETEC shall have received a certificate signed on behalf of XETA by an executive officer of XETA to the effect that the foregoing conditions above have been so satisfied;

•	during the period from the date of the merger agreement to the closing date, there shall not have been a XETA material adverse effect which shall not have been cured; and

•	the aggregate number of appraisal shares shall not equal 15% or more of the common shares as of the record date for the XETA shareholders’ meeting.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after shareholder approval has been obtained, as follows (subject to certain limitations set forth in the merger agreement):

•	by the mutual written consent of PAETEC, Merger Sub and us;

•	by either PAETEC or us if:

•	the merger has not been consummated by July 31, 2011, and the party seeking to terminate has not materially breached its representations, warranties or covenants under the merger agreement in any manner that caused or resulted in the failure of the merger to be consummated by such time;

•	a court with competent jurisdiction or a governmental authority issues a final non-appealable order, decree or ruling that permanently restrains, enjoins or prohibits the merger and the party seeking to terminate has complied with its obligation to use its reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the merger, including its obligation to obtain certain governmental consents; or

•	the merger agreement is not adopted by the XETA shareholders;

•	by us if:

•	PAETEC or Merger Sub materially breaches any of their representations, warranties or covenants in the merger agreement such that the conditions to closing cannot be satisfied and such breach is not cured before the earlier of (i) 30 days after XETA gives notice to PAETEC and (ii) July 31, 2011, and so long as XETA has not materially breached any of its representations, warranties or covenants; or

•	subject to certain limitations and the payment of a termination fee as described below, and provided that we have not breached the non-solicitation provisions set forth in the merger agreement (including the obligation to negotiate in good faith with PAETEC to make adjustments to the terms and conditions of the merger agreement for a period of five business days), our board of directors either (i) withdraws or modifies its recommendation regarding the merger or (ii) approves a superior proposal (after determining in good faith following consultation with outside legal counsel that the failure to do so would be inconsistent with its fiduciary duties under applicable law and after taking into account any amendments to the merger agreement that PAETEC agreed to make) and concurrently with such termination we enter into an acquisition agreement regarding such superior proposal;

•	by PAETEC if:

•	XETA materially breaches any of its representations, warranties or covenants in the merger agreement such that the conditions to closing cannot be satisfied and such breach is not cured before the earlier of (i) 30 days after PAETEC gives notice to XETA and (ii) July 31, 2011, and so long as PAETEC or Merger Sub has not materially breached any of its representations, warranties or covenants; or

•	our board of directors withdraws or modifies its recommendation regarding the merger.

Termination Fee

The merger agreement requires us to pay to PAETEC a termination fee equal to $1.92 million upon the following events:

•	termination of the merger agreement by either PAETEC or us because:

•	the merger has not been consummated by July 31, 2011, and at the time of termination an acquisition proposal has been made that has not been rejected by XETA; or

•	the merger agreement is not adopted by the XETA shareholders and at the time of termination an acquisition proposal has been made that has not been rejected by XETA;

•	termination of the merger agreement by XETA because our board of directors either (i) withdraws or modifies its recommendation regarding the merger in response to an acquisition proposal or (ii) approves a superior proposal;

•	the merger agreement is terminated by PAETEC because:

•	our board of directors withdraws or modifies its recommendation regarding the merger in response to an acquisition proposal; or

•	we have breached or failed to comply to any material extent with our non-solicitation covenant, which breach has not been cured by us.

The termination fee payable by us to PAETEC is the sole monetary remedy of PAETEC in respect of any termination of the merger agreement. If we fail to pay the termination fee when due, and PAETEC makes a claim that results in a judgment against us for the termination fee, then we must pay PAETEC’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such proceeding, plus interest at the prime rate of Commerce Bank, N.A., Kansas City, Missouri, in effect on the date payment was required to be made, plus 3%.

Amendment and Waiver

The merger agreement may be amended in writing by XETA, PAETEC and Merger Sub by action taken by their respective boards of directors at any time prior to the effective time of the merger (except that after the XETA shareholders have approved the merger agreement, no amendment shall be made unless such amendment is approved by the XETA shareholders where such approval is required pursuant to applicable law). At any time prior to the effective time of the merger, XETA, PAETEC and Merger Sub may (i) extend in writing the time for the performance of any obligation or other act of XETA, PAETEC or Merger Sub; (ii) waive in writing any inaccuracy in the representations and warranties of XETA, PAETEC or Merger Sub; or (iii) waive in writing compliance with any agreement or condition contained in the merger agreement applicable to XETA, PAETEC or Merger Sub.

Specific Performance

The parties to the merger agreement are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement.

Voting Agreements

Concurrently with the execution and delivery of the merger agreement, each of the Signing Shareholders, solely in his or its capacity as a shareholder of XETA, entered into separate voting agreements with PAETEC. Under the voting agreements, the Signing Shareholders have agreed to vote, or cause to be voted, common shares for which they have the right to vote in favor of the approval and adoption of the merger agreement, in favor of any postponement or adjournment of the special meeting to solicit additional proxies, against certain other acquisition proposals, against certain extraordinary transactions involving XETA (including any reorganization, recapitalization, liquidation or winding-up of XETA) and against any action of XETA requiring the approval of XETA’s shareholders that would adversely affect the consummation of the transactions contemplated by the merger agreement.

In the voting agreements, the Signing Shareholders have agreed not to, on or after the date of the voting agreements, among other things, grant any proxies or enter into any arrangement to vote any of their common shares, sell, assign, transfer, encumber or dispose of any of their common shares or attempt to execute any statutory appraisal or similar rights with regard to their common shares. The Signing Shareholders also have agreed not to knowingly take any action to solicit or initiate other acquisition proposals or to engage in negotiations with any person the Signing Shareholder knows is considering making, has made, or has agreed to endorse, another acquisition proposal. Each voting agreement will terminate upon the earliest to occur of (i) the termination of the merger agreement in accordance with its terms or (ii) the effective time of the merger.

Assignment

PAETEC and Merger Sub may assign all or any of their rights and obligations under the merger agreement to any direct or indirect wholly-owned subsidiary of PAETEC, although no such assignment will relieve PAETEC or Merger Sub of its obligations under the merger agreement if such assignee does not perform such obligations. All other assignments of any rights, interests or obligations under the merger agreement requires the prior written consent of the other parties to the merger agreement, and any purported assignment without such consent will be void.

SHARE OWNERSHIP

The following table sets forth certain data with respect to those persons known by XETA to be the beneficial owners of more than 5% of the issued and outstanding XETA common shares as of April 5, 2011.

	Amount and Nature
	of Beneficial		Percent of
Name and Address of Beneficial Owner	Ownership		Class

Ronald L. Siegenthaler	1,117,003	(1)	10.4%
8716 S. Peoria Tulsa, Oklahoma 74132
William M. Sams	1,100,000	(2)	10.2%
750 North St. Paul, Suite 1650 Dallas, Texas 75201
Dimensional Fund Advisors LP	543,466	(3)	5.0%
Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746
Ozarslan Tangun	561,681	(4)	5.2%
5050 Quorum Drive, Suite 312 Dallas, Texas 75254

(1)	Includes options to purchase 8,000 shares of XETA’s common stock which are presently exercisable and 129,000 shares held by Mr. Siegenthaler’s wife’s trust. Substantially all of the shares held directly by Mr. Siegenthaler are pledged to secure personal indebtedness; Mr. Siegenthaler has the right to vote such shares, unless the price of such shares as reported on NASDAQ falls below $2.00 per share, in which case the pledgee would have the right to exercise voting rights over the shares.

(2)	Based on a Schedule 13D/A filed with the SEC on January 14, 2011.

(3)	Based on a Schedule 13G/A filed with the SEC on February 11, 2011. According to that filing, Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. In its role of investment adviser, sub-adviser and/or manager to those funds, neither Dimensional Fund Advisors LP or its subsidiaries possess voting and/or investment power over the securities of XETA that are owned by such funds, and may be deemed to be the beneficial owner of the XETA common shares held by such funds. However, all securities reported in the Schedule 13G/A are stated as being owned by such funds. In its Schedule 13G/A, Dimensional disclaims beneficial ownership of such securities and states that the filing of its Schedule 13G shall not be construed to be an admission that it or any of its affiliates is the beneficial owner of any securities covered by the Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934, as amended.

(4)	Held by Mr. Tangun through Patara Capital, LP, Patara Partners, LP and Patara Capital Management, LP, for each of which he is managing member. Mr. Tangun has shared investment and voting power over these shares.

The following table sets forth the beneficial ownership of XETA common shares as of April 5, 2011, by each director, each executive officer and by all directors and executive officers of XETA as a group. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each shareholder identified in the table possesses sole voting and investment power with respect to all common shares shown as beneficially owned by such shareholder. Unless elsewhere indicated, the address of each of the individuals listed below is XETA’s principal executive offices.

	Shares Beneficially Owned
Name or Group of Beneficial Owners	Number(1)	Percent(2)

Executive Officers:
Greg D. Forrest(3)	159,425	1.5%
Robert B. Wagner(4)	77,348	*
Paul Comeau	13,961	*
Donald E. Reigel(5)	162,012	1.5%
Directors:
Ronald L. Siegenthaler(6)	1,117,003	10.4%
Ozarslan Tangun(7)	561,681	5.2%
Donald T. Duke	81,762	*
Robert D. Hisrich	57,189	*
S. Lee Crawley	30,985	*
Eric Grimshaw	744	*
Executive officers and directors as a group (10 persons)	2,262,110	21.0%

*	Represents less than 1%.

(1)	The number of shares beneficially owned includes the number of common shares that such persons presently have the right to acquire pursuant to unexercised options under XETA’s stock option plans, as follows: 35,506 shares for Mr. Forrest; 27,774 shares for Mr. Wagner; 35,669 shares for Mr. Reigel; 8,000 shares for Mr. Siegenthaler; 37,000 shares for Mr. Duke; 8,000 shares for Dr. Hisrich; 10,000 shares for Mr. Crawley; and 161,949 shares for all directors and executive officers as a group.

(2)	Applicable percentage ownership is based on 10,779,707 common shares outstanding as of April 5, 2011. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares, subject to any applicable community property laws. Our stock options that are exercisable within 60 days after April 5, 2011 are deemed outstanding for purposes of computing the percentage ownership of the person holding such stock options, but are not deemed outstanding for computing the percentage ownership of any other person.

(3)	Mr. Forrest is also a director. Includes 7,079 common shares, the equivalent number of shares held as units for Mr. Forrest’s account by XETA’s 401(k) plan.

(4)	Includes 4,400 shares held by Mr. Wagner, over which he shares voting and investment power with his adult children; and 7,630 shares, the equivalent number of shares held as units for Mr. Wagner’s account by XETA’s 401(k) plan.

(5)	Includes 8,465 shares, the equivalent number of shares held as units for Mr. Reigel’s account by XETA’s 401(k) plan.

(6)	Includes 129,000 shares held by Mr. Siegenthaler’s wife’s trust. Substantially all of the shares held directly by Mr. Siegenthaler are pledged to secure personal indebtedness. Mr. Siegenthaler has the right to vote such shares, unless the price of such shares as reported on NASDAQ falls below $2.00 per share, in which case the pledgee would have the right to exercise voting rights over the shares.

(7)	Includes shares held by Patara Capital, LP, Patara Partners, LP and Patara Capital Management, LP, for each of which Mr. Tangun is managing member. Mr. Tangun has shared investment and voting power over these shares.

MARKET PRICE OF XETA’S COMMON SHARES

XETA’s common shares are currently publicly traded on the NASDAQ Global Market under the symbol “XETA.” The following table sets forth the high and low sales prices per common share on the NASDAQ Global Market for the periods indicated.

Fiscal Year	High	Low

Fiscal Year 2011:
First Quarter	$3.65	$2.82
Second Quarter (through April 14, 2011)	$5.59	$3.30

Fiscal Year 2010 (ended October 31, 2010):
First Quarter	$3.15	$2.27
Second Quarter	3.99	2.85
Third Quarter	3.95	3.05
Fourth Quarter	3.64	2.60

Fiscal Year 2009 (ended October 31, 2009):
First Quarter	$2.21	$1.25
Second Quarter	2.05	1.06
Third Quarter	3.00	1.66
Fourth Quarter	2.98	2.05

Fiscal Year 2008 (ended October 31, 2008):
First Quarter	$4.89	$3.70
Second Quarter	4.59	3.03
Third Quarter	4.12	2.90
Fourth Quarter	3.50	1.19

XETA has never paid dividends. Pursuant to the merger agreement, XETA is prohibited from declaring any dividends following execution of the merger agreement on February 8, 2011. Accordingly, we do not expect to declare or pay any dividends prior to the merger.

On February 8, 2011, the last full trading day prior to the public announcement of the terms of the merger, the reported closing sales price per common share on the NASDAQ Global Market was $3.84 per share. The $5.50 per share to be paid for each XETA common share in the merger represents a premium of approximately 43% to the closing price on February 8, 2011. On April 14, 2011, the closing price per share was $5.46.

As of April 5, 2011, there were approximately 180 record holders of our common shares.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no other matters which may be presented for consideration at the special meeting. Under our bylaws, business at special meetings must be limited to the purpose or purposes of the special meeting as set forth in the call of such meeting. However, if any other matter is presented properly for consideration and action at the meeting or any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

SHAREHOLDER PROPOSALS

Future Shareholder Proposals in the Event the Merger is Not Completed.  As of the date of this proxy statement, XETA’s 2011 annual meeting of shareholders has been indefinitely postponed. If the merger is completed, there will be no public shareholders of XETA, and no public participation in any future meetings of shareholders.

If the merger is not completed, or if we are otherwise required to hold an annual meeting under applicable law, we will hold a 2011 annual meeting of shareholders, in which case shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the 2011 annual meeting. In the event that we must hold a 2011 annual meeting, we will publicly announce and disclose the date of such meeting and deadline for submission of shareholder proposals for that meeting. Shareholder proposals to be included in the proxy statement for any 2011 annual meeting must also comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

Shareholder Proposals for Special Meeting.  Section 2.11 of our bylaws provides that business may be brought by a shareholder before a special meeting of shareholders if the business is a proper subject to be brought before the meeting and the shareholder gives timely notice thereof to our corporate secretary. The shareholder must also (i) be a shareholder of record on the date on which we give the notice of the meeting and on the record date for the determination of shareholders entitled to notice of and to vote at the meeting, and (ii) comply with the notice procedures set forth in Section 2.11 of our bylaws. In order to be timely with respect to a special meeting of shareholders, the shareholder notice must be received not later than the date that we call the meeting, as set forth in Section 2.2 of our bylaws.

For each matter of business to be brought before any meeting by the shareholder, the shareholder notice must include: (1) a brief description of the proposal and the reasons for making the proposal; (2) the name and record address of the shareholder; (3) the class and number of shares beneficially owned by the shareholder; (4) a representation that the shareholder is a holder of record entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the business to be brought before the meeting; and (5) a description of any arrangement or understanding in connection with such business between the shareholder and any other person(s) (identifying them by name), and any material interest of the shareholder in such business.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are available to the public on the SEC’s Internet website at www.sec.gov.

PAETEC has supplied all information contained in this proxy statement relating to PAETEC and Merger Sub, and we have supplied all information relating to XETA.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning XETA, without charge, by written or telephonic request directed to:

Attn.: Corporate Secretary
XETA Technologies, Inc.
1814 W. Tacoma Street
Broken Arrow, Oklahoma 74012
(918) 664-8200

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, the information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated April 18, 2011. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN SUCH JURISDICTION. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

Annex A

AGREEMENT AND PLAN OF MERGER
among
PAETEC HOLDING CORP.,
HERA CORPORATION
and
XETA TECHNOLOGIES, INC.
Dated February 8, 2011

A-i

TABLE OF CONTENTS — (Continued)

A-ii

TABLE OF CONTENTS — (Continued)

EXHIBITS

Exhibit 1.2 — Certificate of Merger	AA-1
Exhibit 2.24 — Form of Voting Agreement	AB-1
Exhibit 8.2 — Persons Deemed to Have Knowledge	AC-1

A-iii

SCHEDULE OF DEFINED TERMS

Defined Term	Section or Exhibit

Acquisition Proposal	Section 5.3(a)
affiliate	Section 8.4(a)
Agreement	Preamble
Applicable Law	Section 1.4
Appraisal Shares	Section 1.6(d)
beneficial owner	Section 8.4(b)
business day	Section 8.4(c)
COBRA	Section 2.11(a)
Certificates	Section 1.8(b)(ii)
Change in the XETA Recommendation	Section 5.3(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.11(a)
Common Shares	Recitals
Confidentiality Agreement	Section 5.2(b)
control	Section 8.4(d)
controlled by	Section 8.4(d)
Effective Time	Section 1.2
Environmental Laws	Section 2.14(a)
ERISA	Section 2.11(a)
Exchange Act	Section 2.5(b)
Exchange Agent	Section 1.8(a)
Exchange Fund	Section 1.8(a)
GAAP	Section 2.1(c)
Governmental Authority	Section 8.4(e)
HSR Act	Section 2.5(b)
Improvements	Section 2.12(d)
Indemnified Parties	Section 5.4(b)
Intellectual Property	Section 2.15(d)
IRS	Section 2.11(e)
Leases	Section 2.12(c)
Lien	Section 2.3(c)
Merger	Recitals
Merger Consideration	Section 1.6(b)
Nasdaq Rules	Section 5.11
Negotiation Period	Section 5.3(c)
Oklahoma Law	Recitals
Omnibus Plan	Section 1.7(a)
Options	Section 1.7(a)
Option Cash Amount	Section 1.7(a)
Outside Date	Section 7.1(b)(i)
Owned Real Property	Section 2.12(b)
Parent	Preamble

A-iv

Defined Term	Section or Exhibit

Parent Material Adverse Effect	Section 3.3(a)
Parent Parties	Preamble
Parent Schedule	Article III
Permitted Liens	Section 2.12(a)
person	Section 8.4(f)
Preferred Shares	Section 2.3(a)
Proxy Statement	Section 5.1(a)
Real Property	Section 2.12(c)
reasonable best efforts	Section 8.4(g)
Restricted Share	Section 1.7(b)
Returns	Section 2.13(a)
SEC	Section 1.8(a)
SEC Rules	Section 2.7
Section 409A	Section 2.11(k)
Section 1901	Section 1.6(d)
Securities Act	Section 2.5(b)
Stock Plans	Section 1.7(a)
Sub	Preamble
subsidiaries	Section 8.4(h)
subsidiary	Section 8.4(h)
Superior Proposal	Section 5.3(b)
Surviving Corporation	Section 1.1
Taxes	Section 2.13
Termination Fee	Section 7.3(a)
Transactions	Section 2.1(c)
Uncertificated Shares	Section 1.8(b)
under common control with	Section 8.4(d)
XETA	Preamble
XETA Board of Directors	Section 2.4(d)
XETA Employee Benefit Plans	Section 2.11(b)
XETA ERISA Affiliate	Section 2.11(a)
XETA Material Adverse Effect	Section 2.1(c)
XETA Material Contracts	Section 2.16(a)
XETA Permits	Section 2.6(b)
XETA Recommendation	Section 5.1(e)
XETA Schedule	Article II
XETA SEC Reports	Section 2.7(a)
XETA Shareholder Approval	Section 5.1(e)
XETA Shareholders’ Meeting	Section 5.1(e)

A-v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, executed this 8th day of February, 2011 (this “Agreement”), is by and among PAETEC Holding Corp., a Delaware corporation (“Parent”), Hera Corporation, an Oklahoma corporation and an indirect wholly-owned subsidiary of Parent (“Sub,” and together with Parent, the “Parent Parties”) and XETA Technologies, Inc., an Oklahoma corporation (“XETA”).

RECITALS:

A. The respective boards of directors of Parent, Sub and XETA have approved this Agreement, and deem it advisable and in the best interests of their respective shareholders to merge Sub with and into XETA (the “Merger”) upon the terms and subject to the conditions set forth herein.

B. As a result of the Merger, and in accordance with the Oklahoma General Corporation Act, as amended (the “Oklahoma Law”), each issued and outstanding share (the “Common Shares”) of common stock, par value $0.001 per share, of XETA shall be converted into the right to receive the Merger Consideration at the Effective Time (as defined herein).

C. As a result of the Merger, XETA, as the Surviving Corporation (as defined herein), shall become a direct wholly-owned subsidiary of Quagga Corporation, which, in turn, is an indirect wholly-owned subsidiary of Parent.

AGREEMENT:

For and in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Sub and XETA agree as follows:

ARTICLE I.

THE MERGER

Section 1.1  The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Oklahoma Law, at the Effective Time, Sub shall be merged with and into XETA. As a result of the Merger, the separate corporate existence of Sub shall cease and XETA shall continue as the surviving corporation of the Merger, as a wholly owned subsidiary of Parent. XETA, as the surviving corporation after the Merger, is referred to as the “Surviving Corporation”.

Section 1.2  Effective Time; Closing.   As promptly as practicable (but no later than two business days) after the satisfaction or, if permissible, waiver in accordance with Section 7.5 of all of the conditions set forth in Article VI (other than conditions that by their nature can be satisfied only at the Closing but subject to the satisfaction or waiver of these conditions), the parties hereto shall cause the Merger to be consummated by duly filing a certificate of merger with the Secretary of State of the State of Oklahoma in substantially the form attached hereto as Exhibit 1.2, and in such form as is required by, and executed in accordance with the relevant provisions of, Oklahoma Law (the date and time of such filing being the “Effective Time”) and as mutually agreed to by XETA and Parent. Prior to but on the same day as such filing, a closing (the “Closing”) shall be held at the Rochester, New York offices of Harter Secrest & Emery, or at such other place or by such other method as the parties shall agree, including by fax or other electronic transmission, for the purpose of, among other things, confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI. The date of the Closing is herein called the “Closing Date.”

Section 1.3  Effect of the Merger.   At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Oklahoma Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of XETA and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of XETA and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4  Certificate of Incorporation; Bylaws.   At the Effective Time, (i) the existing amended and restated certificate of incorporation of XETA as in effect immediately prior to the Effective Time shall be amended and restated so as to read in its entirety as set forth in the form of the certificate of incorporation of Sub, as in effect immediately prior to the Effective Time and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with Applicable Law, and (ii) the existing amended and restated bylaws of XETA shall be amended and restated so as to read in their entirety as set forth in the form of the bylaws of Sub, as in effect immediately prior to the Effective Time and, as so amended and restated, shall be the bylaws of the Surviving Corporation until duly amended in accordance with Applicable Law; in each case subject to Section 5.4. As used in this Agreement, “Applicable Law” shall mean, in addition to the Oklahoma Law, any applicable domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Authority (as defined in Section 8.4(e)).

Section 1.5  Directors and Officers of Surviving Corporation.   The directors and officers of Sub immediately prior to the Effective Time shall be the only directors and officers, respectively, of the Surviving Corporation as of the Effective Time and shall so serve until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and Applicable Law.

Section 1.6  Conversion of Securities; Appraisal Rights.  At the Effective Time, automatically by virtue of the Merger and without any action on the part of Sub, XETA or the holders of any of the Common Shares:

(a) Each share of Sub capital stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share of the Surviving Corporation.

(b) Each Common Share issued and outstanding immediately prior to the Effective Time (other than (i) any shares to be cancelled pursuant to Section 1.6(c) and (ii) Appraisal Shares) shall be converted automatically into the right to receive $5.50 in cash, without interest thereon (the “Merger Consideration”) upon satisfaction of the conditions set forth in Section 1.8, less any amounts withheld pursuant to Section 1.9. As of the Effective Time, all such shares (whether represented by Certificates or held as Uncertificated Shares (as each term is defined in Section 1.8(b))) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of such shares shall cease to have any rights with respect thereto, except, upon satisfaction of the conditions set forth in Section 1.8 of this Agreement, the right to receive the Merger Consideration, without interest; and

(c) Each Common Share held in the treasury of XETA and each Common Share, if any, owned by Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of XETA immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(d) Notwithstanding anything in this Agreement to the contrary, Common Shares (“Appraisal Shares”) that are issued and outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand, and properly demands, appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 1091 of the Oklahoma Law (“Section 1091”) shall not be converted into the right to receive Merger Consideration as provided in Section 1.6(b), but rather the holders of Appraisal Shares shall be entitled to only such rights as are granted by Section 1091; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 1091, then such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration without interest upon surrender of such Common Shares as provided in this Article I. XETA shall provide prompt written notice to Parent of any demands for appraisal of any Common Shares, notices of intent to demand appraisal of any Common Shares, withdrawals of such notices and any other related instruments served pursuant to the Oklahoma Law received by XETA, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, XETA shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 1.7  Options and Restricted Shares.

(a) Section 1.7(a) of the XETA Schedule (as that term is defined in the preamble to Article II below) sets forth a list indicating the Options (as hereinafter defined) and warrants that will be fully vested and unvested at the Effective Time, in accordance with the terms and conditions of the Stock Plans (as defined below) under which such Option was granted or the applicable stock option agreement for such Option or the applicable warrant purchase agreement under which such warrant was granted or pursuant to action of the XETA Board of Directors (as defined herein) or a committee thereof. As soon as practicable following the date of this Agreement, the XETA Board of Directors or, if appropriate, any committee thereof administering the Stock Plans shall adopt such resolutions or take such other actions as may be required to provide that, at the Effective Time, each Option listed as a vested Option on Section 1.7(a) of the XETA Schedule shall be fully vested and exercisable in accordance with the terms and conditions of the applicable Stock Plan or other stock option agreement under which such Option was granted. Subject to the terms and conditions set forth below in this Section 1.7(a), each Option shall terminate and be cancelled at the Effective Time and each holder of a vested Option will be entitled to receive from Parent, Sub or the Surviving Corporation, and shall receive as soon as practicable following the Effective Time (but in no event more than 30 days after the Effective Time), in full settlement and satisfaction of each such vested Option an Option Cash Amount. The “Option Cash Amount” shall be equal to the net amount of the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of such Option, multiplied by (ii) the number of shares subject to such Option. If the exercise price per share of any Option equals or exceeds the Merger Consideration, the Option Cash Amount therefor shall be zero. As used in this Agreement, “Options” means any option granted, and, immediately before the Effective Time not exercised, expired or terminated, to a current or former employee, director or independent contractor of XETA or any former subsidiary of XETA or predecessor thereof to purchase Common Shares pursuant to the Stock Plans. As used in this Agreement, “Stock Plans” means the 2004 Omnibus Stock Incentive Plan (as amended and restated December 18, 2008) (the “Omnibus Plan”), the 2000 Stock Option Plan (as amended and restated on December 30, 2008) and any other stock option, stock bonus, stock award, or stock purchase plan, program, agreement or arrangement of XETA or any of its subsidiaries or any predecessor thereof or any other similar agreement entered into by XETA or any of its subsidiaries. True and complete copies of each Stock Plan have previously been provided to Parent.

(b) Section 1.7(b) of the XETA Schedule sets forth a list indicating the Restricted Shares (as hereinafter defined) that will be fully vested at the Effective Time. As soon as practicable following the date of this Agreement, the XETA Board of Directors (or, if appropriate, any committee thereof administering the Stock Plans) shall adopt such resolutions or take such other actions as may be required to provide that, immediately prior to the Effective Time, each Restricted Share (as hereinafter defined) that is issued and outstanding immediately prior to the Effective Time shall vest in full pursuant to the terms and conditions of the Omnibus Plan under which such Restricted Shares were granted or the applicable restricted stock grant agreement for such Restricted Shares. Any such Restricted Shares which become vested pursuant to this Section 1.7(b) shall be treated in the same manner as other Common Shares in connection with the Merger. As used in this Agreement, “Restricted Share” means any restricted stock award entitling the recipient to receive, upon vesting, Common Shares no longer subject to a risk of forfeiture under any Stock Plan.

Section 1.8  Surrender of Shares; Stock Transfer Books.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably satisfactory to XETA to act as agent (the “Exchange Agent”) for the holders of Common Shares in connection with the Merger to receive the Merger Consideration to which holders of Common Shares shall become entitled pursuant to Section 1.6. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of the holders of Common Shares, for payment by the Exchange Agent in accordance with this Article I, the cash necessary to pay to the holders of the Common Shares converted into the right to receive Merger Consideration (the “Exchange Fund”). The Exchange Agent, pursuant to irrevocable instructions consistent with the terms of this Agreement, shall deliver such cash to be paid pursuant to Section 1.6 out of the Exchange Fund, and the Exchange Fund shall not be used for any other purpose whatsoever. The Exchange Fund shall be invested by the Exchange Agent as directed by the Surviving Corporation; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $500 million (based on the most recent financial statements of such bank which are then publicly available at the Securities and Exchange Commission (“SEC”) or otherwise); provided further, that any net profits from, or interest or income produced by, such investments shall be payable as directed by Parent; provided, further, that no loss on any investment made pursuant to this Section 1.8 shall affect the Merger Consideration payable to the holders of Common Shares and, following any losses, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the shareholders of XETA in the amount of any such losses.

(b) Promptly after the Effective Time and in any event not later than the fifth business day following the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Common Shares (the “Certificates”), and to each holder of record of uncertificated Common Shares (the “Uncertificated Shares”), in each case whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or the Uncertificated Shares shall pass, only upon delivery of the Certificates or the transfer of the Uncertificated Shares to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates or transfer of the Uncertificated Shares in exchange for the Merger Consideration. Each holder of Common Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Common Shares represented by a Certificate or Uncertificated Share, upon (A) surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, or (B) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), in the case of a book-entry transfer of Uncertificated Shares. Upon payment of the Merger Consideration pursuant to the provisions of this Article I, each Certificate or Uncertificated Share so surrendered or transferred shall forthwith be cancelled. In the event of a transfer of ownership of Common Shares that is not registered in the transfer records of XETA, payment may be made to a person (as defined in Section 8.4(f)) other than the person in whose name the Certificate so surrendered or the Uncertificated Shares so transferred is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer or such Uncertificated Shares shall be properly transferred and the person requesting such issuance shall pay any transfer or other Taxes (as defined in Section 2.13) required by reason of the payment to a person other than the registered holder of such Certificate or Uncertificated Shares or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Each Certificate and each Uncertificated Share (other than Certificates or Uncertificated Shares representing Appraisal Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender in accordance with this Section 1.8 the Merger Consideration into which the Common Shares shall have been converted pursuant to Section 1.6. No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Uncertificated Shares pursuant to the provisions of this Article I.

(c) The Merger Consideration paid upon the surrender for exchange of Certificates or transfer of Uncertificated Shares in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Shares theretofore represented by such Certificates or Uncertificated Shares, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by XETA on such Common Shares in accordance with the terms of this Agreement or prior to the date of this Agreement and that remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of XETA of the Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article I, except as otherwise provided by Applicable Law.

(d) Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Uncertificated Shares for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates or Uncertificated Shares who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of their claim for Merger Consideration.

(e) None of Parent, Sub, the Surviving Corporation, XETA or the Exchange Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate or Uncertificated Share shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article I would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 8.4(e)), any such amounts shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.

Section 1.9  Withholding Taxes.  Notwithstanding anything in this Agreement to the contrary, Parent, Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Common Shares (and, for the avoidance of doubt, Restricted Shares and/or Options) pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax laws. To the extent that amounts are so properly withheld by Parent, Sub, the Surviving Corporation or the Exchange Agent, as the case may be, and are paid over to the appropriate Governmental Authority in accordance with Applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Common Shares in respect of which such deduction and withholding was made by Parent, Sub, the Surviving Corporation or the Exchange Agent, as the case may be.

Section 1.10  Adjustments.  In the event that XETA changes the number of Common Shares or securities convertible or exchangeable into or exercisable for Common Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, the Merger Consideration shall be equitably adjusted.

Section 1.11  Taking of Necessary Action; Further Action.  Each of Parent, Sub and XETA shall use reasonable best efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under Oklahoma Law as promptly as commercially practicable. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of XETA, the officers and directors of the Surviving Corporation are fully authorized in the name of XETA to take, and shall take, all such lawful and necessary action.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF XETA

XETA hereby represents and warrants to Parent and Sub that, except as otherwise set forth in (i) XETA’s Schedules to this Agreement (the “XETA Schedule”) (it being agreed by the parties that disclosure of any item in any section of the XETA Schedule shall also be deemed to be disclosed with respect to any other section of the XETA Schedule to which the relevance of such item is reasonably apparent on the face of such item as disclosed) or (ii) the XETA Annual Report on Form 10-K for the fiscal year ended October 31, 2010 (including the exhibits and schedules thereto) filed with the SEC on January 25, 2011, as amended by the Form 10-K/A thereto filed with the SEC on January 28, 2011, and all forms, documents, proxy statements, reports, registration statements and schedules filed with or furnished to the SEC by XETA on or after January 28, 2011 to the extent the relevance of such item is reasonably apparent on the face of such filing or document as disclosed therein:

Section 2.1  Organization and Qualification; Subsidiaries.

(a) XETA is a corporation duly organized and validly existing in good standing under the laws of the State of Oklahoma. XETA has the requisite corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted and is duly licensed or qualified to transact business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and is not reasonably likely to have, individually or in the aggregate, a XETA Material Adverse Effect (as defined hereinafter).

(b) Each subsidiary (as defined in Section 8.4(h)) of XETA (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has the requisite corporate or other business entity power and authority to own or lease its properties and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to transact business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, in each case, except as has not had and is not reasonably likely to have, individually or in the aggregate, a XETA Material Adverse Effect.

(c) The term “XETA Material Adverse Effect” means a material adverse effect on the business, properties, financial condition or results of operations of XETA and its subsidiaries taken as a whole or on the ability of XETA to consummate the transactions contemplated by this Agreement (the “Transactions”), except, in each case, for any such effect attributable to or resulting from the following: (i) general political, economic or market conditions or general changes or developments in the industries in which XETA and its subsidiaries operate to the extent such conditions do not have a materially disproportionate effect on XETA and such subsidiaries considered as a single enterprise, relative to other companies operating in such industries, (ii) acts of terrorism or war (whether or not declared) or natural disasters, (iii) the announcement or pendency of the Transactions, (iv) changes in applicable Law or any applicable accounting regulations or principles or United States generally accepted accounting principles (“GAAP”), (v) changes in the price or trading volume of XETA’s Common Shares (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such change in market price or trading volume shall not be excluded under this proviso), (vi) any failure by XETA to meet public or internal revenue, earnings or other projections (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such failure to meet published revenue, earnings or other projections shall not be excluded under this proviso), (vii) the taking of any action required by this Agreement or the failure to take any action prohibited by this Agreement or (viii) effects to the extent resulting from any legal proceedings brought by any of the current or former shareholders of XETA (on their own behalf or on behalf of XETA) arising out of or related to this Agreement or the Transactions.

(d) A true and complete list of all of XETA’s subsidiaries, together with the jurisdiction of incorporation or organization of each such subsidiary and the percentage of the outstanding capital stock of each such subsidiary owned by XETA and each of its subsidiaries, is set forth in Section 2.1 of the XETA Schedule. Other than with respect to the XETA subsidiaries set forth on Section 2.1 of the XETA Schedule, XETA does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for, any equity interest in, any corporation, partnership, joint venture, limited liability company or other business entity.

Section 2.2  Certificate of Incorporation and Bylaws.  XETA has heretofore furnished to Parent a true and complete copy of its certificate of incorporation and bylaws, each as has been amended and restated to date. Such certificate of incorporation and bylaws are in full force and effect as of the date of this Agreement.

Section 2.3  Capitalization.

(a) The authorized capital stock of XETA consists of 50,000,000 Common Shares, par value $0.001 per share, and 50,000 shares of preferred stock, par value $0.10 per share (“Preferred Shares”). As of February 3, 2011, (i) 10,762,191 Common Shares were issued and outstanding (109,476 Common Shares of which being issued and outstanding but unvested and subject to a risk of forfeiture under previously granted awards of Restricted Shares), all of which Common Shares were validly issued and fully paid and are nonassessable, and none of which were issued in violation of any preemptive or similar rights of any securityholder of XETA, (ii) no Preferred Shares were issued and outstanding, (iii) Options to purchase an aggregate of 940,662 Common Shares were issued and outstanding (of which Options to purchase an aggregate of 668,182 Common Shares were exercisable) and (iv) warrants to purchase an aggregate of 150,000 Common Shares were issued and outstanding (of which warrants, an aggregate of 150,000 Common Shares were exercisable).

(b) From December 17, 2010 to the date of this Agreement, XETA has not issued any shares of capital stock or granted any options covering shares of capital stock, except for shares issued pursuant to the exercise of Options or pursuant to any Stock Plan. Subject to the foregoing and other than as contemplated by the Stock Plans, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating XETA or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, XETA or any of its subsidiaries. There are no outstanding contractual obligations of XETA or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of XETA or any of its subsidiaries.

(c) Except as set forth in Section 2.3 of the XETA Schedule, all of the issued and outstanding capital stock or equivalent equity interests of each of XETA’s subsidiaries were duly authorized, validly issued and fully paid and are non-assessable and are owned by XETA, directly or through its subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim (each, a “Lien”), other than in favor of XETA or any of its subsidiaries; and none of the outstanding shares of capital stock or equivalent equity interests of any of XETA’s subsidiaries were issued in violation of any preemptive or similar rights arising by operation of law, or under the charter, bylaws or other comparable organizational documents of any of XETA’s subsidiaries or under any agreement to which XETA or any of its subsidiaries is a party.

Section 2.4  Authority; Due Authorization; Binding Agreement; Approval.

(a) XETA has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement subject, with respect to the Merger, to the adoption of this Agreement by the affirmative vote of the holders of Common Shares to the extent required by Applicable Law.

(b) The execution, delivery and performance of this Agreement by XETA and the consummation by XETA of the Transactions have been duly and validly authorized by all requisite corporate action on the part of XETA (other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of the holders of Common Shares to the extent required by Applicable Law and the filing of appropriate merger documents as required by Oklahoma Law).

(c) This Agreement has been duly executed and delivered by XETA and, assuming the due authorization, execution and delivery hereof by Parent and Sub, constitutes a valid and binding obligation of XETA, enforceable against XETA in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law).

(d) (i) The board of directors of XETA (the “XETA Board of Directors”), at a meeting duly called and held, has (A) determined that this Agreement and the Transactions are advisable and in the best interests of the XETA shareholders, (B) approved this Agreement and (C) resolved (subject to Section 5.3) to recommend adoption of this Agreement by the holders of Common Shares; and (ii) Stifel, Nicolaus & Company, Incorporated has delivered to the XETA Board of Directors a written opinion to the effect that, based on and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration to be received by the holders of Common Shares pursuant to the Merger is fair to such holders, from a financial point of view, as of the date hereof, it being agreed that neither Parent nor Sub has any rights with respect to such opinion.

Section 2.5  No Violation; Consents.

(a) Except for the consents, waivers and approvals set forth on Section 2.5(a) of the XETA Schedule, the execution and delivery of this Agreement by XETA does not, and the consummation by XETA of the Transactions will not, (i) violate the certificate of incorporation or bylaws of XETA, (ii) constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which XETA or any of its subsidiaries is a party or by which any of them or any of their respective properties are bound, (iii) assuming that the consents and approvals referred to in Section 2.5(b) are duly and timely made or obtained and that the adoption of this Agreement by the affirmative vote of the holders of Common Shares to the extent required by Applicable Law is obtained, violate any statute, law or regulation or any order, judgment, decree or injunction of any court or Governmental Authority directed to XETA or any of its subsidiaries or any of their properties or (iv) result in the creation or imposition of any Lien upon any property of XETA or its subsidiaries pursuant to the agreements and instruments referred to in clause (ii), except, in the case of clause (ii), (iii) or (iv), for such conflicts, breaches, violations, defaults or liens, that have not had and are not reasonably likely to have, individually or in the aggregate, a XETA Material Adverse Effect. Section 2.5(a) of the XETA Schedule sets forth a complete list of all orders, judgments, decrees and injunctions directed to and binding on XETA or any of its subsidiaries (except for agreed-upon judicial settlement orders relating to previously settled litigation which had and have an immaterial impact on XETA).

(b) Except as set forth on Section 2.5(b) of the XETA Schedule, and except for (i) compliance with applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) and any other Applicable Law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters in foreign jurisdictions, (ii) compliance with any applicable requirements of (A) the Securities Act of 1933, as amended, and the rules and regulation promulgated thereunder (the “Securities Act”), the Securities Exchange Act of 1934, as amended, and the rules and regulation promulgated thereunder (the “Exchange Act”) and any other applicable U.S. state or federal securities or “Blue Sky” laws and (B) the Nasdaq Global Market, (iii) filing or recordation of merger or other appropriate documents as required by the Oklahoma Law or Applicable Law of other states in which XETA is qualified to transact business and (iv) such other authorizations, consents, approvals or filings the failure of which to obtain or make have not had and are not reasonably likely to have, individually or in the aggregate, a XETA Material Adverse Effect, no authorization, consent or approval of or filing with any Governmental Authority is required to be obtained or made by XETA for the execution and delivery by XETA of this Agreement or the consummation by XETA of the Transactions.

Section 2.6  Compliance.

(a) Neither XETA nor any of its subsidiaries is in (i) violation of its certificate of incorporation, bylaws or other equivalent governing documents, as applicable, (ii) violation of any Applicable Law or order, judgment or decree of any Governmental Authority having jurisdiction over it, except that no representation or warranty is made in this Section 2.6 with respect to laws, rules, regulations, orders, judgments or decrees relating to employee benefits, Tax or environmental matters, which are addressed exclusively in Sections 2.11, 2.13 and 2.14, respectively, or (iii) default in the performance of any obligation, agreement, covenant or condition under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which XETA or any of its subsidiaries is a party or by which any of them or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for such violations or defaults that have not had and are not reasonably likely to have, individually or in the aggregate, a XETA Material Adverse Effect.

(b) Except as has not had and is not reasonably likely to have, individually or in the aggregate, a XETA Material Adverse Effect (i) XETA and its subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for XETA and its subsidiaries for the current ownership, lease and operation of their properties and assets or to carry on their businesses as they are now being conducted (the “XETA Permits”) and (ii) to the knowledge of XETA, no event or condition has occurred which would reasonably be expected to result in a violation or breach of any XETA Permit (in each case, with or without notice or lapse of time or both).

Section 2.7  SEC Filings; Financial Statements; Internal Control.

(a) XETA has filed all reports, financial statement schedules, registration statements, definitive proxy statements, and other statements and reports, including all exhibits to the foregoing documents, required to be filed by it with the SEC since November 1, 2007 (collectively, the “XETA SEC Reports”). As of their respective dates, (i) the XETA SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder (collectively, the “SEC Rules”) and (ii) none of the XETA SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been corrected or amended by subsequent filings with the SEC. No subsidiary of XETA is currently required to file any form, report or other document with the SEC under Section 13(a) or 15(d) of the Exchange Act. Since November 1, 2007, XETA has complied in all material respects with the Nasdaq Rules (as defined in Section 5.11). Since January 1, 2004, XETA has not received any correspondence from the SEC or the Nasdaq Stock Market, except as publicly disclosed in the XETA SEC Reports as disclosed on the SEC’s EDGAR database and except for correspondence relating to confidential treatment requests, copies of which have been provided to Parent and Sub.

(b) The consolidated balance sheets and the related consolidated statements of operations, shareholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) of XETA contained in the XETA SEC Reports comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly in all material respects the consolidated financial condition and the consolidated results of operations and cash flows of XETA and its subsidiaries as of the dates or for the periods presented therein, all in accordance with GAAP (subject, in the case of unaudited statements, to normal year-end adjustments that are not material in the aggregate).

(c) XETA has established and maintains: (i) disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) and internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) which disclosure controls and procedures provide reasonable assurance that all material information relating to XETA, including its subsidiaries, is made known to management of XETA (including the chief executive officer and chief financial officer of XETA) by others within those entities; and (ii) its system of internal control over financial reporting which provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since November 1, 2007, neither XETA’s management, Audit Committee or its independent auditors have identified (y) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which affected or are reasonably likely to adversely affect XETA’s ability to record, process, summarize and report financial information; or (z) any fraud, whether or not material, that involves management or other employees who have a role in XETA’s internal control over financial reporting.

(d) Each of the XETA SEC Reports filed with SEC was accompanied by all certifications required to be filed or submitted by XETA’s principal executive officer and principal financial officer, and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with all applicable requirements of the Securities Act or the Exchange Act, as the case may be, and SEC Rules. XETA maintains original executed copies of such certifications in accordance with SEC Rules.

(e) No loans have been made by XETA or any of its subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Company since the adoption of the Sarbanes-Oxley Act of 2002.

Section 2.8  No Undisclosed Liabilities.  Except for liabilities and obligations (i) reflected or reserved against in XETA’s audited consolidated balance sheet or the notes thereto included in XETA’s Annual Report on Form 10-K for its fiscal year ended October 31, 2010, (ii) arising under or incurred in connection with this Agreement and the Transactions, and (iii) incurred since November 1, 2010 in the ordinary course of business consistent with past practice, neither XETA nor any of its subsidiaries has any material accrued, contingent, absolute or other liabilities or obligations of any nature, either matured or unmatured.

Section 2.9  Absence of Certain Changes or Events.  From November 1, 2010, until the date of this Agreement, except as contemplated by this Agreement, XETA has conducted its businesses only in the ordinary course consistent with past practice and there has not been (i) any event or development that, individually or in the aggregate, has had or would be reasonably expected to have, a XETA Material Adverse Effect, (ii) any change by XETA in its accounting methods, principles or practices affecting the consolidated assets, liabilities or results of operations of XETA and its consolidated subsidiaries, except insofar as may have been required by a change in GAAP, (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of XETA or any redemption, purchase or other acquisition for value of any of its capital stock, (iv) except as occurring within the ordinary course of business, any material transaction or any material agreement or commitments, (v) any issuances of capital stock or other ownership interests or securities convertible into or exchangeable for shares of capital stock or other ownership interest of XETA or its subsidiaries, or any redemption, return of capital or similar transaction with respect to the capital stock of XETA, or (vi) any contracts, agreements, commitments or understandings entered into by XETA or any subsidiary thereof to do any of the foregoing.

Section 2.10  Litigation.  Except (i) with respect to employee benefit or Tax matters or Environmental Laws, which are addressed exclusively in Sections 2.11, 2.13 and 2.14 respectively, and (ii) as has not had and is not reasonably likely to have a XETA Material Adverse Effect, (a) there is no action, suit or proceeding before or by any court or Governmental Authority now pending, or, to the knowledge of XETA, threatened, (1) against XETA, any of its subsidiaries or the directors or officers of XETA or any subsidiary (in such capacity), or (2) which seeks to prevent consummation of the Transactions or which seeks damages in connection with the Transactions, and (b) no temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the Transactions has been issued and remains in effect.

Section 2.11  Employee Benefit Plans.

(a) As used in this Agreement, “Code” means the Internal Revenue Code of 1986, as amended, “ERISA” means the Employee Retirement Income Securities Act of 1974, as amended, “COBRA” means the Consolidated Budget Reconciliation Act of 1985, as amended, Section 4980B of the Code, Title I Part 6 of ERISA, and “XETA ERISA Affiliate” means any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with XETA under Section 414(b), (c), (m) or (o) of the Code.

(b) Section 2.11(b) of the XETA Schedule lists all the “employee benefit plans,” as defined in Section 3(3) of ERISA, and all other material employee compensation and benefit arrangements (whether or not subject to ERISA) or payroll practices, including, without limitation, employment agreements, profit sharing, retirement, severance and retention pay, short term and long term disability paid leave, vacation pay, consulting or other compensation agreements, deferred compensation in form of annual bonuses, cash and equity incentive compensation plans (including stock option, restricted stock and phantom equity plans and grants), medical insurance (including medical, dental, vision, and prescription coverage), life and accidental death and dismemberment insurance, tuition aid reimbursement, relocation assistance, expatriate benefits, retiree medical and life insurance maintained by XETA or any of its subsidiaries or any XETA ERISA Affiliate, or to which XETA or any of its subsidiaries or any XETA ERISA Affiliate has contributed or is obligated to contribute or has or reasonably could have any liability thereunder (all such plans are referred to as the “XETA Employee Benefit Plans”).

(c) None of the XETA Employee Benefit Plans is (i) covered by Title IV of ERISA, (ii) subject to the minimum funding requirements of Section 412 of the Code, (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA, (iv) subject to Section 4063 or 4064 of ERISA or Section 413(c) of the Code, (v) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA, or (vi) funded by a voluntary employees’ beneficiary association within the meaning of Code Section 501(c)(9).

(d) Each XETA Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service (“IRS”) that considers the Economic Growth & Tax Relief Reconciliation Act of 2001 or has a remaining period of time under applicable Treasury Regulations or pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and to XETA’s knowledge, no event has occurred and no condition exists that would reasonably be expected to materially adversely affect the qualified status of any such XETA Employee Benefit Plan.

(e) Each XETA Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions and in compliance with all applicable provisions of ERISA and the Code. All contributions required to be made to any XETA Employee Benefit Plan have been made or properly accrued. Neither XETA nor any of its subsidiaries nor any “party in interest” or “disqualified person” with respect to the XETA Employee Benefit Plans has engaged in a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.

(f) Except (i) as set forth in Section 2.11(f) of the XETA Schedule, (ii) with respect to Options, warrants and Restricted Shares in accordance with Section 1.7(a) and 1.7(b) of this Agreement and (iii) as may be required by applicable Law, neither the execution and delivery of this Agreement nor the consummation of the Transactions, either alone or in connection with any other event (whether contingent or otherwise), will (w) result in any payment (including without limitation severance, unemployment compensation, bonus or otherwise) becoming due to any director, officer or employee of XETA under any XETA Employee Benefit Plan, (x) result in a payment or benefit becoming due to any director, officer or employee of the XETA under any plan or otherwise which will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code that is subject to the imposition of an excise Tax under section 4999 of the Code, (y) increase any benefits otherwise payable under any XETA Employee Benefit Plan, or (z) result in the acceleration of the time of payment, funding or vesting of any benefits under any XETA Employee Benefit Plan. Neither XETA nor any of its subsidiaries has any indemnity or gross-up obligation for any Taxes imposed under section 4999 of the Code.

(g) No actions, suits, disputes or claims (other than routine claims for benefits in the ordinary course) are pending or threatened with respect to any XETA Employee Benefit Plan. No audits, inquiries, reviews, proceedings, claims, or demands are pending with any Governmental Authority with respect to any XETA Employee Benefit Plan and to the knowledge of XETA, there are no facts which could give rise to any material liability in the event of any such investigation, action, suit, audit, inquiry, review, proceeding, claim or demand.

(h) XETA has delivered to Parent copies of all documents and, to the extent applicable, summary plan descriptions of the XETA Employee Benefit Plans or summary descriptions of any such XETA Employee Benefit Plan not otherwise in writing, which documents and descriptions are true and complete in all respects. XETA has delivered to Parent true and complete copies of the most recent determination letters and opinion letters and the Forms 5500 filed in the most recent plan year with respect to any XETA Employee Benefit Plan, including all schedules thereto and financial statements with attached opinions of independent accountants. XETA has delivered to Parent summaries of material modifications and material communications distributed within the last year to the participants of each XETA Employee Benefit Plan. XETA has delivered to Parent all communications received from or sent to the Internal Revenue Service, Pension Benefit Guaranty

Corporation or the Department of Labor within the last year and any Forms 5330 required to be filed, with respect to a XETA Employee Benefit Plan.

(i) No XETA Employee Benefit Plan provides for or continues medical or health benefits, or life insurance or other benefits (through insurance or otherwise) for any person or any dependent or beneficiary of any person after such person’s retirement or other termination of employment except as may be required by COBRA or applicable state law, and there has been no communication to any person that could reasonably be expected to promise or guarantee any such benefits.

(j) Neither XETA nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax laws).

(k) Unless otherwise exempt, each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) with respect to which the XETA or any of its subsidiaries is a “service recipient” (within the meaning of Section 409A of the Code) has been operated since January 1, 2005, in compliance with the applicable provisions of Section 409A of the Code and the treasury regulations and other official guidance issued thereunder (collectively, “Section 409A”), and has been since January 1, 2009, in documentary compliance with the applicable provisions of Section 409A. Neither XETA nor any of its subsidiaries has any indemnity or gross-up obligation for any Taxes or interest imposed or accelerated under Section 409A.

Section 2.12  Properties.

(a) To the knowledge of XETA, XETA and each of its subsidiaries have good and marketable title to all the properties and assets reflected in the latest audited consolidated balance sheet included in the XETA SEC Reports as being owned by XETA or by any such subsidiary or acquired after the date thereof that are material to XETA’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens other than Permitted Liens. “Permitted Liens” means (i) such Liens as are set forth in Section 2.12(a) of the XETA Schedule, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for sums not yet due and payable, and which do not in the aggregate materially detract from the value of the property and assets of XETA and its subsidiaries, (iii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iv) Liens for Taxes and other governmental charges that are not due and payable or are being contested in good faith through appropriate proceedings and for which adequate reserves have been made in accordance with GAAP on XETA’s most recent consolidated financial statements contained in the XETA SEC Reports, (v) recorded easements, covenants, restrictions, rights of way, zoning, building restrictions and other similar matters which do not impair the operation of the business of XETA and any of its subsidiaries as currently conducted, (vi) landlord’s or lessor’s Liens under leases to which the XETA or a XETA subsidiary is a party, (vii) non-exclusive licenses and other non-exclusive rights in Intellectual Property granted in favor of third parties pursuant to XETA Material Contracts in the ordinary course of business, and (viii) other imperfections of title or easements, rights-of-way, restrictions, encroachments and other similar charges and encumbrances, if any, which do not, secure indebtedness and do not individually or in the aggregate, impair the continued use and operation of the assets to which they relate in the conduct of the business of XETA and any of its subsidiaries as currently conducted.

(b) Section 2.12(b) of the XETA Schedule sets forth the address and description of each parcel of real property owned by XETA or any of its subsidiaries (“Owned Real Property”). With respect to each such parcel of Owned Real Property:

(i) XETA or one of its subsidiaries has good and insurable fee simple title, free and clear of all Liens, except Permitted Liens;

(ii) except as set forth in Section 2.12(b) of the XETA Schedule, neither XETA nor any of its subsidiaries has leased or otherwise granted to any person the right to use or occupy such Owned Real Property or any portion thereof; and

(iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(c) Section 2.12(c) of the XETA Schedule sets forth a true, correct and complete list of all leases, subleases and other agreements under which XETA or any XETA subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property (collectively, the “Leases”). Except as would not, individually or in the aggregate, have had or reasonably be expected to have a XETA Material Adverse Effect: (i) each Lease is valid and binding on XETA and each XETA subsidiary party thereto and, to the knowledge of XETA, each other party thereto and is in full force and effect; (ii) there is no breach or default under any Lease by XETA or any of its subsidiaries or, to the knowledge of XETA, any other party thereto; (iii) no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default under any Lease by XETA or any XETA subsidiary or, to the knowledge of XETA, any other party thereto; and (iv) XETA or a XETA subsidiary that is either the tenant or licensee named under the Lease has a good and valid leasehold interest in each parcel of real property which is subject to a Lease and is in possession of the properties purported to be leased or licensed thereunder. The Owned Real Property and the real property subject to the Leases are referred to collectively as the “Real Property.”

(d) To the knowledge of XETA, all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the Owned Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of XETA’s and its subsidiaries’ business. To the knowledge of XETA, there are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Improvements or any portion thereof in the operation of XETA’s or its subsidiaries’ business as currently conducted thereon.

(e) There is no condemnation, expropriation or other proceeding in eminent domain, pending or, to the knowledge of XETA, threatened, affecting any parcel of Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ or judgment outstanding, or any claim, litigation, administrative action, special assessment or similar proceeding, pending or, to the knowledge of XETA, threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof, or the operation of XETA’s or its subsidiaries’ business as currently conducted thereon. The Owned Real Property, and to the knowledge of XETA, the Real Property subject to Leases are in compliance in all material respects with all applicable building, zoning, subdivision, health and safety and other land use laws, including The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Owned Real Property, and to the knowledge of XETA, the Real Property subject to Leases, and there is no pending, or to the knowledge of XETA, contemplated, threatened or anticipated change in the zoning classification of the Owned Real Property, the Real Property subject to Leases or any portion thereof that would prohibit, limit or condition the use or operation of the Real Property as currently used. All certificates of occupancy, permits, licenses, franchises, consents, approvals and authorizations of all Governmental Authorities, boards of fire underwriters, associations, any quasi-governmental agency, or any other entity having jurisdiction over the Owned Real Property that are required or appropriate to use or occupy the Owned Real Property or operate XETA’s or its subsidiaries’ business as currently conducted thereon, have been issued and are in full force and effect and there is no pending, or to the knowledge of XETA, any contemplated, threatened or anticipated revocation of the same or any condition existing which may reasonably be expected to lead to the potential revocation of the same.

(f) All tangible assets owned or leased by XETA and its subsidiaries have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

Section 2.13  Taxes.  Except as has not had and is not reasonably likely to have, individually or in the aggregate, a XETA Material Adverse Effect:

(a) XETA, each of its subsidiaries and any affiliated, combined or unitary group of which any such entity is or was a member, have timely (taking into account any extensions) filed all federal and state, local and foreign returns, declarations, reports, estimates, information returns and statements (“Returns”) required to be filed in respect of any Taxes, such Returns were prepared in accordance with Applicable Law and are complete and correct in all material respects, and have timely paid all Taxes shown by such Returns to be due and payable;

(b) XETA and its subsidiaries have established adequate reserves in accordance with GAAP for the payment of all Taxes not yet due and payable with respect to the results of operations of XETA and its subsidiaries through the date hereof and the most recent audited financial statements in the XETA SEC reports reflect an adequate reserve in accordance with GAAP for all Taxes due and payable with respect to the operations of XETA and its subsidiaries through the date of such financial statements. XETA and its subsidiaries have complied with Applicable Law relating to the payment and withholding of Taxes;

(c) Section 2.13 of the XETA Schedule sets forth the last taxable period through which the federal income Tax Returns of XETA and its subsidiaries have been examined by the IRS or otherwise closed. Except to the extent disclosed on Section 2.13 of the XETA Schedule and being contested in good faith, all material deficiencies asserted as a result of such examinations and any examination by any applicable state or local taxing authority have been paid, fully settled or adequately provided for in XETA’s most recent audited financial statements. No material federal, state or local income or franchise tax audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which XETA or any of its subsidiaries would be liable, and no material deficiency that has not yet been paid for any such Taxes has been proposed, asserted or assessed against XETA or any of its subsidiaries with respect to any period;

(d) Neither XETA nor any of its subsidiaries has (i) waived any statute of limitations, which waiver remains outstanding, nor is any request for any such waiver or consent pending, or (ii) executed or entered into with the IRS or any taxing authority (A) any agreement or other document extending or having the effect of extending the period for assessment or collection of any Tax for which XETA or any of its subsidiaries would be liable or (B) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state or local income tax law that relates to XETA or any of its subsidiaries;

(e) Neither XETA nor any of its subsidiaries is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement;

(f) Neither XETA nor any of its subsidiaries has been a party to any distribution occurring during the previous three (3) years in which the parties to such distribution treated the distribution as one to which Section 355 applied;

(g) Neither XETA nor any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (C) installment sale or open transaction disposition made on or prior to the Closing Date; (D) prepaid amount received on or prior to the Closing Date; or (E) election under Section 108(i) of the Code; and

(h) Neither XETA nor any of its subsidiaries is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations 1.6011-4(b).

(i) Neither XETA nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).

For purposes of this Agreement, “Taxes” shall mean all federal, state, local, foreign and other taxes, charges, fees, levies, imposts, duties, licenses or other assessments, together with any interest, penalties, additions to tax or additional amounts imposed by any taxing authority.

Section 2.14  Environmental Matters.  Except for such matters that have not had and are not reasonably likely to have, individually or in the aggregate, a XETA Material Adverse Effect:

(a) XETA and its subsidiaries are in compliance with all applicable federal, state and local laws, ordinances, rules and regulations providing for the protection of human health or the environment including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601, et seq., as amended, the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq., the Clean Air Act, 42 U.S.C. § 7401, et seq., as amended, and the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq., as amended (collectively, the “Environmental Laws”);

(b) XETA and each of its subsidiaries has obtained all permits, licenses, franchise authorities, consents and approvals, made all filings and maintained all data, documentation and records necessary for owning and operating its assets and business as it is presently conducted under all applicable Environmental Laws, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect;

(c) Neither XETA nor any of its subsidiaries nor to the knowledge of XETA any other person has disposed of, discharged, spilled or released any substance such that investigation, clean up, abatement or remediation would be required under any applicable Environmental Law;

(d) There are no pending, or to the knowledge of XETA threatened, claims, demands, actions, administrative proceedings, lawsuits or investigations against XETA or its subsidiaries under any Environmental Laws; and

(e) To the knowledge of XETA, there is no asbestos-containing building materials at any of the Real Property.

Notwithstanding anything to the contrary contained elsewhere in this Agreement, XETA makes no representation in this Agreement regarding protection of human health or the environment (including, without limitation, any compliance or failure to comply with, or any actual or contingent liability under, or claims, demands, actions, proceedings, lawsuits or investigations with respect to any Environmental Law), except as set forth in this Section 2.14.

Section 2.15  Intellectual Property.

(a) Except as have not had and are not reasonably likely to have, individually or in the aggregate, a XETA Material Adverse Effect, either XETA or one of its subsidiaries owns, or is licensed or otherwise possesses adequate rights to use, the Intellectual Property of XETA. There are no pending or, to the knowledge of XETA, threatened claims by any person alleging infringement by XETA or any of its subsidiaries or with regard to the ownership, validity or use of any Intellectual Property of XETA. To the knowledge of XETA, the conduct of the business of XETA and its subsidiaries does not infringe any Intellectual Property rights of any person. Neither XETA nor any of its subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property of XETA or any of its subsidiaries. To the knowledge of XETA, upon the consummation of the Transactions, the Surviving Corporation shall own or have the right to use all Intellectual Property on the same terms and conditions as XETA and its subsidiaries enjoyed prior to such transaction, and where XETA fails to own or have the right to use such Intellectual Property, such failure is not reasonably likely to have, individually or in the aggregate, a XETA Material Adverse Effect.

(b) Section 2.15 of the XETA Schedule constitutes a true and complete list of all the Intellectual Property owned by XETA and its subsidiaries that is subject to any issuance, registration, certificate, application or other filing by, or with any Governmental Authority or authorized private registrar (including registered trademarks, registered copyrights, issued patents, domain name registrations and pending applications for any of the foregoing). To the knowledge of XETA, there exist no restrictions on the disclosure, use or transfer of the Intellectual Property of XETA, and the execution of this Agreement and the consummation of the Merger and of the other transactions contemplated by this Agreement will not alter, impair or extinguish any Intellectual Property of XETA in any material respect.

(c) XETA and its subsidiaries have taken all reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property of XETA of a confidential nature, including trade secrets. To the knowledge of XETA, none of the Intellectual Property of XETA that is contingent upon maintaining the confidentiality thereof, has been disclosed other than to employees, representatives and agents of XETA and/or its subsidiaries all of whom are bound by written confidentiality agreements or confidentiality obligations contained in licenses and similar agreements entered into in the ordinary course of business. No claim against XETA or any of its subsidiaries asserting an ownership interest in any owned Intellectual Property of XETA has been made or is pending or, to the knowledge of XETA, threatened by any current or former employee, consultant or contractor of XETA or any of its subsidiaries.

(d) As used herein, “Intellectual Property” means (a) all registered and unregistered trademarks, trade names, trade dress, service marks, service names, logos, assumed names in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill and other rights associated therewith, (b) registered and unregistered copyrights in the United States and all other nationals throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (c) inventions and discoveries, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (d) patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, national and multinational statutory invention registrations, and all improvements to the inventions disclosed in each such registration, patent or patent application, (e) domain names, internet addresses and other computer identifiers, web sites and web pages, (f) computer software programs (including source code, object code, firmware, operating systems and related documentation), (g) trade secrets, know-how (whether or not confidential), customer information, confidential business information and technical information used in XETA’s or its subsidiaries’ respective businesses (as the case may be) as currently conducted, (h) all rights to obtain and rights to apply for patents and to register trademarks and copyrights, and (i) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

Section 2.16  Material Contracts.

(a) As of the date of this Agreement, except as set forth on Section 2.16 of the XETA Schedule, and except for (i) this Agreement, and (ii) the XETA Employee Benefit Plans, neither XETA nor any of its subsidiaries is a party to or bound by any contract (whether written or oral) which is:

(A) a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment relating to indebtedness, other than (x) trade debt and advances incurred in the ordinary course of business, (y) accounts payable and (z) intercompany loans to the subsidiaries of XETA;

(B) a contract, lease or license pursuant to which XETA or any of its subsidiaries paid amounts in excess of $250,000 within the 12 month period prior to the date of this Agreement;

(C) a material consulting agreement;

(D) any contract providing for indemnification by XETA or any of its subsidiaries that is material to XETA and its subsidiaries, taken as a whole, other than any contract providing for indemnification of customers or other persons entered into in the ordinary course of business;

(E) a contract that purports to limit the right of XETA or any of its affiliates to engage or compete in any line of business in which XETA or its subsidiaries is engaged or to compete with any person or operate in any location;

(F) a contract that creates a partnership, joint venture or any strategic alliance or similar arrangement that is material to XETA with respect to any portion of the business of XETA or its subsidiaries;

(G) a license, franchise, distributorship or other contract or agreement which relates in whole or in part to any material Intellectual Property of or used by XETA or its subsidiaries, but excluding any commercial off the shelf software with retail value of less than $25,000 per item;

(H) a contract material to XETA with any manufacturer, supplier or provider of products or services that are resold by XETA or its subsidiaries or incorporated into any XETA product that is resold by XETA or its subsidiaries to any third party;

(I) a contract material to XETA providing for the development of any product, system, software, content, technology, or Intellectual Property, independently or jointly, by or for XETA or its subsidiaries, or any contract or agreement providing for the sale of customized or otherwise non-commercially available software, technology, products or services by or to XETA or its subsidiaries;

(J) a contract to which XETA or any subsidiary is a party providing for future performance by XETA or such subsidiaries in consideration of amounts previously paid, excluding maintenance agreements and purchase agreements with customers entered into in the ordinary course of business;

(K) a contract to provide source code which constitutes any or part of material XETA Intellectual Property to any third party for any product or technology;

(L) a contract material to XETA with any distributor, reseller, original equipment manufacturer, systems integrator, sales representative, sales agency or manufacturer’s representative or otherwise, providing for the distribution or resale of any XETA product; and

(M) any commitment or agreement to enter into any of the foregoing.

All contracts of the type described in this Section 2.16(a) are referred to herein as the “XETA Material Contracts.”

(b) Other than as a result of the expiration or termination of any XETA Material Contract in accordance with its terms and except as has not had and is not reasonably likely to have, individually or in the aggregate, a XETA Material Adverse Effect, (i) each XETA Material Contract is valid and binding on XETA and any of its subsidiaries that is a party thereto, as applicable, and in full force and effect, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law), and except that any indemnity, contribution and exoneration provisions contained therein may be limited by Applicable Law and public policy, (ii) XETA and each of its subsidiaries has in all material respects performed all obligations required to be performed by it to date under each XETA Material Contract and (iii) neither XETA nor any of its subsidiaries has received written notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of XETA or any of its subsidiaries or their counterparties under any such XETA Material Contract.

Section 2.17  Information Supplied.  None of the information to be supplied by XETA specifically for inclusion or incorporation by reference in the Proxy Statement (as defined in Section 5.1(a)) will, at the date it is first mailed to the holders of Common Shares or at the time of the XETA Shareholders’ Meeting (as defined in Section 5.1(e)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with the requirements of the Oklahoma Law and the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by XETA with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement.

Section 2.18  Employment Matters.  Neither XETA nor any of its subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other agreement or understanding with a labor union or labor organization, nor is any such agreement presently being negotiated, nor, to the knowledge of XETA, is there, a representation campaign respecting any of the employees of XETA or any of its subsidiaries. As of the date of this Agreement, there is no pending or, to the knowledge of XETA, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving XETA or any or its subsidiaries. Except as set forth on Section 2.18 of the XETA Schedule, (a) there is no unfair labor practice charge or complaint pending or, to the knowledge of XETA, threatened, against XETA or any subsidiary, (b) there has been no mass layoff, plant closure, employment loss or other event covered by the Workers Adjustment and Retraining Notification Act of 1988 or any similar Applicable Law within the last year; (c) there are no administrative charges or court complaints, litigation, proceedings, investigations (internal or external) or inquiries against XETA or any subsidiary concerning alleged employment discrimination, civil rights, affirmative action obligations, wage and hour violations, occupational health and safety issues, employment and severance agreements or other employment-related matters pending or, to the knowledge of XETA, threatened before the U.S. Department of Labor, the U.S. Equal Employment Opportunity Commission or any other federal or state agency or court; (d) to the knowledge of XETA, neither XETA nor its subsidiaries are liable for any arrears of wages or any tax or penalty in connection withholding from wages and salaries; and (e) neither XETA nor its subsidiaries are subject to any consent decree, injunction or other form of court order relating to any practice relating to labor, employment, civil rights, discrimination, occupational safety and health, affirmative action or wage and hour issues.

Section 2.19  Insurance.  Section 2.19 of XETA Schedule sets forth a true, correct and complete list of all material insurance policies issued in favor of XETA or any of its subsidiaries, or pursuant to which XETA or any such subsidiary is a named insured or otherwise a beneficiary. XETA and each of its subsidiaries maintains insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance). All such insurance policies are, as of the date of this Agreement, in full force and effect, all related premiums have been paid to date and XETA is not in material default with respect thereto, and neither XETA nor any subsidiary has received any written notice of cancellation with respect to any such insurance policy. There are no material claims against XETA or its subsidiaries under any of such insurance policies.

Section 2.20  Brokers; Transaction Fees.  No broker, finder or investment banker (other than Stifel, Nicolaus & Company, Incorporated) is entitled to any advisory, brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of XETA.

Section 2.21  Takeover Provisions.  Assuming the accuracy of the representations in Section 3.14, the XETA Board of Directors has approved this Agreement and taken all other requisite action, if any, necessary to render the restrictions on “business combinations” set forth in Section 1090.3 of Oklahoma Law inapplicable to this Agreement and the Transactions.

Section 2.22  Certain Business Practices.  Neither XETA nor any of its subsidiaries nor (to the knowledge of XETA) any director, officer, agent or employee of XETA or any of its subsidiaries (i) have used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or for the business of XETA or any of its subsidiaries, or (ii) have directly or indirectly made any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of XETA or any of its subsidiaries, unlawful payment from corporate funds to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977.

Section 2.23  Customers and Suppliers.  There exists no actual or, to the knowledge of XETA, threatened, events, occurrences or facts which might reasonably be anticipated to result in a termination, cancellation or material limitation of, or any material modification or change in, the business relationships of XETA or any of its subsidiaries with any customers, or group of customers under common control, pursuant to which XETA or such subsidiary received, in the aggregate, at least $100,000 of revenues during the 12 month period ended October 31, 2010 or with any supplier to which the Company paid $100,000 or more during the 12 month period ended October 31, 2010. There exists no condition or state of facts or circumstances to the knowledge of XETA involving customers or suppliers of or to XETA or any subsidiary which is reasonably likely to have, individually or in the aggregate, a XETA Material Adverse Effect after the consummation of the Transaction.

Section 2.24  Voting Agreements.  Each of Ronald L. Siegenthaler, Ozarslan A. Tangun and Greg D. Forrest has executed and delivered to Parent a voting agreement substantially in the form attached as Exhibit 2.24 attached hereto.

Section 2.25  Bank Accounts.  Section 2.25 of the XETA Schedule sets forth a list of the name of each institution in which XETA or one of its subsidiaries has a bank account, securities account, safe-deposit box, lockbox account or any other account, the title and number of such accounts and the names of all persons authorized to draw thereon or have access thereto.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub hereby, jointly and severally, represent and warrant to XETA that, except as otherwise set forth in the Parent Parties’ Schedule to this Agreement (the “Parent Schedule”) (it being agreed by the parties that disclosure of any item in any section of the Parent Schedule shall also be deemed to be disclosed with respect to any other section of the Parent Schedule to which the relevance of such item is reasonably apparent on the face of such item as disclosed):

Section 3.1  Organization and Qualification; Sub.

(a) Parent is a Delaware corporation duly organized and validly existing in good standing under the laws of the State of Delaware, and Sub is an Oklahoma corporation duly organized and validly existing in good standing under the laws of the State of Oklahoma.

(b) Sub is a direct, wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the Transactions. Since the date of its incorporation and prior to the Effective Time, Sub has not carried, and will not carry, on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Neither Parent nor Sub owns (directly or indirectly) any Common Shares or holds any rights to acquire any Common Shares except pursuant to this Agreement.

Section 3.2  Authority; Due Authorization; Binding Agreement; Approval.

(a) Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(b) The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the Transactions have been duly and validly authorized by all requisite corporate or other business entity action on the part of each of Parent and Sub (other than, with respect to the Merger, the filing of appropriate merger documents as required by Oklahoma Law).

(c) This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery hereof by XETA, constitutes a valid and binding obligation of each of Parent and Sub, enforceable against each of them in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.3  No Violation; Consents.

(a) The execution and delivery of this Agreement by Parent or Sub does not, and the consummation by Parent or Sub of the Transactions will not, (i) violate the certificate of incorporation or bylaws or other comparable governing documents of Parent or Sub, (ii) constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Parent, Sub or any of their subsidiaries is a party or by which any of them or any of their respective properties are bound or (iii) result in the creation or imposition of any Lien upon any property of Parent, Sub or any of their subsidiaries pursuant to the agreements and instruments referred to in clause (ii), except, in the case of clause (ii) or (iii), for such conflicts, breaches, violations, defaults or liens, that have not had and are not reasonably likely to have, individually or in the aggregate, have a Parent Material Adverse Effect. The term “Parent Material Adverse Effect” means a material adverse effect on the ability of either Parent or Sub to perform its obligations under this Agreement or to consummate the Merger or the Transactions.

(b) Except for (i) compliance with applicable requirements of the HSR Act and any other Applicable Law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters in foreign jurisdictions, if any, (ii) filing or recordation of merger or other appropriate documents as required by Oklahoma Law or Applicable Law of other states in which Parent or Sub is qualified to transact business, (iii) the filing of such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the Transactions and (iv) such other authorizations, consents, approvals or filings the failure of which to obtain or make have not had and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, no authorization, consent or approval of or filing with any Governmental Authority is required to be obtained or made by Parent or Sub or any ultimate parent entity or controlling person of Parent for the execution and delivery by either of them of this Agreement or the consummation by either of them of the Transactions.

Section 3.4  Proxy Statement.  None of the information with respect to Parent or Sub that Parent or any of its representatives furnishes in writing to XETA expressly for use in the Proxy Statement, will, at the date such Proxy Statement is first delivered to the holders of the Common Shares or at the time of the XETA Shareholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein supplied by XETA or its representatives expressly for inclusion or incorporation by reference in the Proxy Statement.

Section 3.5  Brokers; Transaction Fees.  No broker, finder or investment banker (other than Stephens Inc.) is entitled to any advisory, brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Sub.

Section 3.6  Availability of Funds.  Parent has or will have, and will cause Sub to have, through the Effective Time, sufficient funds to pay the aggregate Merger Consideration contemplated by this Agreement and to consummate the Merger and the other Transactions, and to perform the other obligations of Parent and Sub contemplated by this Agreement.

Section 3.7  Litigation.  As of the date of this Agreement, there is no suit, action or proceeding by or before any Governmental Authority pending or, to the knowledge of Parent, threatened, against Parent or Sub challenging or seeking to prohibit the execution, delivery or performance of this Agreement or any of the Transactions. There is no other suit, action or proceeding by or before any Governmental Authority pending or, to the knowledge of Parent, threatened, to which Parent or any of its subsidiaries is a party or against any of their properties or assets that would reasonably be expected to have a Parent Material Adverse Effect.

Section 3.8  No Vote of Parent Shareholders.  No vote of the shareholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any Applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent, in order for Parent and Sub to consummate the Transactions.

Section 3.9 [Intentionally Omitted].

Section 3.10  Solvency.  Assuming satisfaction of the conditions to the obligations of Parent and Sub to consummate the Merger, immediately after giving effect to the Transactions (including any financing in connection with the Transactions), (i) none of the Surviving Corporation or any of its subsidiaries will have incurred debts beyond its ability to pay such debts as they mature or become due and the then present fair salable value of the assets of the Surviving Corporation and each of its subsidiaries will exceed the amount that will be required to pay its respective probable liabilities (including the probable amount of all contingent liabilities) and its respective debts as they become absolute and matured, (ii) the assets of the Surviving Corporation and each of its subsidiaries, in each case at a fair valuation, will exceed its respective debts (including the probable amount of all contingent liabilities) and (iii) none of the Surviving Corporation or any of its subsidiaries will have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted. No transfer of property is being made by Parent and Sub and no obligation is being incurred in connection with the Transactions by Parent and Sub with the intent to hinder, delay or defraud either present or future creditors of Parent, Sub, XETA or any subsidiary of XETA. For purposes of this Section 3.10, “debts beyond its ability to pay such debts as they mature or become due” and “unreasonably small capital to carry on its business as conducted or proposed to be conducted” means that the Surviving Corporation and its subsidiaries will not be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 3.11  Access.  Parent acknowledges that it and its representatives have received access to such books and records, facilities, equipment, contracts and other assets of XETA which it and its representatives have desired or requested to review, and that it and its representatives have had full opportunity to meet with the senior management of XETA and to discuss the business and assets of XETA.

Section 3.12  Other Agreements or Understandings.  Parent has disclosed to XETA all agreements, arrangements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent, Sub, or any affiliate of Parent, on the one hand, and any member of the XETA Board of Directors or management of XETA or any person that to Parent’s knowledge owns 5% or more of the outstanding Common Shares, on the other hand.

Section 3.13  Ownership of Shares.  Neither Parent nor Sub is, nor have either of them during the past three years been, the beneficial owner (as defined herein) of any Common Shares.

Section 3.14  Not Interested Shareholder.  From the date that is three years prior to the date of this Agreement, neither Parent nor Sub, nor any of their respective “Affiliates” or “Associates”, is or has been an “interested shareholder” (as such terms are defined in Section 1090.3 of the Oklahoma Law) of XETA for purposes of such Section 1090.3.

ARTICLE IV.

CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME

Section 4.1  Conduct of XETA Business.  XETA covenants and agrees that, between the date of this Agreement and the Effective Time, except (i) with the prior written consent of Parent, which may not be unreasonably withheld, delayed or conditioned, (ii) as specifically contemplated by this Agreement or by the XETA Schedule, or (iii) as required by Applicable Law:

(a) the respective businesses of XETA and its subsidiaries shall be conducted in the ordinary course and in a manner consistent with past practice, in each case in all material respects; provided that payments by XETA of the reasonable fees and expenses of its financial advisors and attorneys engaged in connection with representing or performing services for XETA in connection with the Transactions shall not be deemed in any respect to be outside the ordinary course of business of XETA or otherwise a violation of this Section 4.1;

(b) except to the extent required to comply with Applicable Law, XETA shall not amend or otherwise change its certificate of incorporation or bylaws;

(c) XETA shall not, and shall not permit any of its subsidiaries to, issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of capital stock of any class of XETA or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock (except in accordance with the terms of securities outstanding on the date hereof or pursuant to any exercises of Options or vesting under any existing Stock Plans);

(d) XETA shall not (A) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or (B) reclassify, combine, split or subdivide, or redeem, purchase or otherwise acquire (except in accordance with the terms of securities outstanding on the date hereof and except in connection with the payment of withholding taxes with respect to, and cashless exercises of, outstanding Options by XETA in connection with Stock Plans or other XETA Employee Benefit Plans), directly or indirectly, any of its capital stock;

(e) XETA shall not, and shall not permit its subsidiaries to, (i) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or any division thereof or any material amount of assets, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than XETA or any of its subsidiaries), or make any loans or advances, except (A) in the ordinary course of business and consistent with past practice or (B) for refinancings of existing debt, provided that in the case of (B), prior written notice is given to Parent, or (iii) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth above in this paragraph (e), or (iv) intentionally subject any of the properties or assets (whether tangible or intangible) of the Company or its subsidiaries to any Lien except for (X) Permitted Liens that are, in the aggregate, not material, and (Y) Liens that may be incurred under XETA’s existing debt arrangements referred to above in this paragraph (e);

(f) XETA shall not, and shall not permit its subsidiaries to, increase the compensation payable to any officers except as has been disclosed to Parent on or prior to the date of this Agreement;

(g) XETA shall not make any offers of employment to or employ any new employees with an annual base compensation in excess of $90,000, except for replacements for existing employees hired at an annual base compensation not to exceed the annual base compensation for the departed employee existing as of his or her date of departure from XETA;

(h) XETA shall not, and shall not permit its subsidiaries to, increase the compensation payable to its non-officer employees except as has been disclosed to Parent on or prior to the date of this Agreement, or pursuant to existing plans, policies or contractual arrangements. Further, XETA shall not, and shall not permit its subsidiaries to, enter into any employment or severance agreement with or grant any severance or termination pay to any director, officer or other employee of XETA or any of its subsidiaries, or, except as required by Applicable Law, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement, including any XETA Employee Benefit Plan, for the benefit of any current or former director, officer or employee;

(i) XETA shall not, and shall not permit any of its subsidiaries to, make any capital expenditures in any fiscal quarter exceeding its capital expenditure budget for such fiscal quarter by more than $150,000, excluding any capital expenditures (i) to repair or replace equipment necessary to continue its operations in a manner consistent with such operations as of the date of this Agreement, (ii) to the extent covered by insurance proceeds, (iii) to the extent required on an emergency basis and (iv) in amounts unspent but allowed in any prior quarter;

(j) XETA shall not, and shall not permit any of its subsidiaries to, sell or transfer any interest in any Real Property or any properties or assets having a value in excess of $25,000 in the aggregate, other than (i) sales of supplies, surplus or obsolete equipment or (ii) sales of assets in the ordinary course of business;

(k) XETA shall not, and shall not permit any of its subsidiaries to, enter into any “non-compete,” “non-solicit” or similar agreement that would restrict the businesses of the Surviving Corporation or its subsidiaries or their ability to solicit customers or employees following the Effective Time;

(l) XETA shall not, and shall not permit any of its subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger or consolidation of such entity;

(m) XETA shall not, and shall not permit any of its subsidiaries to, make or rescind any election relating to Taxes or make any change in any method of accounting, keeping of books of account or accounting practices or in any method of Tax accounting, unless required by GAAP (as concurred to by XETA’s auditors) or Applicable Law, provided XETA has first notified Parent of such change; and

(n) XETA shall not, and shall not permit any of its subsidiaries to, acquire any interest in any Real Property having a value in excess of $30,000 individually, or $150,000 in the aggregate, except for renewals of existing leases to Real Property that are extended or renewed in accordance with their existing terms at the same rate or the rate specified in the applicable lease agreement;

(o) XETA shall not, and shall not permit any of its subsidiaries to, enter into any contract with vendors for services or products (other than purchase orders thereunder), except for contracts that involve a projected total expenditure by the Company or its subsidiaries of less than $175,000 over the term of the contract, provided that such contracts have a term of less than 5 years and do not include any purchase “take or pay” commitment, except for renewals of existing contracts that are extended or renewed in accordance with their existing terms at the same rate or the rate specified in the applicable contract; and

(p) XETA shall not, and shall not permit any of its subsidiaries (as applicable) to, agree or commit to do any of the foregoing.

Section 4.2  Securities Filings.  XETA shall continue to file all reports, financial statement schedules, registration statements, definitive proxy statements, and other statements and reports, including all exhibits to the foregoing documents, required to be filed by it with the SEC and shall comply with all rules and regulations of the Nasdaq Stock Market from the date hereof through the Closing Date.

Section 4.3  No Control of Other Party’s Business.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct XETA’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, XETA and its subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses, assets and operations.

ARTICLE V.

ADDITIONAL AGREEMENTS

Section 5.1  Proxy Statement; Shareholders Meeting.

(a) As soon as reasonably practicable following the date of this Agreement, XETA shall prepare and file with the SEC the proxy statement relating to the XETA Shareholders’ Meeting (the “Proxy Statement”), which Proxy Statement shall comply in all material respects with the Exchange Act, all applicable SEC Rules and Applicable Law. The Parent Parties will cooperate and consult with XETA in the preparation of the Proxy Statement and will furnish to XETA in writing the information relating to each of the Parent Parties required to be set forth in the Proxy Statement by the Exchange Act. XETA shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other parties in resolving, all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy

Statement in definitive form to be cleared by the SEC and delivered to holders of Common Shares and holders of Options as promptly as reasonably practicable following filing with the SEC.

(b) If at any time prior to the Effective Time any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, XETA will promptly inform the Parent Parties of such occurrence and cooperate with the Parent Parties in preparing such amendment or supplement to be filed with the SEC. XETA shall use its reasonable best efforts to cause such amendment or supplement to be filed as promptly as possible and, if required, deliver such amendment or supplement to the holders of the Common Shares and holders of Options.

(c) Each of the Parent Parties and XETA shall ensure that the information provided by it for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of delivery thereof and at the time of the XETA Shareholders’ Meeting, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) XETA will not file the Proxy Statement and any amendment or supplement thereto with the SEC without providing the Parent Parties with a reasonable opportunity to review and comment thereon (which comments shall be given due consideration by XETA); provided, that in connection with a Change in the XETA Recommendation made in accordance with Section 5.3(b), XETA may amend or supplement the Proxy Statement to effect such a Change in the XETA Recommendation.

(e) XETA, acting through the XETA Board of Directors, shall, in accordance with Applicable Law and XETA’s certificate of incorporation and bylaws, duly call, give notice of, convene and hold an annual or special meeting of the holders of Common Shares (the “XETA Shareholders’ Meeting”) as soon as reasonably practicable following execution of this Agreement for the purpose of the holders of Common Shares adopting by requisite vote this Agreement (the “XETA Shareholder Approval”). The XETA Board of Directors shall, subject to Section 5.3(b), recommend the adoption of this Agreement at the XETA Shareholders’ Meeting (the “XETA Recommendation”), include such recommendation in the Proxy Statement and use its reasonable best efforts to obtain the XETA Shareholder Approval, including the solicitation of proxies.

(f) Notwithstanding anything to the contrary contained in this Agreement, XETA, after consultation with Parent and subject to the approval of the Parent Parties (which approval shall not be unreasonably withheld, conditioned or delayed), may adjourn or postpone the XETA Shareholders’ Meeting if (i) XETA determines in good faith that additional time is necessary to ensure that any required supplement or amendment to the Proxy Statement is properly delivered to the holders of Common Shares, (ii) as of the time for which the XETA Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting, or (iii) reasonably determined by XETA to be required under Applicable Law.

Section 5.2  Access to Information; Confidentiality.

(a) From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement, subject to the restrictions and/or consent obligations of any third-party agreement or Applicable Law, XETA shall allow the Parent Parties and their officers, employees, representatives, consultants, attorneys, agents, lenders, bankers, financial advisors and other advisors reasonable access during normal business hours, at the Parent Parties’ sole risk and expense, to all facilities, properties, personnel, books and records of XETA and its subsidiaries, as applicable; provided, that no investigation pursuant to this Section 5.2 shall affect any representation or warranty given by XETA hereunder; and provided, further, that notwithstanding the provision of information by XETA or investigation by the Parent Parties, XETA shall not be deemed to make any representation or warranty except as expressly set forth in this Agreement. The Parent Parties agree to conduct their investigation in a manner that does not interfere unreasonably with the operations of XETA and its subsidiaries or with the prompt and timely discharge of the duties of XETA’s employees. The Parent Parties agree to indemnify and hold XETA and its subsidiaries harmless from any and all claims and liabilities, including costs and expenses for loss, injury to or death of any representative of the Parent Parties, and any loss, damage to or destruction of any property owned by XETA or its subsidiaries or others (including claims or liabilities for loss of use of any property) to the extent resulting directly or indirectly from the action or inaction of any of the Parent Parties’ representatives during any visit to the business or property sites of XETA or its subsidiaries prior to the completion of the Merger, whether pursuant to this Section 5.2 or otherwise. XETA shall furnish as promptly as practicable to Parent an unaudited monthly consolidated balance sheet of XETA and its subsidiaries for the month then ended and related consolidated statements of earnings, cash flows and shareholders’ equity (which XETA will use reasonable best efforts to furnish no later than ten business days after the end of each month). Notwithstanding the foregoing, XETA shall not be required to provide access to or otherwise disclose information if such information is subject to, or such access or disclosure would jeopardize, the attorney-client privilege, work product doctrine or other applicable privilege concerning legal proceedings or governmental investigations or which it is required to keep confidential by reason of contract or agreement with third parties or by reason of Applicable Law (in which case the parties will make appropriate substitute disclosure arrangements, if such arrangements can be made by the parties using their reasonable best efforts). None of the Parent Parties or any of their officers, employees, representatives, consultants, attorneys, agents, lenders, bankers, financial advisors or other advisors shall conduct any environmental testing or sampling on any of the business or property sites of XETA or its subsidiaries prior to the completion of the Merger without the prior written consent of XETA.

(b) Any information obtained by Parent or Sub or their respective directors, officers, employees, representatives, consultants, attorneys, agents, lenders, bankers, financial advisors and other advisors under this Section 5.2 shall be subject to the confidentiality and use restrictions contained in that certain letter agreement between XETA and Parent dated December 3, 2010 (the “Confidentiality Agreement”), as if Sub were made party thereto.

Section 5.3  No Solicitation.

(a) Neither XETA, its subsidiaries nor any of the officers and directors of XETA or its subsidiaries shall, and XETA shall cause its and such subsidiaries’ employees, agents and representatives (including any investment bankers, attorneys or accountants retained by it or any of its subsidiaries) not to, except as provided in Section 5.3(b) below, (i) knowingly initiate, solicit, encourage, induce, or take any action designed to or which could reasonably be expected to lead to, directly or indirectly, the making of any Acquisition Proposal (as defined below); (ii) other than informing persons of the provisions contained in this Section 5.3, have any discussions with or provide any confidential information to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, (iii) approve or recommend any Acquisition Proposal or (iv) approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement or agree to do any of the foregoing related to any Acquisition Proposal. “Acquisition Proposal,” for the purposes hereof, shall mean any proposal or offer relating to a merger, share exchange, consolidation, business combination, recapitalization or similar transaction involving XETA or any of its subsidiaries, or any purchase or sale of 20% or more of the consolidated assets (including the stock of its subsidiaries) of XETA and its subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, the equity securities of XETA that, if consummated, would reasonably be expected to result in any person (or the shareholders of such person) beneficially owning securities representing 20% or more of XETA’s total voting power (or of the surviving parent entity in such transaction) or any transaction that is substantially similar to any of the foregoing with respect to XETA and its subsidiaries on a consolidated basis.

(b) Notwithstanding anything contained in this Agreement to the contrary, prior to obtaining the XETA Shareholder Approval, XETA or the XETA Board of Directors may (subject to Section 5.3(c) below):

(i) engage or participate in negotiations or discussions with, or provide any information to, any person in response to an unsolicited bona fide and written Acquisition Proposal if and only if (A) the XETA Board of Directors concludes in good faith after consultation with its outside legal counsel and financial advisors that such person is reasonably capable of consummating such Acquisition Proposal after taking into account the legal, financial, regulatory and other aspects of such Acquisition Proposal, that such Acquisition Proposal constitutes or reasonably could be expected to lead to a Superior Proposal and that the taking of such action may be reasonably necessary in order for the XETA Board of Directors to comply with its fiduciary duties to the XETA shareholders under Applicable Law; and (B) prior to providing any confidential information to any person in connection with an Acquisition Proposal by any such person, XETA receives from such person an executed confidentiality agreement having provisions that are substantially similar to those of the Confidentiality Agreement; or

(ii) withdraw, modify, qualify or fail to make (or publicly propose to withdraw or so modify or qualify) the XETA Recommendation or approve or recommend (or publicly propose to approve or recommend) any Acquisition Proposal or letter of intent, agreement in principle, acquisition agreement or similar agreement providing for any Acquisition Proposal (a “Change in the XETA Recommendation”), if and only if (A) XETA has received an unsolicited written Acquisition Proposal which is not withdrawn and the XETA Board of Directors concludes in good faith after consultation with its outside legal counsel and financial advisor that such Acquisition Proposal constitutes a Superior Proposal and (B) the XETA Board of Directors concludes in good faith after consultation with its outside legal counsel that, in light of such Superior Proposal, the Change in XETA Recommendation is reasonably necessary in order for the XETA Board of Directors to comply with its fiduciary duties to the XETA shareholders under Applicable Law. Notwithstanding anything in this Agreement to the contrary, disclosure by XETA of any Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed to be a Change in the XETA Recommendation. Upon receipt of any unsolicited Acquisition Proposal, XETA will promptly provide written notice to Parent advising Parent of such Acquisition Proposal.

“Superior Proposal” means any bona fide written Acquisition Proposal that the XETA Board of Directors determines, in good faith after consultation with its outside legal counsel and financial advisor, is reasonably capable of being consummated and would reasonably be expected to, if consummated, result in a transaction that is more favorable to the shareholders of XETA from a financial point of view than the Transactions, taking into account the nature of the consideration payable and all legal, financial, regulatory, and similar aspects of, and conditions to, the proposal and the person making the proposal, and after giving effect to any adjustments to the terms and provisions of this Agreement committed to in writing by Parent in response to such Acquisition Proposal.

(c) Notwithstanding the foregoing, XETA shall not have the right to take any action to terminate this Agreement pursuant to Section 7.1(d)(ii) and the XETA Board of Directors shall not recommend a Superior Proposal to the XETA shareholders pursuant to Section 5.3(b), unless prior to any such termination or recommendation, (i) XETA has provided written notice to Parent advising Parent that it intends to terminate this Agreement pursuant to Section 7.1(d)(ii) and take such action with respect to a Superior Proposal, such notice to specify in reasonable detail the material terms and conditions of the Superior Proposal then determined to be more favorable, such notice to be delivered not less than five (5) full business days prior to the date that such action is to be taken; (ii) during the five (5) full business day period following the delivery of such notice (the “Negotiation Period”), Parent shall have the right to propose adjustments to the terms and conditions of this Agreement and XETA and its advisors shall negotiate in good faith with Parent concerning such adjustments such that such Acquisition Proposal would no longer constitute a Superior Proposal; (iii) following the Negotiation Period, the XETA Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that such third party proposal remains a Superior Proposal and that the termination of this Agreement to accept such Superior Proposal and/or the recommendation of such Superior Proposal to the XETA shareholders is reasonably necessary in order for the XETA Board of Directors to comply with its fiduciary duties to the XETA shareholders under Applicable Law; and (iv) after the Negotiation Period, XETA delivers to Parent written notice of termination of this Agreement pursuant to Section 7.1(d)(ii).

(d) XETA agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any person (other than Parent) conducted heretofore with respect to any Acquisition Proposal.

(e) Nothing contained in this Agreement shall prohibit XETA or the XETA Board of Directors from (i) disclosing to its shareholders a position contemplated by Rule 14d-9 or 14e-2(a) promulgated under the

Exchange Act or (ii) making any required disclosure to the shareholders of XETA if, in the good faith judgment of the XETA Board of Directors, failure to do so would constitute a violation of Applicable Law.

(f) Any action required to be taken pursuant to Section 5.3(b), (c), (d) or (e) shall not constitute a breach of XETA’s representations, warranties or covenants in this Agreement.

Section 5.4  Directors’ and Officers’ Indemnification and Insurance.

(a) The certificate of incorporation and bylaws of the Surviving Corporation and the organizational documents of each of its subsidiaries shall contain provisions no less favorable to the persons covered thereby with respect to exculpation, indemnification and advancement of expenses than are set forth in the certificate of incorporation and bylaws of XETA as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time from and after the date of this Agreement and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of XETA or any of its subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the matters contemplated by this Agreement).

(b) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under Applicable Law, indemnify, hold harmless and advance expenses to each present and former director, officer, employee, fiduciary and agent of XETA and each of its subsidiaries (collectively, the “Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, inquiries, liabilities and settlement amounts paid in connection with any threatened or actual claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as a director, officer, employee, fiduciary or agent (including, without limitation, any claim arising out of this Agreement or any of the Transactions), whether occurring before or after the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, for a period of six years after the Effective Time, in each case to the fullest extent permitted under Applicable Law (and shall pay any expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Applicable Law, upon receipt from the Indemnified Party to whom expenses are advanced of an undertaking to repay such advances as required under Applicable Law). In the event of any such claim, action, suit, proceeding or investigation, (i) the Indemnified Parties may retain counsel (including local counsel) satisfactory to them, the reasonable fees and expenses of which shall be paid by the Surviving Corporation promptly after statements therefor are received and (ii) the Surviving Corporation shall use reasonable best efforts in the vigorous defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned); and provided, further, that the Surviving Corporation shall not be obligated pursuant to this subsection (b) to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all Indemnified Parties in any single action unless there is, as determined by counsel to the Indemnified Parties, under applicable standards of professional conduct, a conflict or a reasonable likelihood of a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case such additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the Indemnified Parties at the expense of the Surviving Corporation; and provided, further, that, in the event that any claim for indemnification is asserted or made prior to the Effective Time or within such six-year period, all rights to indemnification in respect of such claim shall continue until the final disposition of such claim. The Surviving Corporation shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.4.

(c) From and for a period of six years after the Effective Time, the Surviving Corporation shall maintain in effect the current directors’ and officers’ liability insurance policies maintained by XETA (provided, that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to such officers and directors, so long as such substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time;

provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.4(c) more than an amount per year equal to 300% of current annual premiums paid by XETA for such insurance and, in the event the cost of such coverage shall exceed that amount, the Surviving Corporation shall purchase as much coverage as possible for such amount.

(d) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.4.

(e) In the event that the Surviving Corporation should fail, at any time from and after the Effective Time, to comply with any of the foregoing obligations set forth in this Section 5.4, for any reason, Parent shall be responsible therefor and hereby agrees to perform such obligations unconditionally without regard to any defense or other basis for nonperformance which the Surviving Corporation may have or claim (except as would be prohibited by Applicable Law), it being the intention of this subsection (e) that the officers, directors, employees, fiduciaries and agents of XETA and its subsidiaries shall be fully indemnified and that the provisions of this subsection (e) be a primary obligation of Parent and not merely a guarantee by Parent of the obligations of the Surviving Corporation.

(f) The obligations of Parent and the Surviving Corporation under this Section 5.4 shall not be terminated or modified in such a manner as to adversely affect any director, officer, employee, fiduciary and agent to whom this Section 5.4 applies without the consent of each affected director, officer, employee, fiduciary and agent (it being expressly agreed that the directors, officers, employees, fiduciaries and agents to whom this Section 5.4 applies shall be third-party beneficiaries of, and entitled to the rights of third-party beneficiaries under, this Section 5.4). The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the charter or bylaws of XETA, under Oklahoma Law or otherwise.

Section 5.5  Notification of Certain Matters; Third-Party Consents; Release of Liens.

(a) XETA shall give prompt notice to Parent, and Parent shall give prompt notice to XETA, of (i) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate and (ii) any failure of XETA, Parent or Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it hereunder; provided, however, that if XETA does not provide a required notice under this Section 5.5 with respect to any matter that would not result in a failure of the condition set forth in Section 6.2(a), such lack of notice shall not result in a failure of the condition set forth in Section 6.2(b).

(b) XETA shall use its reasonable best efforts to obtain prior to the Closing, and deliver to Parent at or prior to the Closing, all consents, waivers and approvals under each contract, agreement or instrument listed or described on Section 2.5(a) or Section 2.16 of the XETA Schedule (and any contract, agreement or instrument entered into after the date of this Agreement that would have been required to be listed or described on Section 2.5(a), 2.5(b) or 2.16 of the XETA Schedule, if entered into prior to the date of this Agreement). Neither XETA nor any of its subsidiaries shall be required to pay any money to any person in order to obtain such person’s consent, waiver or approval. XETA shall consult with Parent with respect to actions taken by XETA to obtain consents, waivers and approvals as contemplated by this Section 5.5(b).

(c) XETA shall obtain prior to the Closing, and deliver to Parent at or prior to the Closing, pay-off letters, with wire transfer instructions, from its lenders and evidence that all Liens on the assets of XETA as set forth on Section 5.5(c) of the XETA Schedule, other than Permitted Liens, have been or will be released as of the Effective Time, including UCC-3 termination statements; provided however, that to the extent that the refinancing of any indebtedness secured by any such Liens that is to be provided or arranged by the Parent Parties or any their affiliates is a condition precedent to the obtaining or delivery of such instruments or instructions or to the release of any such Liens, the repayment or refinancing of such indebtedness has been so provided.

Section 5.6  Governmental Filings; Efforts.

(a) Subject to the terms and conditions of this Agreement, and subject, in the case of XETA, to the fiduciary duties of the XETA Board of Directors, each of the parties hereto shall cooperate and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Transactions, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the Transactions and (iii) vigorously defending or contesting any litigation or administrative proceeding that would otherwise prevent or materially restrain or delay the consummation of the Transactions. In furtherance and not in limitation of the foregoing, if applicable, Parent (and, as applicable, Sub and the ultimate parent entity of Parent) and XETA shall (A) make an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within 15 business days of the date hereof, (B) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and in any event, “substantially comply” and certify substantial compliance with any request for additional information (also known as a “second request”) issued pursuant to the HSR Act within 60 days of such request and (C) take all other actions necessary to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable; provided that XETA shall not, without the prior written consent of Parent commit to any divestiture transaction, and Parent shall not be required to divest or hold separate or otherwise take or commence to take any action that, in the reasonable discretion of Parent limits its freedom of action with respect to, or its ability to retain, XETA or any of its subsidiaries or Parent or any of Parent’s subsidiaries or any material portion of assets or business of XETA, its subsidiaries, Parent or any of Parent’s subsidiaries. Parent and Sub shall cause any “ultimate parent entity” of Parent (as such term is defined or used in federal, state or local laws and regulations) to cooperate fully with the provisions of this Section 5.6.

(b) Each of XETA and Parent (and, as applicable, Sub) shall promptly notify the other of any communication concerning this Agreement or the Transactions to that party or its affiliates from any Governmental Authority and permit the other to review in advance any proposed communication concerning this Agreement or the Transactions to any Governmental Authority.

(c) Each of XETA and Parent (and, as applicable, Sub) shall not participate or agree to participate in any meeting or discussion with any Governmental Authority in respect of any filing, investigation or other inquiry concerning this Agreement or the Transactions unless it consults with the other in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting or discussion.

(d) Each of XETA and Parent (and, as applicable, Sub) shall furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and representatives on the one hand, and any government or regulatory authority or members of any such authority’s staff on the other hand, with respect to this Agreement and the Transactions.

(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other Transaction, XETA and Parent (and, as applicable, Sub) shall each cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other Transaction. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b)(i) or (ii) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

Section 5.7  Public Announcements.  On the date of this Agreement, Parent and XETA shall issue a joint press release with respect to the execution of this Agreement and the Merger, which press release shall be reasonably satisfactory to Parent and XETA. Parent and XETA shall consult with each other before issuing any other press release or otherwise making any public statements (including press conferences or conference calls with investors or analysts) with respect to this Agreement or the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with (or the listing rules of) a national securities exchange or trading market, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party. Notwithstanding the foregoing, (i) Parent and XETA may respond to inquiries from securities analysts and the news media to the extent necessary to respond to such inquiries, provided that such responses are in compliance with applicable securities laws; and (ii) the party seeking to issue or cause the publication of any press release or other announcement with respect to this Agreement or the Merger shall not be required to provide any such review or comment to the other party in connection with any disclosure contemplated by Section 5.3.

Section 5.8  Parent Assurances.  Parent agrees to take all action necessary to cause Sub to perform all of Sub’s, and following the Effective Time, cause the Surviving Corporation to perform all of the Surviving Corporation’s, agreements, covenants and obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement (including causing the direct shareholders of Sub to take all action necessary or appropriate to approve, adopt and consummate the Merger). Parent shall be liable for any breach of any representation, warranty, covenant or agreement of Sub in this Agreement to the extent that Sub would have been liable therefor and for any breach of this covenant.

Section 5.9  Employee Matters.

(a) Parent and XETA agree that all employees of XETA and its subsidiaries immediately prior to the Effective Time shall be employed by the Surviving Corporation immediately after the Effective Time, it being understood that Parent and the Surviving Corporation shall have no obligations to continue employing such employees for any length of time thereafter except as required by Applicable Law or pursuant to the XETA Employee Benefit Plans or as disclosed in the XETA Annual Report on Form 10-K for the fiscal year ended October 31, 2010 (including the exhibits and schedules thereto) filed with the SEC on January 25, 2011, as amended by the Form 10-K/A thereto filed with the SEC on January 28, 2011, and all forms, documents, proxy statements, reports, registration statements and schedules filed with or furnished to the SEC by XETA on or after January 28, 2011. Parent shall cause the Surviving Corporation to perform each written severance agreement or arrangement existing at the Effective Time between XETA and an employee of XETA. Parent shall deem, and shall cause the Surviving Corporation to deem, the period of employment with XETA and its subsidiaries (and with predecessor employers with respect to which XETA and its subsidiaries shall have granted service credit) to have been employment and service with Parent and the Surviving Corporation for all purposes (other than benefit accrual under a defined benefit pension plan) for all of Parent’s and the Surviving Corporation’s employee benefit plans, programs, policies or arrangements to the extent employment or service with Parent or the Surviving Corporation is recognized under any such plan, program, policy or arrangement.

(b) Except for the Stock Plans, for one year after the Effective Time, or such longer period as set forth in any employment agreement between XETA and an employee of XETA or a XETA Employee Benefit Plan, Parent will, or will cause the Surviving Corporation or one of its other affiliates to, provide to any employee of XETA (for so long as such employee continues to be employed by the Surviving Corporation), base salary levels, annual bonus opportunities and employee benefit plans, programs and arrangements which, as to such employee, are no less favorable in the aggregate than the base salary levels, annual bonus opportunities and employee benefit plans, programs and arrangements provided or made available to similarly situated employees of Parent. Notwithstanding the foregoing, employees of XETA shall be enrolled in the tax-qualified retirement plan designated by Parent as soon as reasonably practicable following the Effective Time, and XETA shall make reasonable accommodations to ensure that such employees commence participation as soon as practicable following the Effective Time. Under any medical and dental plans covering any employee or former employee of XETA, there shall be waived, and Parent or the Surviving Corporation shall cause the relevant insurance carriers and other third parties to waive, all restrictions and limitations for any medical condition existing as of the Effective Time of any of such employees and their eligible dependents for the purpose of any such plans, but only to the extent that such condition would be covered by the relevant XETA Employee Benefit Plan and only to the extent of comparable coverage in effect immediately prior to the Effective Time. Further, Parent shall offer to each employee of XETA and each of its subsidiaries coverage under a group health plan which credits such employee towards the deductibles, copayments and out-of-pocket maximums imposed under the group medical and dental plan of Parent or the Surviving Corporation, for the year during which the Effective Time occurs, with any deductibles, copayments and out-of-pocket maximums already incurred during such year under the relevant XETA Employee Benefit Plan.

(c) Notwithstanding anything in this Agreement to the contrary, prior to the Effective Time, XETA shall terminate any XETA Employee Benefit Plan intended to be qualified under Code Section 401(a) or 403(a).

(d) Notwithstanding the foregoing, nothing contained in this Section 5.9 shall (i) be treated as an amendment of any particular employee benefit plan, program, policy or arrangement, including any XETA Employee Benefit Plan, (ii) give any third party, including any XETA employee or former employee or any representative thereof, any right to enforce the provisions of this Section 5.9 or (iii) obligate Parent, the Surviving Corporation or any of their affiliates to (1) maintain any particular benefit plan indefinitely or (2) retain the employment of any particular employee.

Section 5.10  Rule 16b-3.  Prior to the Effective Time, XETA and the XETA Board of Directors or committees thereof shall use their reasonable best efforts to take all actions to cause any dispositions of the Common Shares (including derivative securities with respect thereto) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of Exchange Act to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 under the Exchange Act.

Section 5.11  Nasdaq De-listing.  Parent and XETA shall each use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Law and the rules and policies of Nasdaq (the “Nasdaq Rules”) to enable the de-listing by the Surviving Corporation of the Common Shares from the Nasdaq Global Market and the deregistration of the Common Shares under the Exchange Act, as promptly as practicable after the Effective Time.

Section 5.12  Anti-takeover Laws.  XETA shall, to the extent permitted by Applicable Law, use its reasonable best efforts (i) to take all actions necessary so that Section 1091.3 of the Oklahoma Law and any “moratorium,” “control share acquisition” (including Sections 1145-1155 of the Oklahoma Law), “business combination,” “fair price” or other form of anti-takeover laws or regulations that may purport to be applicable to the Transactions, shall not be applicable to the Transactions and (ii) if any such anti-takeover laws or regulations becomes applicable to the Transactions, to take all actions necessary so that the Transactions contemplated may be consummated as promptly as practicable.

Section 5.13  Director and Officer Resignations.  Unless otherwise directed by Parent, XETA shall obtain and deliver to Parent a written letter of resignation from each of the directors and officers of XETA and from each of the directors and officers of each subsidiary of XETA that will be effective as of the Effective Time. XETA and Parent shall cooperate to ensure that Parent’s designees have become officers and directors of the Subsidiaries effective as of the Effective Time.

ARTICLE VI.

CONDITIONS TO THE MERGER

Section 6.1  Conditions to the Obligations of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) this Agreement shall have been adopted by the requisite affirmative vote of the holders of Common Shares in accordance with Oklahoma Law and the certificate of incorporation of XETA;

(b) the waiting period, if applicable, to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated; and

(c) no statute, rule or regulation shall have been enacted or promulgated by any Governmental Authority that prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger.

Section 6.2  Conditions to the Obligations of Parent and Sub.  The obligations of Parent and Sub to effect the Merger are also subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

(a) without reference to any item disclosed on any form, document, proxy statements, reports, registration statements and schedules filed with or furnished to the SEC by XETA on or after the date hereof (i) the representations and warranties set forth in Section 2.3 (Capitalization) shall be true and correct in all respects other than de minimis inaccuracies as of the date of this Agreement and as of the Closing Date and (ii) each of the other representations and warranties of XETA in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on or as of the Closing Date (except to the extent any such representation or warranty was expressly made as of a specified date, in which case such representation and warranty shall be true and correct with respect to such specified date), except where the failure of any such representations and warranties to be so true and correct (without giving effect to any qualification contained therein as to materiality or a XETA Material Adverse Effect) has not had and is not reasonably likely to have, individually or in the aggregate, a XETA Material Adverse Effect;

(b) XETA shall have performed in all respects, all of its covenants set forth in Section 5.5(c) and shall have performed in all material respects all of its other covenants required to be performed by it under this Agreement at or prior to the Closing Date;

(c) Parent shall have received a certificate signed on behalf of XETA by an executive officer of XETA to the effect that the conditions in clauses (a) and (b) above have been so satisfied;

(d) During the period from the date of this Agreement to the Closing Date, there shall not have been a XETA Material Adverse Effect which shall not have been cured; and

(e) The aggregate number of Appraisal Shares shall not equal 15% or more of the shares of Common Shares as of the record date for the XETA Shareholders’ Meeting.

Section 6.3  Conditions to the Obligations of XETA.  The obligations of XETA to effect the Merger are also subject to the satisfaction or waiver by XETA on or prior to the Closing Date of the following conditions:

(a) the representations and warranties of Parent and Sub in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on or as of the Closing Date (except to the extent any such representation or warranty was expressly made as of a specified date, in which case such representation and warranty shall be true and correct with respect to such specified date), except where the failure of any such representations and warranties to be so true and correct (without giving effect to any qualification contained therein as to materiality or Parent Material Adverse Effect) has not had and is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b) Each of Parent and Sub shall have performed in all material respects all of their covenants required to be performed by them under this Agreement at or prior to the Closing Date; and

(c) XETA shall have received a certificate signed on behalf of Parent by an executive officer of Parent to the effect that the conditions in clauses (a) and (b) above have been so satisfied.

Section 6.4  Frustration of Closing Conditions.  Neither Parent, Sub nor XETA may rely upon the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Transactions, as required by and subject to Section 5.6.

ARTICLE VII.

TERMINATION, AMENDMENT AND WAIVER

Section 7.1  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the adoption of this Agreement by the holders of Common Shares:

(a) by mutual written agreement of Parent, Sub and XETA; or

(b) by Parent or XETA, if:

(i) the Merger shall not have been consummated on or before July 31, 2011 (the “Outside Date”); provided, however, that neither Parent, on the one hand, nor XETA, on the other hand, shall be entitled to terminate this Agreement under this clause (b)(i) if such party’s (or, in the case of Parent, Parent’s or Sub’s) material breach of any of its representations, warranties or covenants in this Agreement proximately caused the Merger not to have been consummated on or before such date;

(ii) a court of competent jurisdiction or other Governmental Authority shall have issued a final, non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the Merger; provided that the party seeking to terminate this Agreement pursuant to this clause (b)(ii) shall have complied in all material respects with its obligations in Section 5.6; or

(iii) this Agreement shall not have been adopted by the holders of Common Shares by reason of the failure to obtain the requisite vote at a XETA Shareholders’ Meeting; or

(c) by Parent if:

(i) XETA shall have materially breached or materially failed to perform any of its representations, warranties or covenants in this Agreement such that the conditions set forth in Section 6.2(a) or 6.2(b) are not capable of being satisfied, and such breach or failure to perform shall not have been cured prior to the earlier of (A) 30 days following notice of such breach or failure given by Parent to XETA and (B) the Outside Date; provided that Parent shall have no right to terminate this Agreement pursuant to this clause (C)(i) if Parent or Sub is then in material breach or has materially failed to perform any of its representations, warranties or covenants in this Agreement; or

(ii) prior to obtaining the XETA Shareholder Approval, the XETA Board of Directors shall have effected a Change in the XETA Recommendation; or

(d) by XETA, if:

(i) Parent or Sub shall have materially breached or materially failed to perform any of their representations, warranties or covenants in this Agreement such that the conditions set forth in Section 6.3(a) or 6.3(b) are not capable of being satisfied, and such breach or failure to perform shall not have been cured prior to the earlier of (A) 30 days following notice of such breach or failure given by XETA to Parent and (B) the Outside Date; provided that XETA shall not have the right to terminate this Agreement pursuant to this clause (d)(i) if XETA is then in material breach or has materially failed to perform any of its representations, warranties or covenants in this Agreement; or

(ii) prior to obtaining the XETA Shareholder Approval, the XETA Board of Directors shall have (A) effected or authorized a Change in the XETA Recommendation pursuant to Section 5.3(b)(ii) or (B) authorized XETA to enter into a binding definitive agreement in respect of a Superior Proposal; provided, however, that such termination under this clause (d)(ii) shall not be effective until XETA has made payment to Parent of the XETA Termination Fee pursuant to Section 7.3(a).

Section 7.2  Effect of Termination.  In the event that the Effective Time does not occur as a result of any party hereto exercising its rights to terminate pursuant to this Article VII, then this Agreement shall be null and void and, except for the provisions in this Section 7.2 and Sections 5.2(b), 5.7, 5.8, 7.3, 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11 or 8.12 or as otherwise expressly provided herein, no party shall have any rights or obligations under this Agreement, except that no such termination shall relieve any party from liability for damages for any willful and material breach of any agreement or covenant contained herein. In the event the termination of this Agreement results from the willful and material breach of any agreement or covenant herein, then the Parent Parties or XETA, as the case may be, shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and reasonable attorneys’ fees in addition to any other relief to which it may be entitled.

Section 7.3  Fees and Expenses.

(a) If (x) this Agreement is terminated pursuant to Section 7.1(c)(ii) or 7.1(d)(ii), and if the Change in the XETA Recommendation that is authorized or effected is in response to an Acquisition Proposal; (y) this Agreement is terminated pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) and as of the time of termination of this Agreement, an Acquisition Proposal shall have been made that has not been rejected by XETA; and (z) this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) because XETA has breached or failed to comply to any material extent with a covenant set forth in Section 5.3, which breach or failure to comply has not been cured by XETA, then, in any such event, XETA shall pay Parent an amount equal to $1,920,000 (the “Termination Fee”). Such amount shall be paid in cash by wire transfer in immediately available funds not later than two business days after the occurrence of such termination. In no event shall Parent be entitled to receive more than one payment of the Termination Fee. XETA acknowledges that (A) the agreements contained in this Section 7.3(a) are an integral part of the Transactions, (B) the amount of, and the basis for payment of, the fees described herein is reasonable and appropriate in all respects, and (C) without this agreement, Parent would not enter into this Agreement. Accordingly, if XETA fails to pay in a timely manner the fees due pursuant to this Section 7.3(a), and, in order to obtain such payment, Parent makes a claim that results in a judgment for the amounts set forth in this Section 7.3(a), XETA shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount set forth in this Section 7.3(a) at the prime rate of Commerce Bank, N.A., Kansas City, Missouri, in effect on the date such payment was required to be made hereunder, plus 3%. The right to receive the fees contemplated by this Section 7.3(a) and any interest thereon shall be the sole monetary remedy of Parent in respect of any termination of this Agreement; provided, however, that nothing herein shall prevent Parent from seeking from XETA damages based on a willful or intentional breach of any of XETA’s representations, warranties, covenants or other agreements contained in this Agreement as contemplated by Section 7.2.

(b) All costs and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except Parent shall pay the fees incident to the HSR filings (if applicable) referred to in Section 5.6(a), and XETA and Parent shall each pay 50% of (i) SEC and other filing fees incident to the Proxy Statement and (ii) costs and expenses associated with printing the Proxy Statement.

Section 7.4  Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that after the XETA Shareholder Approval has been obtained, no amendment shall be made unless the further approval by the holders of Common Shares is obtained, if such approval is required pursuant to Applicable Law. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 7.5  Waiver.  At any time prior to the Effective Time, the Parent Parties, on one hand, or XETA, on the other hand, may (i) extend the time for the performance of any obligation or other act of XETA or the Parent Parties, respectively, hereto, (ii) waive any inaccuracy in the representations and warranties of XETA or the Parent Parties, respectively, contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein applicable, respectively, to XETA or the Parent Parties. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE VIII.

GENERAL PROVISIONS

Section 8.1  Survival.  The agreements in Articles I and VIII and Sections 5.4, 5.8 and 5.9 of this Agreement shall survive the Merger. Those provisions set forth in Section 7.2 shall survive the termination of this Agreement. The remainder of the representations, warranties and agreements in this Agreement or in any schedule, exhibit, instrument or other document delivered pursuant to this Agreement shall terminate at the earlier of the Effective Time or the time of termination of this Agreement pursuant to Section 7.1.

Section 8.2  Scope of Representations and Warranties.

(a) Except as and to the extent expressly set forth in this Agreement, XETA makes no, and disclaims any, representations or warranties whatsoever, whether express or implied. XETA disclaims all liability or responsibility for any other statement or information made or communicated (orally or in writing) to Sub, Parent, their affiliates or any shareholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of Sub, Parent or their affiliates (including, but not limited to, any opinion, information or advice which may have been provided to any such person by any representative of XETA or any other person or contained in the files or records of XETA), wherever and however made, including any documents, projections, forecasts or other material made available to Parent and its subsidiaries in certain “data rooms” or management presentations in expectation of the Transactions.

(b) In connection with the investigation by Parent of XETA and its subsidiaries, Parent has received or may receive from XETA and its subsidiaries certain projections, forward-looking statements and other forecasts and business plan information. Parent acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent is familiar with such uncertainties, that Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that, absent fraud or willful misrepresentation, Parent shall have no claim against anyone with respect thereto. Accordingly, Parent acknowledges that XETA makes no representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

(c) Except as and to the extent expressly set forth in this Agreement, neither Sub nor Parent makes, and each disclaims, any representations or warranties whatsoever, whether express or implied. Each of Sub and Parent disclaims all liability and responsibility for any other statement or information made or communicated (orally or in writing) to XETA, its affiliates or any shareholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of XETA or its affiliates (including, but not limited to, any opinion, information or advice which may have been provided to any such person by any representative of Sub or Parent or any other person), wherever and however made, including any documents, projections, forecasts or other material made available to XETA and its subsidiaries in certain “data rooms” or management presentations in expectation of the Transactions.

(d) Any representation “to the knowledge” of a party or phrases of similar wording shall be limited to matters within the actual knowledge of the persons listed on Exhibit 8.2 attached hereto after reasonable inquiry of the subject matter thereof.

Section 8.3  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (receipt of which is confirmed), by registered or certified mail (postage prepaid, return receipt requested) or by express mail through a nationally recognized overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.3):

if to Parent or Sub:

PAETEC Holding Corp.
600 Willowbrook Office Park
Fairport, New York 14450
Attention: General Counsel
Telephone: (585) 340-2500
Fax: (585) 340-2563

with a copy, which shall not constitute notice, to:

Harter Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, New York 14604
Attention: Thomas R. Anderson, Esq.
Telephone: (585) 232-6500
Telecopy: (585) 232-2152

if to XETA:

XETA Technologies, Inc.
1814 West Tacoma
Broken Arrow, Oklahoma 74012
Attention: Greg Forrest
Telephone: (918) 664-8200
Telecopy: (918) 664-6876

with a copy, which shall not constitute notice, to:

Barber & Bartz
525 S. Main Street, Suite 800
Tulsa, Oklahoma 74103
Attention: Ron B. Barber
Telephone: (918) 559-7755
Telecopy: (918) 559-7756

Mayer Brown LLP
700 Louisiana Street, Suite 3400
Houston, Texas 77002
Attention: Marc H. Folladori
Telephone: (713) 238-2696
Telecopy: (713) 238-4696

Section 8.4  Certain Definitions.  For purposes of this Agreement:

(a) “affiliate” of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

(b) a person shall be the “beneficial owner” of Common Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, whether or not of record, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Common Shares;

(c) “business day” means any day other than Saturday or Sunday on which banking institutions in Tulsa, Oklahoma are authorized or required by Applicable Law to be open;

(d) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

(e) “Governmental Authority” means any United States of America or foreign, federal, state or local governmental commission, board, body, bureau, committee or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing;

(f) “person” means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

(g) “reasonable best efforts” means a party’s efforts in accordance with reasonable commercial practice and without incurrence of unreasonable expense; and

(h) “subsidiary” or “subsidiaries” of XETA, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

Section 8.5  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions are consummated as originally contemplated to the fullest extent possible. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 8.6  Entire Agreement; Assignment.  This Agreement, the XETA Schedule, the Parent Schedule and the Exhibits hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except that the Confidentiality Agreement shall remain in full force and effect. Neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void (except that Parent and Sub may assign all or any of their rights and obligations hereunder to any direct or indirect wholly-owned subsidiaries of Parent; provided however, that no such assignment shall relieve either Parent or Sub of its obligations hereunder if such assignee does not perform such obligations).

Section 8.7  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the right of such party on behalf of its security holders to pursue damages in the event of the other party’s willful breach of this Agreement, and other than Sections 5.4 and 5.9 and, from and after the Effective Time, Sections 1.6 and 1.7 (all of which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 8.8  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions as appropriate relief in order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. No party shall object to the other parties’ right to specific performance as a remedy for breach of this Agreement.

Section 8.9  Governing Law; Jurisdiction and Venue.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without giving effect to any choice or conflict of law provisions or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware; provided however that provisions that are required pursuant to the internal laws of the State of Oklahoma to be governed by the laws of the State of Oklahoma (including those relating to the procedures regarding the Merger and the fiduciary duties of the XETA Board of Directors) shall be governed by the applicable laws of the State of Oklahoma. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in Delaware or if such court declines to accept jurisdiction, the state courts located in Delaware, and each of XETA, Parent and Sub hereby irrevocably and unconditionally (i) consents to submit to the jurisdiction of such courts for any litigation arising out of or relating to this Agreement and the Transactions (and agrees not to commence any litigation relating thereto except in such court), (ii) waives any objection to the laying of venue of any such litigation in such courts and (iii) agrees not to plead or claim that such litigation brought therein has been brought in any inconvenient forum. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 8.9 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.3 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 8.10  Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART, UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 8.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 8.11  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.12  Interpretation.

(a) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section. The inclusion of any information in the XETA Schedule shall not be deemed an admission or acknowledgment by XETA, solely by virtue of the inclusion of such information therein, that such information is required to be included therein or material to XETA or any of its subsidiaries. The disclosure of information in the XETA Schedule as an exception to, or for purposes of, a representation, warranty or covenant in this Agreement shall be deemed to be disclosed with respect to any other section of the XETA Schedule to which the relevance of such item is reasonably apparent on the face of such item as disclosed. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the XETA Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(b) The phrase “the date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 8, 2011.

(c) Any statute, rule or regulation defined or referred to herein means such statute, rule or regulation as from time to time amended, modified or supplemented, including by succession of comparable successor statutes, rules and regulations and references to all attachments thereto and instruments incorporated therein.

(d) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.13  Incorporation of Exhibits.  The exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 8.14  Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Parent, Sub and XETA have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PAETEC HOLDING CORP.

By:	/s/ Keith M. Wilson
Name:     Keith M. Wilson

Title:	Executive Vice President and Chief Financial Officer

HERA CORPORATION

By:	/s/ Keith M. Wilson
Name:     Keith M. Wilson

Title:	Treasurer

XETA TECHNOLOGIES, INC.

By:	/s/ Greg D. Forrest
Name:     Greg D. Forrest

Title:	Chief Executive Officer and President

[Signature Page — Agreement and Plan of Merger]

Exhibit 1.2

CERTIFICATE OF MERGER

MERGING

HERA CORPORATION

WITH AND INTO

XETA TECHNOLOGIES, INC.

XETA Technologies, Inc., a corporation organized and existing under and by virtue of the Oklahoma General Corporation Act (the “Act”), does hereby certify:

FIRST:  That the name and state of incorporation of each of the constituent corporations are:

(a) XETA TECHNOLOGIES, INC., an Oklahoma corporation (the “Company”); and

(b) Hera Corporation, an Oklahoma corporation.

SECOND:  That an agreement and plan of merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Sections 1007 and 1081 of the Act.

THIRD:  That the name of the surviving corporation is XETA Technologies, Inc.

FOURTH:  That the restated certificate of incorporation of the Company, which shall be the surviving corporation, shall be amended and restated to read in its entirety as set forth on Exhibit A hereto, and as so amended shall be the amended and restated certificate of incorporation of the surviving corporation until thereafter amended in accordance with the Act.

FIFTH:  That the executed agreement and plan of merger is on file at the principal place of business of the surviving corporation at 1814 West Tacoma, Broken Arrow, Oklahoma 74012.

SIXTH:  That a copy of the agreement and plan of merger shall be furnished by the surviving corporation, on request and without cost, to any shareholder of either constituent corporation.

SEVENTH:  That the effective time of the merger shall be the time of filing of this Certificate.

[Remainder of page intentionally left blank]

AA-1

IN WITNESS WHEREOF, XETA Technologies, Inc. has caused this Certificate to be signed by its authorized officer as of the  day of          , 2011.

XETA TECHNOLOGIES, INC.

By:

Title:	President

ATTEST:

By:

Title:	Secretary

AA-2

Exhibit 2.24

Form of Voting Agreement

VOTING AGREEMENT

AGREEMENT (this “Agreement”), dated as of February 8, 2011 among PAETEC Holding Corp., a Delaware corporation (“Parent”), and the individual or entity listed on Schedule 1.01 hereto (“Shareholder”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, XETA Technologies, Inc., an Oklahoma corporation (“XETA”), and Hera Corporation, an Oklahoma corporation (“Sub”), are entering into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”) pursuant to which Sub will be merged with and into XETA, with XETA continuing as the surviving corporation and an indirect wholly-owned, indirect subsidiary of Parent;

WHEREAS, as of the date hereof, Shareholder is a beneficial owner of the shares of common stock, par value $0.001 per share, of XETA (XETA’s shares of common stock are hereinafter referred to as the “Shares”) or has the right to vote those Shares set forth opposite his or its name under the heading “Existing Shares” on Schedule 1.01 (all such shares, except as noted on Schedule 1.01, being referred to as Shareholder’s “Existing Shares”); and

WHEREAS, in order to induce Parent and Sub to enter into the Merger Agreement, Shareholder has agreed to enter into this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I.

VOTING AGREEMENT

Section 1.1  Voting Agreement.  Until the termination of this Agreement in accordance with Section 5.04:

(a) Shareholder hereby agrees that at any meeting (whether annual or special and whether or not adjourned or postponed) of XETA’s shareholders, however called, or in connection with any written consent of XETA’s shareholders, Shareholder shall vote (or cause to be voted) or deliver a consent (or cause a consent to be delivered) with respect to (x) Shareholder’s Existing Shares and (y) all Shares of which Shareholder acquires beneficial ownership during the term of this Agreement (such Shares referred to in the foregoing clauses (x) and (y) being referred to as Shareholder’s “Covered Shares”) to the fullest extent:

(i) in favor of the approval and adoption of the Merger Agreement;

(ii) without limitation of the preceding clause (i), in favor of any proposal to adjourn or postpone any meeting of the shareholders of XETA at which the matters described in the preceding clause (i) are submitted for the consideration and vote of the shareholders of XETA to a later date if there are not sufficient votes for approval of such matters on the date on which the meeting is held; and

(iii) against any (A) Acquisition Proposal, (B) reorganization, recapitalization, liquidation or winding-up of XETA or any other extraordinary transaction involving XETA or (C) corporate action requiring the approval of XETA’s shareholders, the consummation of which would frustrate the purposes, prevent, postpone or delay, or adversely affect the consummation of the transactions contemplated by the Merger Agreement.

(b) Shareholder agrees to take all steps reasonably necessary such that all of his or its Covered Shares are counted as present for purposes of any quorum requirement at any duly called meeting of the shareholders of XETA (or any adjournment or postponement thereof).

(c) Notwithstanding the foregoing, Shareholder shall remain free to vote (or execute consents or proxies with respect to) the Covered Shares with respect to any matter not covered by this Section 1.01 in any manner that Shareholder deems appropriate, provided that such vote (or execution of consents or proxies with respect thereto) would not reasonably be expected to frustrate the purposes, prevent, postpone or delay, or adversely affect the consummation of the transactions contemplated by the Merger Agreement.

For purposes of this Agreement, “beneficial ownership” of any security by any Person means “beneficial ownership” of such security as determined pursuant to Rule 13d-3 under the 1934 Act, including all securities as to which such Person has the right to acquire, without regard to the 60-day period set forth in such rule. The terms “beneficially owned” and “beneficial owner” shall have correlative meanings.

Section 1.2  Revocation of Proxies.  Shareholder hereby revokes (or causes to be revoked) any and all previous voting proxies granted with respect to the voting of any of his or its Covered Shares.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder represents and warrants to Parent that:

Section 2.1  Organization.  Shareholder, if it is a corporation, partnership, limited liability company, trust or other entity, is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization.

Section 2.2  Authorization.  If Shareholder is not an individual, the execution, delivery and performance by Shareholder of this Agreement and the consummation by Shareholder of the transactions contemplated hereby are within the powers of Shareholder and have been duly authorized by all necessary action. If Shareholder is an individual, he has full legal capacity, right and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes a valid and binding Agreement of Shareholder (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 2.3  Non-Contravention.  The execution, delivery and performance by Shareholder of this Agreement do not and will not (i) if Shareholder is not an individual, violate the certificate of formation, agreement of limited partnership, certificate of incorporation or similar organizational documents of Shareholder, (ii) violate any Applicable Law to which Shareholder is subject, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Shareholder is entitled under any provision of any agreement or other instrument binding on Shareholder and (iv) result in the imposition of any Lien on any Covered Shares.

Section 2.4  Ownership of Shares.  As of the date hereof, Shareholder is the beneficial owner of or has the unilateral right to vote Shareholder’s Existing Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of any such Existing Shares) other than those created by this Agreement and except as set forth on Schedule 1.01. None of Shareholder’s Existing Shares is, and at no time during the term of this Agreement will Shareholder’s Existing Shares and the Shares that Shareholder acquires beneficial ownership of during the term of this Agreement be, subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares, other than this Agreement. Shareholder has, and at all times during the term of this Agreement will have, with respect to Shareholder’s Covered Shares the sole power, directly or indirectly, to vote such Covered Shares and agree to all matters set forth in this Agreement.

Section 2.5  Total Shares.  As of the date hereof, except as set forth on Schedule 1.01, Shareholder’s Covered Shares constitute all of the Shares beneficially owned by Shareholder or with respect to which the Shareholder has the right to vote.

Section 2.6  Finder’s Fees.  No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or XETA in respect of this Agreement based upon any arrangement or agreement made by or, to the knowledge of Shareholder, on behalf of Shareholder.

Section 2.7  Opportunity to Review; Reliance.  Shareholder has had the opportunity to review this Agreement and the Merger Agreement with counsel of his or its own choosing. Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement. Shareholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Shareholder:

Section 3.1  Corporation Authorization.  The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Parent.

ARTICLE IV.

COVENANTS OF SHAREHOLDER

Shareholder hereby covenants and agrees that:

Section 4.1  No Proxies for or Encumbrances on Covered Shares.  Except pursuant to the terms of this Agreement or the Merger Agreement, Shareholder shall not, without the prior written consent of Parent, directly or indirectly (except, if Shareholder is an individual, as a result of the death of Shareholder), (a) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Covered Shares, (b) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Covered Shares during the term of this Agreement, or (c) attempt to execute any statutory appraisal, dissenters or other similar rights they may have. Shareholder shall not seek or solicit any such sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding. Notwithstanding the foregoing, the preceding sentence shall not prohibit a transfer of Covered Shares by a Shareholder: (A) if Shareholder is an individual, to any member of Shareholder’s immediate family, or to a trust or foundation established for the benefit of Shareholder and/or for the benefit of one or more members of Shareholder’s immediate family or established for charitable purposes, or upon the death of Shareholder, or (B) if Shareholder is a partnership, limited liability company or trust, to one or more partners or members of Shareholder or to an affiliated corporation under common control with Shareholder or to any trustee or beneficiary of the trust, provided that any Transfer permitted pursuant to (A) or (B) above shall be permitted only if, as a precondition to such transfer, the transferee of such Covered Shares agrees in writing with Parent and Sub to be bound by the terms and conditions of this Agreement.

Section 4.2  Other Offers.  Shareholder shall not knowingly (i) take any action to solicit or initiate any Acquisition Proposal or (ii) engage in negotiations with, or disclose any nonpublic information relating to XETA or any of its Subsidiaries or afford access to the properties, books or records of XETA or any of its Subsidiaries to, any Person that Shareholder knows is considering making, or has made, an Acquisition Proposal or has agreed to endorse an Acquisition Proposal.

ARTICLE V.

MISCELLANEOUS

Section 5.1  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent:

PAETEC Holding Corp.
600 Willowbrook Office Park
Fairport, New York 14450
Attention: General Counsel
Telephone: (585) (585) 340-2500
Fax: (585) 340-2563

with a copy, which shall not constitute notice, to:

Harter Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, New York 14604
Attention: Thomas R. Anderson, Esq
Telephone: (585) 232-6500
Telecopy: (585) 232-2152

if to a Shareholder, to Shareholder with a copy to its counsel at their respective addresses, facsimile numbers set forth on the applicable signature page hereof, or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 5.2  Other Definitional and Interpretative Provisions.

(a) Notwithstanding anything to the contrary in this Agreement, the obligations, representations, warranties and covenants of any party hereto are several (with respect to itself) and not joint and several, and in no event shall any party hereto have any liability for the obligations, representations, warranties or covenants of any other party hereto. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in this Agreement but not otherwise defined herein shall have the meaning assigned to such term in the Merger Agreement. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(b) In this Agreement, the Shareholder of any Covered Shares held in trust shall be deemed to be the relevant trust and/or the trustees thereof acting in their capacities as such trustees, in each case as the context may require to be most protective of Parent, including for purposes of such trustees’ representations and warranties as to the proper organization of the trust, their power and authority as trustees and the non-contravention of the trust’s governing instruments.

Section 5.3  Further Assurances.  Shareholder, to the extent reasonably requested by Parent, will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to actions, all actions necessary to comply with its obligations under this Agreement.

Section 5.4  Amendments; Termination.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate and be of no further force or effect whatsoever as of the earliest of (a) the Effective Time or (b) the termination of the Merger Agreement in accordance with its terms.

Section 5.5  Documentation and Information.  Shareholder (a) consents to and authorizes the publication and disclosure by Parent of Shareholder’s identity and holding of Covered Shares, the nature of Shareholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent reasonably determines is required to be disclosed by Applicable Law in any press release, any Current Report on Form 8-K, any statement on Schedule 13D, the Proxy Statement, any other disclosure document in connection with the Merger Agreement and any filings with or notices to Governmental Authorities in connection with the Merger Agreement and (b) agrees promptly to give to Parent any information it may reasonably request for the preparation of any such documents. Parent (i) consents to and authorizes the publication and disclosure by Shareholder of Parent’s identity, the nature of Parent’s and Shareholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Shareholder reasonably determines is required to be disclosed by Applicable Law in any statement on Schedule 13D or 13G (or amendments thereto) and any other filings with or notices to Governmental Authorities and (ii) agrees promptly to give to Shareholder any information it may reasonably request for the preparation of any such documents. Each party hereto agrees to promptly notify the other parties of any required corrections with respect to any information supplied by such party specifically for use in any such document, if and to the extent that any such information shall have become false or misleading in any material respect.

Section 5.6  Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Notwithstanding the foregoing, a party that is successful in any action brought against the other for any breach of this Agreement shall, in addition to any other damages awarded to it in such action, will also receive all reasonable expenses incurred by that party in connection with such action, including without limitation, reasonable attorneys’ fees.

Section 5.7  Shareholder Capacity.  No person executing this Agreement who is or becomes during the term hereof a director or officer of XETA makes any agreement or understanding herein in his or her capacity as a director or officer. Shareholder signs solely in its capacity as the beneficial owner of or person with the right to vote Covered Shares and nothing in this Agreement shall limit or affect any actions required to be taken by such individual solely in his or her capacity as an officer or director of XETA to fulfill such person’s fiduciary obligations under Applicable Law based on the advice of legal counsel, including any vote that such individual may make as a director of XETA with respect to any matter presented to the XETA Board of Directors. Parent agrees that no such action taken in such individual’s capacity as an officer of XETA or as a member of the XETA Board of Directors; provided, however, that no such actions will be deemed to waive or supersede any obligations of Shareholder under this Agreement in his or its capacity as a shareholder of XETA. This Section 5.07 shall survive any termination of this Agreement.

Section 5.8  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. Notwithstanding the foregoing, Parent may assign this Agreement to any Person to whom it assigns the Merger Agreement, but no such assignment shall relieve Parent of any of its obligations hereunder.

Section 5.9  Governing Law; Jurisdiction and Venue.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without giving effect to any choice or conflict of law provisions or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware; provided however that provisions that are required pursuant to the internal laws of the State of Oklahoma to be governed by the laws of the State of Oklahoma shall be governed by the applicable laws of the State of Oklahoma. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in Delaware or if such court declines to accept jurisdiction, the state courts located in Delaware, and each of Shareholder and Parent hereby irrevocably and unconditionally (i) consents to submit to the jurisdiction of such courts for any litigation arising out of or relating to this Agreement and the Transactions (and agrees not to commence any litigation relating thereto except in such court), (ii) waives any objection to the laying of venue of any such litigation in such courts and (iii) agrees not to plead or claim that such litigation brought therein has been brought in any inconvenient forum. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 5.09 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 5.01 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method

Section 5.10  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.11  Severability.  If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5.12  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

Section 5.13  No Ownership Interest.  All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Shareholder, and Parent shall have no authority to exercise any power or authority to direct Shareholder in the voting of any of the Covered Shares, except as otherwise specifically provided herein, or in the performance of Shareholder’s duties or responsibilities as a shareholder of XETA.

Section 5.14  Survival of Representations and Warranties.  The representations, warranties, covenants and agreements contained herein shall not survive the termination of this Agreement.

Section 5.15  Capitalized Terms.  Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PAETEC Holding Corp.

By:
Name:     Keith M. Wilson

Title:	Executive Vice President and Chief
Financial Officer

[Name of Shareholder]

Address for notices:

[Signature Page — Voting Agreement]

Schedule 1.01 to Voting Agreement

Name	Shares

Exhibit 8.2

Persons Deemed to Have Knowledge

Parent and Sub

•	Arunas A. Chesonis, Chairman, President and Chief Executive Officer

•	Keith M. Wilson, Executive Vice President and Chief Financial Officer

XETA

•	Greg Forrest, Chief Executive Officer and President

•	Robert Wagner, Chief Financial Officer

•	Paul Comeau, Chief Operating Officer

•	Donald E. Reigel, Chief Sales Officer

•	Mike Carney, Director of Corporate Strategy and Development

•	Cindy Earnest, Director of Human Resources

AC-1

Annex B

FAIRNESS OPINION FROM STIFEL, NICOLAUS & COMPANY, INCORPORATED

February 8, 2011

Board of Directors
XETA Technologies, Inc.
1814 W. Tacoma Street
Broken Arrow, OK 74012

Gentlemen:

We understand that XETA Technologies, Inc., an Oklahoma corporation (“Seller”), PAETEC Holding Corp, a Delaware corporation (“Buyer”), and Hera Corporation, an Oklahoma corporation and an indirect wholly-owned subsidiary of Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, dated February 8, 2011 (the “Merger Agreement”), pursuant to which Acquisition Sub will be merged with and into Seller, with Seller as the surviving entity (the “Merger”). Pursuant to the Merger, as more fully described in the Merger Agreement and as further described to us by management of Seller, we understand that each outstanding share of the common stock, $0.001 par value per share (“Seller Common Stock”), of Seller will be converted into the right to receive $5.50 in cash (the “Consideration”). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

You have asked for our opinion as investment bankers as to whether the Consideration to be received by the holders of Seller Common Stock pursuant to the Merger is fair to such holders, from a financial point of view, as of the date hereof.

In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Seller, including the consolidated financial statements for recent years and interim periods to October 31, 2010 and certain other relevant financial and operating data relating to Seller made available to us from published sources and from the internal records of Seller; (ii) reviewed the financial terms and conditions of the Merger Agreement as set forth in the draft thereof, dated as of February 8, 2011, furnished to us; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Seller Common Stock; (iv) compared Seller from a financial point of view with certain other companies broadly in the advanced communications industry and in particular the VAR and Technology Distribution industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies broadly in the advanced communications industry and in particular the VAR and Technology Distribution industry which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of Seller certain information of a business and financial nature regarding Seller, furnished to us by them with your consent, including financial forecasts and related assumptions of Seller that you have directed us to utilize for purposes of our analysis; (vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Seller’s counsel; and (viii) performed such other analyses and examinations as we have deemed appropriate.

In connection with our review, we have not assumed any obligation to independently verify, and have not independently verified, the foregoing information and have relied on it being accurate and complete in all material respects. With respect to the financial forecasts for Seller provided to us by its management, upon

Seller’s advice and with your consent, we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Seller’s management at the time of preparation as to the future financial performance of Seller and that such forecasts provide a reasonable basis upon which we can form our opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic, market and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. We have further relied upon the assurances by Seller that it is unaware of any facts that would make any information provided by or on behalf of it incomplete or misleading. We have also assumed that there have been no material changes in Seller’s financial condition, results of operations, business or prospects since the date of the financial statements contained in Seller’s Annual Report on Form 10-K for the period ended October 31, 2010. We have relied on, without assuming any obligation to independently verify, the accuracy and completeness of all advice of counsel and independent accountants to Seller as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Seller the Merger and the Merger Agreement, including, without limitation, the legal status and financial reporting of litigation involving Seller. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended and all other applicable federal and state statutes, rules and regulations, and that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to our analysis. In addition, we have not assumed responsibility for making, and have not made, an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (including any contingent, derivative or other off-balance-sheet assets or liabilities) of Seller, nor have we been furnished with any such evaluations or appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the draft Merger Agreement referred to above, without any waiver, modification or amendment of any terms or conditions thereof, the effect of which would be in any way meaningful in our analysis.

We have acted as financial advisor to Seller in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger, and Seller has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. In the ordinary course of our business, we may actively trade the equity, debt or other securities of Seller and Buyer for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We may provide investment banking services to Buyer and its affiliates in the future for which we would expect to receive compensation.

Based upon the foregoing and in reliance thereon, it is our opinion, as investment bankers, that the Consideration to be received by the holders of Seller Common Stock pursuant to the Merger is fair to such holders, from a financial point of view, as of the date hereof.

This opinion has been approved by the fairness committee of Stifel, Nicolaus & Company, Incorporated. It is directed to, and for the benefit of, the Board of Directors of Seller (in their capacities as such) in its consideration of the Merger and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger or any other matter, or whether such shareholder should enter into any voting, support or shareholders’ agreement in connection with the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder. Further, this opinion addresses only the fairness from a financial point of view, as of the date hereof, to the holders of Seller Common Stock of the Consideration to be paid by Buyer, and does not address the relative merits of the Merger and any alternatives to the Merger, Seller’s or Seller’s Board of Directors’ underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. Moreover, it does not address the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Seller, or class of such persons, in connection with the Merger, whether relative to the Consideration or otherwise. We are not expressing any opinion as to the impact of the Merger on the solvency or ability of Seller or Buyer or the ability of Seller or Buyer to pay their respective obligations when they come due. This opinion may not be used or referred to, in whole or in part, by Seller, or quoted or disclosed to, in whole or in part, any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement filed with the Securities and Exchange Commission in connection with the Merger, provided that this opinion is reproduced in full and any description or reference to us or our opinion or any summary of our opinion or presentation is in form and substance reasonably acceptable to us and our legal counsel. In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

Very truly yours,

/s/ Stifel, Nicolaus & Company, Incorporated
Stifel, Nicolaus & Company, Incorporated

Annex C

OKLAHOMA APPRAISAL RIGHTS STATUTE

Oklahoma General Corporation Act §18-1091. Appraisal rights.

A. Any shareholder of a corporation of this state who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection D of this section with respect to the shares, who continuously holds the shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection D of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to the provisions of Section 1073 of this title shall be entitled to an appraisal by the district court of the fair value of the shares of stock under the circumstances described in subsections B and C of this section. As used in this section, the word “shareholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and “depository receipt” means an instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository. The provisions of this subsection shall be effective only with respect to mergers or consolidations consummated pursuant to an agreement of merger or consolidation entered into after November 1, 1988.

B. 1. Except as otherwise provided for in this subsection, appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation, or of the acquired corporation in a share acquisition, to be effected pursuant to the provisions of Section 1081, other than a merger effected pursuant to subsection G of Section 1081, and Section 1082, 1086, 1087, 1090.1 or 1090.2 of this title.

2. a. No appraisal rights under this section shall be available for the shares of any class or series of stock which stock, or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement of merger or consolidation, were either:

(1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

(2) held of record by more than two thousand holders.

No appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided in subsection G of Section 1081 of this title.

b. In addition, no appraisal rights shall be available for any shares of stock, or depository receipts in respect thereof, of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided for in subsection F of Section 1081 of this title.

3. Notwithstanding the provisions of paragraph 2 of this subsection, appraisal rights provided for in this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to the provisions of Section 1081, 1082, 1086, 1087, 1090.1 or 1090.2 of this title to accept for the stock anything except:

a. shares of stock of the corporation surviving or resulting from the merger or consolidation or depository receipts thereof, or

b. shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than two thousand holders, or

c. cash in lieu of fractional shares or fractional depository receipts described in subparagraphs a and b of this paragraph, or

d. any combination of the shares of stock, depository receipts, and cash in lieu of the fractional shares or depository receipts described in subparagraphs a, b, and c of this paragraph.

4. In the event all of the stock of a subsidiary Oklahoma corporation party to a merger effected pursuant to the provisions of Section 1083 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Oklahoma corporation.

C. Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections D and E of this section, shall apply as nearly as is practicable.

D. Appraisal rights shall be perfected as follows:

1. If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of shareholders, the corporation, not less than twenty (20) days prior to the meeting, shall notify each of its shareholders entitled to appraisal rights that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in the notice a copy of this section. Each shareholder electing to demand the appraisal of the shares of the shareholder shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of the shares of the shareholder. The demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of the shares of the shareholder. A proxy or vote against the merger or consolidation shall not constitute such a demand. A shareholder electing to take such action must do so by a separate written demand as herein provided. Within ten (10) days after the effective date of the merger or consolidation, the surviving or resulting corporation shall notify each shareholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation as of the date that the merger or consolidation has become effective; or

2. If the merger or consolidation is approved pursuant to the provisions of Section 1073 or 1083 of this title, either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within ten (10) days thereafter shall notify each of the holders of any class or series of stock of the constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of the constituent corporation, and shall include in the notice a copy of this section. The notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify the shareholders of the effective date of the merger or consolidation. Any shareholder entitled to appraisal rights may, within twenty (20) days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of the holder’s shares. The demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends to demand the appraisal of the holder’s shares. If the notice does not notify shareholders of the effective date of the merger or consolidation either:

a. each constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of the constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation, or

b. the surviving or resulting corporation shall send a second notice to all holders on or within ten (10) days after the effective date of the merger or consolidation; provided, however, that if the second notice is sent more than twenty (20) days following the mailing of the first notice, the second notice need only be sent to each shareholder who is entitled to appraisal rights and who has demanded appraisal of the holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the shareholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than ten (10) days prior to the date the notice is given; provided, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be the effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

E. Within one hundred twenty (120) days after the effective date of the merger or consolidation, the surviving or resulting corporation or any shareholder who has complied with the provisions of subsections A and D of this section and who is otherwise entitled to appraisal rights, may file a petition in district court demanding a determination of the value of the stock of all such shareholders; provided, however, at any time within sixty (60) days after the effective date of the merger or consolidation, any shareholder shall have the right to withdraw the demand of the shareholder for appraisal and to accept the terms offered upon the merger or consolidation. Within one hundred twenty (120) days after the effective date of the merger or consolidation, any shareholder who has complied with the requirements of subsections A and D of this section, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of the shares. The written statement shall be mailed to the shareholder within ten (10) days after the shareholder’s written request for a statement is received by the surviving or resulting corporation or within ten (10) days after expiration of the period for delivery of demands for appraisal pursuant to the provisions of subsection D of this section, whichever is later.

F. Upon the filing of any such petition by a shareholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which, within twenty (20) days after service, shall file, in the office of the court clerk of the district court in which the petition was filed, a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements regarding the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such duly verified list. The court clerk, if so ordered by the court, shall give notice of the time and place fixed for the hearing on the petition by registered or certified mail to the surviving or resulting corporation and to the shareholders shown on the list at the addresses therein stated. Notice shall also be given by one or more publications at least one (1) week before the day of the hearing, in a newspaper of general circulation published in the City of Oklahoma City, Oklahoma, or other publication as the court deems advisable. The forms of the notices by mail and by publication shall be approved by the court, and the costs thereof shall be borne by the surviving or resulting corporation.

G. At the hearing on the petition, the court shall determine the shareholders who have complied with the provisions of this section and who have become entitled to appraisal rights. The court may require the shareholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates of stock to the court clerk for notation thereon of the pendency of the appraisal proceedings; and if any shareholder fails to comply with this direction, the court may dismiss the proceedings as to that shareholder.

H. After determining the shareholders entitled to an appraisal, the court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining the fair value, the court shall take into account all relevant factors. In determining the fair rate of interest, the court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any shareholder entitled to participate in the appraisal proceeding, the court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the shareholder entitled to an appraisal. Any shareholder whose name appears on the list filed by the surviving or resulting corporation pursuant to the provisions of subsection F of this section and who has submitted the certificates of stock of the shareholder to the court clerk, if required, may participate fully in all proceedings until it is finally determined that the shareholder is not entitled to appraisal rights pursuant to the provisions of this section.

I. The court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the shareholders entitled thereto. Interest may be simple or compound, as the court may direct. Payment shall be made to each shareholder, in the case of holders of uncertificated stock immediately, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing the stock. The court’s decree may be enforced as other decrees in the district court may be enforced, whether the surviving or resulting corporation be a corporation of this state or of any other state.

J. The costs of the proceeding may be determined by the court and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a shareholder, the court may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

K. From and after the effective date of the merger or consolidation, no shareholder who has demanded appraisal rights as provided for in subsection D of this section shall be entitled to vote the stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions payable to shareholders of record at a date which is prior to the effective date of the merger or consolidation; provided, however, that if no petition for an appraisal shall be filed within the time provided for in subsection E of this section, or if the shareholder shall deliver to the surviving or resulting corporation a written withdrawal of the shareholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within sixty (60) days after the effective date of the merger or consolidation as provided for in subsection E of this section or thereafter with the written approval of the corporation, then the right of the shareholder to an appraisal shall cease; provided further, no appraisal proceeding in the district court shall be dismissed as to any shareholder without the approval of the court, and approval may be conditioned upon terms as the court deems just.

L. The shares of the surviving or resulting corporation into which the shares of any objecting shareholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

XETA TECHNOLOGIES, INC. c/o COMPUTERSHARE, INC. ATTN: Dennis Sneyers 2 N. LaSalle Street Chicago, IL 60602

VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you
vote FOR proposals 1 and 2.		For	Against	Abstain

1.
To approve and adopt the Agreement and Plan of Merger, dated as of February 8, 2011, as it may be amended from time to time, by and among Xeta Technologies, Inc., PAETEC Holding Corp. and Hera Corporation.
		☐	☐	☐

2.	To approve an adjournment or postponement of the special meeting, if necessary or appropriate to solicit additional proxies for the adoption of the merger agreement.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting and at any adjournment or postponement of the special meeting. The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted “FOR” Proposals 1 and 2.

For address change/comments, mark here. (see reverse for instructions)	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES CUSIP # SEQUENCE

Signature (PLEASE SIGN WITHIN BOX)	Date	JOB #	Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT!
If you do not vote by internet or phone, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.

NOTE: Participants in the XETA Technologies Stock Fund under the XETA Technologies, Inc. 401(k) plan must vote their interest in the Fund by mail only. In order to vote your interest in the Fund, please follow the voting instructions you receive directly from Bank of Oklahoma, the 401(k) plan trustee.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com.

XETA TECHNOLOGIES, INC.
Special Meeting of Shareholders
May 26, 2011  10:00 AM
This proxy is solicited by the Board of Directors
The shareholder(s) hereby appoint(s) Ronald L. Siegenthaler and Robert B. Wagner, or either of them, as proxies, each with the power to appoint his substitute, to represent the shareholder(s) and to vote as specified on the reverse side all shares of common stock of XETA Technologies, Inc. held of record by the shareholder(s) as of April 5, 2011 at the special meeting of shareholders of XETA Technologies, Inc. to be held on May 26, 2011 at 10:00 am, Central time, at the offices of XETA Technologies, Inc. and at any postponement or adjustment thereof, upon the matters listed on the reverse side all as more fully described in the proxy statement for the special meeting (receipt of which the shareholder(s) hereby acknowledge(s)), and in the discretion of the proxies, on any other matters as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “FOR” Proposals 1 and 2. Any and all proxies heretofore given are revoked.
Participants in the XETA Technologies Stock Fund under the XETA Technologies, Inc. 401(k) plan may submit voting instructions to the plan trustee by mail only. Voting instructions from plan participants must be received no later than 5:00 p.m., Central time on May 25, 2011. If a participant’s voting instructions are not received by 5:00 p.m., Central time on May 25, 2011 or if such participant signs and returns his or her proxy card without instructions marked in the boxes, the plan trustee will vote the participant’s interest in the shares of common stock in the same proportion as other shares of XETA common stock held in the XETA Technologies Stock Fund under the XETA Technologies, Inc. 401(k) plan for which the plan trustee received timely instructions.
Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side